     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2001


                                                      REGISTRATION NO. 333-53112

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CAP ROCK ENERGY CORPORATION
             (Exact name of Registrant as Specified in its Charter)

           TEXAS                          4911                    75-2794300
(State or other jurisdiction  (Primary Standard Industrial      (IRS Employer
     of incorporation)        Classification Code Number)   Identification Number)

                           --------------------------

                        500 WEST WALL STREET, SUITE 400
                              MIDLAND, TEXAS 79701
                                 (915) 683-5422
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           DAVID W. PRUITT, PRESIDENT
                        500 WEST WALL STREET, SUITE 400
                              MIDLAND, TEXAS 79701
                                 (915) 683-5422
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    Copy to:
                        RONALD W. LYON, GENERAL COUNSEL
                              115 S. Travis Street
                              Sherman, Texas 75090
                                 (903) 813-0377
                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]




                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                  SUBJECT TO COMPLETION, DATED MARCH 20, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                             UP TO 4,725,000 SHARES
                          CAP ROCK ENERGY CORPORATION
                                  COMMON STOCK
                               ------------------

This prospectus relates to:

       - a distribution of up to 1,575,000 shares of common stock of Cap Rock Energy Corporation to Eligible Interest Owners pursuant to the Conversion Plan;


       - a rescission offer by the Cooperative to Eligible Interest Owners who, through their previous action or inaction, elected to receive 1,575,000 shares of our common stock pursuant to the Conversion Plan; and


       - an offering of 3,150,000 additional shares of our common stock to current and former members of the Cooperative at an offering price of $10.00 per share.


The rescission offer applies only to the 1,575,000 shares of our common stock to be distributed to Eligible Interest Owners pursuant to the Conversion Plan. The rescission offer will expire 60 days from the date of this prospectus.



The offering of the 3,150,000 additional shares of our common stock will be made by the Company without the assistance of any underwriter, placement agent or other securities professional. The offering will expire 60 days from the date of this prospectus. No minimum purchase is required and all funds raised will be placed in an escrow account with Western National Bank in Midland, Texas. Within 45 days following the expiration of the offering, the shares purchased pursuant to the offering will be distributed to the purchasers and the funds held in escrow will be delivered to the Company.



In this prospectus, we refer to Cap Rock Energy Corporation as the Company, and we refer to Cap Rock Electric Cooperative, Inc. as the Cooperative. Our reference to the Conversion Plan means the plan to convert the Cooperative from a member owned electric cooperative to a shareholder owned business corporation as approved by the members of the Cooperative on October 20, 1998 and the members of McCulloch Electric Cooperative, Inc. on August 21, 1999. Our reference to Eligible Interest Owners means the current members of the Cooperative and the former members of the Cooperative who have equity accounts on the books of the Cooperative, but excludes the current members and former members who have elected (or who elect by accepting our rescission offer) to receive payment for their interests in the Cooperative in the form of reductions on their electric bills or in the form of cash under a dutch auction process conducted by the Cooperative.


Prior to implementation of the Conversion Plan and the offering of shares of our common stock pursuant to this prospectus, there has been no public market for our common stock. Application has been made for the quotation of our common stock on the Nasdaq National Market under the symbol "CREC."
                            ------------------------


                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Initial public offering price...............................   $10.00     $31,500,000
Proceeds, before expenses, to the Company...................   $10.00     $31,500,000



SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE MAKING A DECISION ON THE RESCISSION OFFER OR BUYING SHARES OF OUR COMMON STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS         , 2001.

                               TABLE OF CONTENTS



             PROSPECTUS                  PAGE
             ----------                --------
Summary..............................

Risk Factors.........................

Business.............................

Conversion Plan......................

Comparison of Rights.................

Federal Income Tax Consequences......

Accounting Treatment.................

Rescission Offer.....................

Capitalization.......................

Dilution.............................

Use of Proceeds......................

Selected Consolidated Financial
  Data...............................

Management's Discussion and
  Analysis...........................




Market and Dividend Information......
             PROSPECTUS                  PAGE
             ----------                --------

Management...........................

Certain Transactions.................

Ownership of Common Stock............

Description of Capital Stock.........

Common Stock Eligible For Future
  Sale...............................

Determination of Offering Price......

Distribution Plan....................

Legal Matters........................

Experts..............................

Where You Can Find More Information..

Financial Statements.................

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PLACES IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND NOTES THERETO.


WHO WE ARE                          We are the shareholder owned business corporation formed by the Cooperative under the Conversion Plan to acquire all of the assets and liabilities of the Cooperative. Simultaneous with the distribution of up to 1,575,000 shares of our
                                    common stock to Eligible Interest Owners under the
                                    Conversion Plan, the Cooperative will be liquidated and we will be the surviving entity. As the successor to the
                                    Cooperative, we will be an electric distribution utility
                                    operating initially in 31 counties in Texas. See "Conversion
                                    Plan" and "Business."

WE ARE PLANNING TO ACQUIRE OTHER    Our strategic objective is to become a national electric
ELECTRIC DISTRIBUTION COMPANIES     distribution company with community-focused local operating divisions. Our strategy for achieving this objective is to expand our customer base by acquiring small to medium sized electric distribution businesses in areas that have the
                                    potential for growth. We are in the process of acquiring
                                    Lamar County Electric Cooperative Association, although
                                    completion of this acquisition has been delayed as a result of litigation with Lamar's current power provider. In the
                                    interim, we are providing management services to Lamar under a contractual arrangement. See "Business--Our Electric
                                    Utility Business."

WE PARTICIPATE IN BUSINESSES OTHER  In the past we have invested in various non-regulated
THAN ELECTRIC UTILITIES             businesses. These include the oil and gas business, the real estate business and the petroleum distribution business. We are also pursuing potential investment opportunities in the telecommunications business. Our investment in these
                                    businesses is insignificant as compared to our electric
                                    distribution business. See "Business--Our Non-Electric
                                    Utility Businesses."

OUR REASONS FOR THE CONVERSION      We believe that becoming a shareholder owned business
                                    corporation will permit us to grow and diversify, improve
                                    our ability to raise capital in the future, enable us to use stock for acquisitions if and when the opportunities arise and permit the former members of the Cooperative who will be our shareholders to realize the value of their interests in the Company. Our industry is changing rapidly and we believe that we must convert from a member owned cooperative
                                    association to a shareholder owned business corporation to be able to compete effectively and efficiently. See
                                    "Conversion Plan--Reasons for the Conversion."

WHAT ELIGIBLE INTEREST OWNERS WILL  Each Eligible Interest Owner who is a current member of the
RECEIVE UNDER THE CONVERSION PLAN   Cooperative will receive 10 shares of our common stock in
                                    relation to its membership interest in the Cooperative and each Eligible Interest Owner who is a current or former
                                    member with an equity account on the books of the
                                    Cooperative will receive one share of our common stock for each $10.00 in its equity account. See "Conversion Plan--
                                    Consideration Under the Conversion Plan."

THE COOPERATIVE'S RESCISSION OFFER  The Cooperative is making a rescission offer to Eligible
                                    Interest Owners who, through previous action or inaction,
                                    elected to receive shares of our common stock pursuant to
                                    the Conversion Plan. The rescission offer is an opportunity for you to rescind that election and to receive instead
                                    either electric credits or a discounted lump sum cash
                                    payment through a dutch auction process. See "Rescission
                                    Offer."

OUR COMMITMENT TO PURCHASE OUR      As part of the Conversion Plan, we have committed to
STOCK                               purchase the shares of stock that are distributed to
                                    Eligible Interest Owners and held by those persons until the first anniversary of the distribution of those shares. We
                                    will purchase all of the eligible shares that are offered to us during the period commencing on the first anniversary of the distribution of the shares and ending 60 days thereafter at $10 per share. If we are unable to pay cash for all of
                                    the shares offered to us during this period, we will pay out such cash as we are able on a pro rata basis and issue our non-interest bearing promissory notes for the remainder. See
                                    "Conversion Plan--Our Purchase Commitment."

SIGNIFICANT RISK FACTORS            -  Our equity could be completely eliminated if a
                                    significant number of Eligible Interest Owners accept the
                                       Cooperative's rescission offer.

                                    -  We have suffered significant losses in four of the past five years and we may suffer losses in the future.

                                    -  The market price of our common stock may decline as a
                                    result of our lack of profitability.

                                    -  We have substantial debt with restrictive covenants that may delay us from satisfying our obligations under the
                                       rescission and stock purchase offers discussed herein.

                                    -  There is no current public market for our common stock
                                    and an active and orderly trading market may not develop.

                                    -  Our revenues and profitability are largely dependent on the highly volatile price of oil and natural gas in West
                                       Texas.
                                       See "Risk Factors."

DISSENTERS' RIGHTS                  Neither current nor former members of the Cooperative are
                                    entitled to dissenters' rights with respect to the
                                    implementation of the Conversion Plan. See "Conversion
                                    Plan--Dissenters' Rights."

INTERESTS OF CERTAIN PERSONS UNDER  Except for the common stock allocated to members of the
THE CONVERSION PLAN                 board of directors and officers of the Cooperative in their capacity as Eligible Interest Holders, neither the members of the board nor officers of the Cooperative will receive
                                    compensation or other benefits in the connection with
                                    implementation of the Conversion Plan. See "Conversion
                                    Plan--Reasons for the Conversion."

ACCOUNTING TREATMENT OF THE         The conversion will be accounted for as a capital
CONVERSION                          restructuring. The value of the Cooperative's assets and
                                    liabilities will be unchanged and no gain or loss will be
                                    recorded as a result of the conversion from a member owned cooperative association to a shareholder owned business
                                    corporation.

TAX TREATMENT OF THE CONVERSION     The Conversion Plan and the rescission offer will be treated
PLAN AND THE RESCISSION OFFER       as a reorganization for federal income tax purposes. The
                                    Conversion Plan and the rescission offer will result in no taxable gain or loss for the Cooperative and its tax basis in assets will remain unchanged. As discussed in "Federal
                                    Income Tax Consequences", members of the Cooperative may
                                    have federal income tax consequences as a result of the
                                    Conversion Plan and the rescission offer. Members should
                                    consult their professional tax advisor with respect to their tax basis in their equity accounts.

SHARES BEING OFFERED FOR SALE       In addition to the shares of our common stock being
                                    distributed in connection with the Conversion Plan, we are offering to sell 3,150,000 shares of our common stock at
                                    $10.00 per share to current and former members of the
                                    Cooperative. We are offering these shares ourselves without the assistance of any underwriter, placement agent or other securities professional. See "Distribution Plan." The net
                                    proceeds from the sale of the shares of our common stock
                                    will be used for general corporate purposes, including
                                    working capital. See "Use of Proceeds."

HOW TO REACH US                     Our principal offices are located at 500 West Wall Street,
                                    Suite 400, Midland, Texas 79701, and our telephone number is
                                    915-683-5422.

                                  RISK FACTORS



    YOU SHOULD READ THIS PROSPECTUS CAREFULLY. OWNERSHIP OF SHARES OF OUR COMMON STOCK INVOLVES CERTAIN RISKS. THE FOLLOWING FACTORS SHOULD BE CONSIDERED BEFORE MAKING YOUR DECISION WHETHER TO ACCEPT OUR RESCISSION OFFER OR TO PURCHASE SHARES OF OUR COMMON STOCK IN THE OFFERING. THE FOLLOWING FACTORS COULD AFFECT OUR OPERATIONS, THE FUTURE MARKET PRICE OF OUR COMMON STOCK AND YOUR ABILITY TO RECOVERY YOUR INVESTMENT.



OUR EQUITY MAY BE REDUCED TO ZERO OR BELOW AND THIS COULD LIMIT OUR ABILITY TO
  SECURE FINANCING AND ENGAGE IN CORPORATE TRANSACTIONS.



    The Board of Directors of the Cooperative unanimously approved full implementation of the Conversion Plan knowing that it could result in a significant reduction in or even possibly complete elimination of our equity. As a result of reductions in electric bills and payments already made through the conversion dutch auction process in an aggregate amount of $9,743,000, our equity has been significantly reduced. See "Conversion Plan--Conversion Payments Already Made." If a significant number of Eligible Interest Owners elect to accept the Cooperative's rescission offer, our equity could be reduced to zero or below. The effect of such an additional reduction could be, among other things, to:



    - restrict our ability to secure financing for our operations and projects; and



    - restrict our ability to make distributions, pay dividends and engage in other corporate transactions.



THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE AS A RESULT OF OUR LACK OF
  PROFITABILITY.



    We have suffered operating losses in each of the past five years. These losses have resulted primarily from:



    - Increased interest expense resulting from increased borrowings and higher interest rates;



    - Decreased revenues caused by depressed oil and gas prices in 1998 and 1999; and



    - Losses incurred with respect to our investments in the oil and gas exploration and production business (see "Business--Our Non-Electric Utility Businesses").



    We do not expect to be profitable for at least several years because of our debt service requirements and because of tighter profit margins expected as a result of electric deregulation. Such lack of profitability could have a negative impact on the market price of the shares of our common stock.



ELIGIBLE INTEREST OWNERS MAY BE DELAYED IN RECEIVING $10.00 PER SHARE IF WE ARE
  UNABLE TO FINANCE THE PURCHASE OF ALL OF THE SHARES OF OUR COMMON STOCK OFFERED TO US.



    We have committed, as part of the Conversion Plan, to purchase the shares of Eligible Interest Holders that are offered to us at $10.00 per share commencing on the first anniversary of the distribution of the shares and ending 60 days thereafter. See "Conversion Plan--Our Purchase Commitment." If a significant number of the Eligible Interest Owners offer the shares of our common stock that they received in connection with the Conversion Plan to us at that time, it could cost us $15,750,000. If the Company is unable to finance the purchase of all of the shares at $10.00 per share, Eligible Interest Owners may be delayed in receiving the full value of their investment. If we are unable to purchase all of the shares offered to us because we do not have the funds available, either out of cash flow or through outside financing, we will pay out such cash as we can on a pro rata basis and deliver our non-interest bearing promissory notes for the remainder, which promissory notes shall provide that they will be paid on a pro rate basis out of our cash flow as funds become available. There can be no assurance that we will be able to obtain the necessary financing to fund this obligation.



WE HAVE SUBSTANTIAL DEBT THAT MAY RESTRICT OUR ABILITY TO OBTAIN ADDITIONAL
  FINANCING FOR OUR NEEDS.



    We have substantial debt. At December 31, 2000, our total debt was over $193 million, our total debt to assets ratio was 89% and our debt to equity ratio was almost 32 to 1. All of our operating assets are pledged to secure our existing indebtedness. Over the past several years, substantially all of our utility plant additions have been financed with additional borrowings. On
March 7, 2001, our primary lender, National Rural Utilities Cooperative Finance Corporation, notified us that it will not provide any additional loans to us above the amounts currently committed. Furthermore, our substantial indebtedness restricts our ability to:



    - incur additional indebtedness;



    - make prepayments of indebtedness in whole or in part;



    - pay dividends;



    - make investments;



    - engage in transactions with affiliates;



    - create liens on mortgaged assets;



    - sell mortgaged assets; and



    - acquire facilities or other businesses.



NON-PAYMENT OF A LOAN MADE TO A THIRD PARTY COULD CAUSE A DEFAULT UNDER OUR LOAN
  AGREEMENTS.



    In July 2000, we executed a $15 million, three-year loan agreement with a bank for the benefit of a third party and simultaneously entered into a $15 million, three-year loan agreement with the third party secured by the third party's business assets. See "Business--Our Non-Electric Utility Businesses." Both loan agreement payments are based on a 15-year amortization. In the event the third party defaults under our loan agreement, our future financial operations may be negatively impacted, including possible defaults under our senior debt instruments. There can be no assurance that our borrower will continue to make payment to us under our loan agreement or that we will be able to refinance the balance of our bank debt at the end of three years.



FAILURE OF AN ACTIVE AND ORDERLY TRADING MARKET TO DEVELOP COULD HAVE A NEGATIVE
  IMPACT ON THE PRICE OF OUR SHARES.



    There is currently no public market for the shares of our common stock. There can be no assurance that an active or orderly trading market will develop or be sustained after implementation of the Conversion Plan. We have applied to have our common stock quoted on the Nasdaq National Market. There can be no assurance as to the price at which our shares of common stock will trade on the Nasdaq National Market, whether a trading market in our shares of common stock will develop or how active that market might become.



    If an active and orderly trading market does not develop, the trading price of the shares of our common stock may fluctuate widely and the bid and ask price of those shares might vary significantly. Factors such as variations in our financial results or other developments affecting us also could cause the market price of the shares of our common stock to fluctuate significantly. Furthermore, sales of a substantial number of shares of our common stock in the public market or the perception that sales might occur could adversely affect the market price of the shares of our common stock. See "Market and Dividend Information."

IF WE ARE UNABLE TO SELL SHARES IN THE OFFERING WE MAY NOT BE ABLE TO FUND OUR
  EXISTING OBLIGATIONS.



    In addition to the shares of our common stock being distributed in connection with the Conversion Plan, we are offering shares of our common stock to the current and former members of the Cooperative. We are making this offering ourselves on a best efforts basis without the assistance of any underwriter, placement agent or other securities professional. There can be no assurance that this offering will be successful. If this offering is not successful, we may not have the cash reserves necessary to fund our existing obligations.



CONTINUED SIGNIFICANT DEPENDENCE ON CUSTOMERS IN THE OIL AND GAS INDUSTRY COULD
  HAVE A MATERIAL AND ADVERSE AFFECT ON OUR STOCK AND US.



    A significant part of our revenues have come from customers who are engaged in the oil and gas business. Over the past several years, the volatility of oil and gas prices has caused our revenues and profits to fluctuate significantly. In addition, oil and gas activity in West Texas has decreased steadily, causing a permanent reduction in overall activity in one of our largest operating areas. Continued significant dependence on our oil and gas customers could limit our revenues and affect our ability to achieve and maintain profitability. This, in turn, could have a negative impact on the market price of the shares of our common stock.



WE MAY BE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.



    The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular senior officers. Competition for such persons is intense. With the exception of our senior officers, our employees are not subject to employment contracts or non-compete arrangements. There can be no assurance as to our ability to retain or attract key personnel for our business.



THE VOTING INTEREST OF OUR SHAREHOLDERS COULD BE DILUTED BY THE ISSUANCE OF
  STOCK FOR OUR STOCK-BASED BENEFIT PLANS.



    When implemented, the Stock Incentive Plan will acquire a maximum of 500,000 shares of our common stock and the Employee Stock Purchase Plan will acquire a maximum of 150,000 shares, subject to annual increases, of our common stock, either through open market purchases or through the issuance of additional shares of our common stock. If all of the stock options and the stock awards granted under the Stock Incentive Plan and the Employee Stock Purchase Plan were funded by the issuance of additional shares of common stock, the voting interests of existing shareholders could be diluted by up to 13.8% and this could depress the market price of the shares of our common stock.



OUR ANTI-TAKEOVER PROVISIONS COULD HAVE A NEGATIVE IMPACT ON THE VALUE OF OUR
  SHARES.



    Our Articles of Incorporation provide that any shareholder, or affiliate of a shareholder, as defined, holding in excess of 5% of our outstanding common stock will have the shareholder's voting rights for the shares in excess of 5% reduced to 1/100 per share. The effect of this provision could be to discourage third parties from trying to acquire us and potentially depress the price of our common stock. See "Description of Capital Stock--Common Stock."



STRONG COMPETITION IN THE ELECTRIC DISTRIBUTION BUSINESS COULD HAVE A NEGATIVE
  IMPACT ON US AND THE PRICE OF OUR SHARES.



    Irrespective of whether we operate as a cooperative or a business corporation, we will face strong competition in providing electric distribution services. This strong competition could have a material adverse affect on our ability to generate the revenues necessary to be profitable. Legislation passed in Texas in 1999 will significantly modify the electric utility industry and potentially introduce more competition into the Texas retail market beginning January 1, 2002. See "Business--State Deregulation." Our customers may be able to purchase electricity from others at prices that are less than we may be able to provide. The level of competition we face is affected by several variables, including price, cost of facilities to access our customers, cost of energy, alternative energy sources, new technologies and governmental regulations. See "Business--Competition." Increased competition may reduce our future profits and negatively impact the market price of our common stock. There can be no assurance that we will be able to compete effectively in our current electric service area in the future.

                                    BUSINESS

COMPANY HISTORY


    Following completion of the Conversion Plan, we will be the successor in interest to the Cooperative, which was established in 1939 to provide electric service to rural customers throughout West Texas. Through our predecessor, we have operated as an electric utility over the past sixty years, and have grown from a small West Texas provider to one now servicing over 34,000 meters in 31 counties in Texas. In addition to the businesses that we own, we manage one municipal electric system in Texas and we are providing management services to a cooperative in Northeast Texas that we are in the process of acquiring. See "Business--Business Strategy." Our existing business involves purchasing power from three separate suppliers, maintaining over 350 miles of transmission lines, and serving 25 substations.


    Over the years, we have been involved in almost every facet of the electric utility industry, including the transmission, sale and distribution of electricity. Our current and primary focus, however, is on the distribution of electricity to our customers. We have no intention, at the present time, of getting into the power generation or transmission business, except to the extent that we are already involved in such activities or such activities may be ancillary to any future acquisition that we may make.

    We are currently subject to regulation by the Texas Public Utility Commission in the category of a cooperative. We may also continue to be regulated in Texas as a cooperative after the Conversion Plan is implemented (even though our ownership structure will have changed). See "Business--State Deregulation."

OUR ELECTRIC UTILITY BUSINESS


    We are an electric distribution company. We purchase all of our electric power pursuant to long-term wholesale electric power contracts with Southwest Public Service Company, Dynegy Power Marketing, Inc. and Lower Colorado River Authority. The Southwest Public Service, Dynegy and Lower Colorado River Authority contracts expire in 2013, 2002 and 2016, respectively, and account for approximately 80%, 10% and 10%, respectively, of our electric power purchases. Generally, the wholesale electric power supply contracts are based on fixed charges for Kwh usage, transportation and auxiliary services and a variable charge for fuel based on Kwh usage. Our purchase power costs fluctuate based on the price of natural gas. Management believes that in the event the contracts are not renewed, we will not be severely affected as new contracts can be secured at competitive rates with other electric power providers.


    We move the electricity through our distribution system and deliver it to our customers at our cost, charging for the delivery services as well as the other ancillary services that we provide to our customers.


    We currently provide electricity to our customers through approximately 24,000 meters in 17 counties in the Midland-Odessa area of West Texas. In addition, we provide electricity to our customers through over 6,000 meters in and around Brady, Texas, and over 4,000 meters in Hunt and Collin Counties of North Texas, an area that is near the Dallas-Fort Worth Metroplex. We also manage a municipal utility serving over 1,400 meters in and around Farmersville, Texas and a cooperative with approximately 10,400 meters headquartered in Paris, Texas. See "Business--Company History" and "Business--Business Strategy."


OUR NON-ELECTRIC UTILITY BUSINESSES


    Through our non-regulated subsidiaries, we have invested in other businesses, including the real estate business, the oil and gas business and the petroleum distribution business. In addition, we are pursuing potential investment opportunities in the telecommunications business. These businesses currently are, or have the potential to become, successful in their own right.



    Our investments in the oil and gas exploration and production business (in which we are no longer engaged) have ultimately proven to have been unsuccessful, with losses exceeding $5.7 million due in large part to depressed oil and gas prices in 1997 and 1998. Our recent investments in oil and gas royalty and mineral interests, on the other hand, have been successful to date. These mineral interests are not significant when compared to our electric distribution business, but they have provided additional cash flow to the Company. In December 2000, a company engaged in a similar business was merged into our minerals subsidiary. We now own 50% of the stock of the minerals subsidiary.



    Our real estate investments consist primarily of our headquarters building in Midland, Texas, as well as easements and rights-of-way for our electric distribution and transmission facilities. See "Business--Properties". We also provided a loan to a company engaged in the petroleum distribution business that gave us a 10% interest in that company with a right to acquire an additional 10% interest under certain circumstances. In January 2001, we acquired a net 5% additional interest in the petroleum distribution company from certain selling shareholders, giving us a 15% interest in the petroleum distribution company at present and a right to acquire up to 25% in total under certain conditions.



    The telecommunications and petroleum distribution businesses are complementary to our electric distribution business in that they will provide us access to potential customers for our electric services in areas that we are not presently serving. See "Business--Business Strategy."



    Our minerals subsidiary purchases non-operating oil and gas royalty and mineral interests and realizes revenue from royalty and mineral interest payments with respect to those interests. Our telecommunications subsidiary is in its infancy and has no operations or revenue sources to date.



    For additional information with respect to our business segments, see
Note 25 to our consolidated financial statements included herein.



REVENUE SEASONALITY



    Most of our operating revenues come from electric sales. Historically, sales to our residential, irrigation and commercial customers have accounted for approximately 40%, 10% and 50%, respectively, of total electric sales. Residential and irrigation sales are subject to seasonal fluctuations as approximately 30% of total electric sales are earned during the three-months period ending September 30.



    Residential sales vary with temperature fluctuations, primarily during the summer months, as our residential customers use more electric power for cooling during the summer months. Historically, approximately 33% of our residential sales are earned during the three-month period ended September 30.



    Irrigation revenues, derived primarily from cotton farmers with electric powered irrigation equipment, are subject to temperature and rainfall fluctuations during the cotton planting and growing seasons. Historically, approximately 70% of our irrigation sales are earned during the six-month period ended September 30. During the cotton harvesting period, irrigation revenues are almost zero.



    Commercial revenues, derived primarily from electric powered oilfield equipment, are generally not subject to seasonal fluctuation, but are subject to crude oil price fluctuations. In periods of extremely low crude oil prices, many oilfield operators cannot operate profitably and elect to slow-down or shut-down operations until prices improve.

THE ELECTRIC MARKET


    The electric utility industry is a $215.5 billion per year industry undergoing a time of severe transition. As the deregulation of this industry continues throughout the United States, we believe that opportunities for efficient operators and customer service oriented companies will abound.


    Many electric utility companies, particularly small investor-owned and cooperative electric utility businesses, will not have the size or expertise to meet the demands of a newly competitive marketplace. We expect that as competition becomes more intense and operations become more complicated, more and more small to medium sized investor-owned and cooperative electric utility businesses will want to divest their electric systems for some of the same reasons that our membership voted to convert from a member owned cooperative association to a shareholder owned business corporation.

    In addition to the small to medium sized electric utility businesses that may be looking to divest their operations, many of the larger investor owned electric utilities have been cutting costs by closing service centers in smaller communities and becoming more impersonal with their customers. These electric utilities are concentrating their efforts in the large urban populations and some are looking to divest their holdings in rural and less-populated suburban areas.


    We believe that we have the experience to consolidate these small to medium sized electric distribution businesses and to meet the management challenges of successfully operating these geographically diverse businesses once they have been acquired. The basis for this belief is that we have successfully consolidated, and are currently managing and operating, three electric distribution cooperatives. The furtherest of these cooperatives is over 300 miles from our headquarters in Midland, Texas. We are also currently managing a municipal utility, as well as providing management services to an electric distribution cooperative in Northeast Texas which we are in the process of acquiring.


BUSINESS STRATEGY


    Our strategic objective is to become a national electric distribution company with community-focused local operating divisions (profit centers) throughout the United States. Our strategy for achieving this objective is to expand our customer base by acquiring small to medium sized electric distribution businesses in areas that have the potential for growth. We will primarily target suburban and rural electric utility businesses, where we believe we have an advantage because of our experience in managing and operating geographically separated electric distribution businesses. While we have experience in acquiring other cooperatives and will continue to try to make acquisitions of this type in the future, we expect that our principal focus will be other investor-owned distribution businesses because they will give us the best opportunity for the growth we believe will be necessary to compete effectively in a fully deregulated marketplace.



    Our strategy involves acquiring customers in various locations and regions across the United States, irrespective of whether those customers may be for our electric distribution business or in other businesses, such as the telecommunications business. Notwithstanding, our experience to date has been in the electric distribution business and it is our desire to maintain that as our primary business. Once deregulation comes to an area, however, we want to be in a position to market all of our services to our customers. For example, we envision being able to market electric distribution services to our telephone and wireless service customers, and visa versa. For this reason, we believe that an aggressive campaign of mergers and acquisitions by both our electric distribution and our telecommunications businesses will help us to grow in customers and thus put us in a position to compete effectively in a fully deregulated marketplace.



    At present, our largest service area is in West Texas, where we primarily serve customers in the farming, ranching and oil and gas industries. In the case of the farming and ranching industries, our revenues are affected to a large degree by the generally hot and dry weather conditions in our service area during the summer months. In the case of the oil and gas industry, our revenues are significantly affected by the price of oil and gas, with lower prices resulting in decreased activity and decreased activity resulting in less usage of electricity. See "Risk Factors." Our circumstances are not particularly unusual in that we are like many small to medium sized electric distribution businesses whose service areas are generally local in scope and whose revenues are therefore affected in large part by the weather, economic and other conditions in their service areas. We believe that we need to diversify so that we are not dependent on any one area in terms of economy and weather, and we believe that our strategy of acquiring electric distribution and other businesses in various locations and regions across the United States is the best way for us to achieve this objective.



    One aspect of our business strategy is to take advantage of national legislation created by the Public Utility Holding Companies Act of 1935, as amended. See, "Business--Federal Regulation." The Public Utility Holding Company Act has the effect of preventing many of the larger electric utilities that operate in a holding company format from going across state lines and buying portions of electric utilities that are not electrically connected to them. The Public Utility Holding Company Act may be repealed in the future, but until that time we believe that we are one of the few companies that can, due to the way that we are structured, take advantage of this window of opportunity. We are not a holding company (operating instead through divisions of the same company rather than through separate subsidiaries) and thus we are not subject to many of the restrictions of the Public Utility Holding Company Act. As a result, we believe that we are ideally positioned to acquire non-contiguous electric distribution businesses across the United States. If the Public Utility Holding Company Act is eventually repealed, we anticipate that our existing electric distribution businesses or even the entire Company could become even more valuable to a consolidator seeking geographically diversified electric utility holdings.



    The more attractive acquisitions to the larger electric utilities have traditionally been in areas with the most meters per mile of line. These are usually found in or around large cities and other metropolitan areas. The small to medium sized electric distribution businesses, on the other hand, are generally located in less-populated suburban and rural areas where there are fewer meters per mile of line and where the cost of service per meter is therefore greater. In the past, the larger utilities have, for the most part, viewed the areas where these small to medium sized electric distribution businesses operate as marginal because their operating areas generally do not provide the net revenues per dollar of investment that the larger utilities have come to expect. We therefore believe that as the electric utility industry continues to consolidate, the opportunity to acquire other small to medium sized investor-owned electric distribution businesses in less-populated suburban and rural areas will remain below the economic threshold of many of our larger competitors, yet still provide us with a significant opportunity to grow and diversify.



    In October 1999, the Cooperative entered into an agreement with Lamar Electric Cooperative Association pursuant to which Lamar was to consolidate with the Cooperative. The members of Lamar subsequently approved this consolidation. Shortly after the consolidation agreement was signed, Lamar, which is a member of a generation and transmission cooperative known as Rayburn Country Electric Cooperative, Inc. and pursuant to the terms of a wholesale contract between Lamar and Rayburn Country, notified Rayburn Country of the consolidation. To impede consummation of the consolidation, Rayburn Country asserted that Lamar breached an agreement purportedly giving Rayburn a "first refusal right" with respect to Lamar, and that the Cooperative breached an old agreement between the Cooperative and Rayburn Country by entering into the consolidation agreement with Lamar. Several lawsuits have been filed in connection with the consolidation, but the Company believes that it will eventually prevail in these lawsuits. In the meantime, the Cooperative has entered an agreement with Lamar to provide management services to Lamar until the consolidation is consummated.

COMPETITION


    We face strong competition in providing electric distribution services. Many of our competitors, like TXU Electric, are much larger than we are and, even after the Conversion Plan is implemented, they will have financial resources that are much greater than ours. TXU Electric, which is one of the largest electric utilities in the State of Texas in terms of revenues and size of operating areas, is certified to operate in some of the areas in West Texas where we currently operate and we compete with it on the basis of price and service. In some cases our prices are higher than TXU's, but we believe that we have retained many of our customers despite our prices because of the quality of the services that we provide. This strong competition, however, could have a material adverse affect on our ability to generate the revenues necessary to be profitable.



    Legislation passed in Texas in 1999 will significantly modify the industry and potentially introduce more competition into the Texas retail market beginning January 1, 2002. See "Business--State Deregulation." Our customers may be able to purchase electricity from others at prices that are less than we may be able to provide. The level of competition is affected by several variables, including price, the cost of energy, alternative energy sources, new technologies and governmental regulations.


STATE DEREGULATION

    In 1999, the Texas legislature passed and the governor signed legislation that provided for the restructuring of the electric utility industry in the State of Texas. The legislature found the production and sale of electricity is not a monopoly warranting regulation of rates, operations and services, and competitive electric markets require that, except for transmission and distribution services and for recovery of stranded costs, electric services and their prices should be determined by customer choice and the normal forces of competition.

    The purpose of customer choice is to create a competitive retail market allowing each retail customer to choose the customer's provider of electricity and encouraging full and fair competition to recover excess costs over market of those assets and purchased power contracts. Municipally owned utilities and electric cooperatives are treated differently from other utilities under the statute providing for customer choice. The statute has separate, specific provisions applicable to investor owned electric utilities, which are required to have customer choice in their service areas beginning January 1, 2002, and municipally owned utilities and electric cooperatives, which are able to choose whether or not to opt into retail competition. These provisions individually govern the transition to and establishment of a fully competitive electric power industry for investor owned utilities, electric cooperatives and municipally owned utilities.


    On or before September 1, 2000, each investor owned electric utility was required to separate from its regulated utility activities its customer energy services business activities that were otherwise also already widely available in the competitive market. Not later than January 1, 2002, the investor owned electric utilities operating in the State of Texas must separate their business activities from one another into a power generation company, a retail electric provider, and/or a transmission and distribution utility. Each investor owned electric utility was required to submit a plan segregating businesses, which was subject to review by the Public Utility Commission. After January 1, 2002, a transmission and distribution company may not sell electricity or otherwise participate in the market for electricity except for the purpose of buying electricity to serve its own customers.


    The statute phases in the transition to a restructured market until January 1, 2002. An investor owned electric utility is required to provide retail electric service within its certificated area and in accordance with the electric utility's retail rate base rate tariffs in effect on September 1, 1999, including its purchased power cost recovery factor. Commencing January 1, 2002, through January 1, 2007, any affiliated retail electric provider shall make available to residential and small commercial customers of its affiliated transmission and distribution utility rates that, on a bundled basis, are six percent less than the affiliated electric utility's corresponding average residential and small commercial rates that were in effect on January 1, 1999, adjusted to reflect the fuel factor determined as provided by the statute, and adjusted for any base rate reduction as stipulated to by an electric utility in a proceeding for which a final order had not been issued by January 1, 1999, the so-called price to beat. Once customer choice is introduced, these utilities may not change rates for residential and small commercial customers that are different from the price to beat until the earlier of 36 months or until 40% or more of the electric power consumed within the affiliated transmission and distribution utility's certificated service area before the onset of customer choice is committed to be served by nonaffiliated retail electric providers. A similar restriction is set for rate changes for small commercial customers.

    The effect of these regulations is to freeze all investor owned electric utility rates that were in effect on September 1, 1999, until January 1, 2002, and, upon completion of the conversion, to lower rates to residential customers and small commercial customers by another six percent. If the price to beat jeopardizes the financial integrity of the retail electric provider, the commission is required to set a price that shall maintain the financial integrity of the retail electric provider but in no event more than the level of rates, on a bundled basis, charged by the affiliated electric utility on September 1, 1999, adjusted for fuel. For the year-end March 31, 2000, approximately two-thirds of the Cooperative's revenues were derived from residential customers and small commercial customers.

    Electric cooperatives are not required to participate in deregulated markets. Under the separate provision in the statute pertaining to electric cooperatives, the board of directors of the cooperative has the discretion to decide if and when the electric cooperative will provide customer choice. Electric cooperatives are not required to functionally unbundle their operating and business activities, as investor owned utilities are required to do. If an electric cooperative elects to participate in customer choice, after making that election all retail customers within the certificated service area of the cooperative shall have the right of customer choice. An electric cooperative that does not elect to participate in a deregulated market, however, is prohibited from selling electric energy at unregulated prices directly to retail customers outside its certificated retail service area.

    The definition of electric cooperative under the statute includes a provision that allows the Company to be treated like an electric cooperative and therefore be able to elect whether to participate in retail competition, and, if so, whether to unbundle its operations. Specifically, the definition of "electric cooperative" includes "a successor to an electric cooperative created before June 1, 1999, in accordance with a conversion plan approved by a vote of the members of the electric cooperative, regardless of whether the successor later purchases, acquires, merges with or consolidates with other electric cooperatives." We believe that the Company is the only investor owned utility that qualifies for treatment as an electric cooperative under this provision. Even as an investor owned utility, the Company has and will continue to have all rights and privileges associated with being an electric cooperative under the statute specifically because it falls within the definition of electric cooperative established by the statute. Consequently, the Company will have more options available to it than cooperatives and other investor owned utilities.


    We believe that our customers should have the ability to choose and we intend to eventually participate in retail competition. We are concerned, however, as to the implications of the uncertainties that have arisen with respect to deregulation in the states where deregulation has occurred or is occurring, particularly those in the West and Southwest. In addition, there is still some uncertainty in Texas regarding whether the legislation that has been enacted will be modified or remain in its current form. We, therefore, believe that it is in the best interest of our customers to delay participation and defer incurring the expenses for upgraded computer and other systems that will be necessary to participate in retail competition until there is more certainty.


    If an electric utility purchases, acquires, merges, or consolidates with or acquires 50 percent or more of the stock of an electric utility or electric cooperative, the successor utility may be subject to regulation by the public utility commission. Specifically, the Public Utility Commission is required to regulate the successor electric utility or electric cooperative in the same manner that the commission would regulate the entity that was subject to the stricter regulation before the purchase, acquisition, merger, or consolidation. Therefore, if the Company is purchased or acquired by another entity or merges with another entity under circumstances where the Company is not the survivor, the purchasing or acquiring entity or the surviving entity, as the case may be, will not be treated like an electric cooperative under the statute.


    As a result of deregulation in Texas, the Cooperative's Board, not the Public Utility Commission, approves the rates that the Cooperative charges its members. After implementation of the Conversion Plan, the Company's Board of Directors will approve the rates that the Company charges to its customers.


    The effect on us of deregulation in states other than Texas cannot be predicted, since we only operate in Texas at the present time. However, if we subsequently acquire electric distribution businesses outside of Texas, the effect of deregulation in the state where the business is located could have a material, and possibly adverse, impact on us.

FEDERAL REGULATION


    Federal legislation, such as the Public Utility Regulatory Policy Act of 1978 and, more recently, the National Energy Policy Act of 1992 and Texas legislation, such as the Public Utility Regulatory Act of 1995, as amended, have significant altered competition in the electric utility industry. Among other things, the Public Utility Regulatory Policy Act and the National Energy Policy Act encourage wholesale competition among electric utility and non-utility power producers. The National Energy Policy Act addresses a wide range of energy issues and is intended to increase competition in electric generation and broaden access to electric transmission systems. At the state level, the Public Utility Regulatory Act encourages greater wholesale competition, flexible retail pricing and requires the Texas Public Utility Commission to report to the Texas legislature on competition in electric markets.



    The National Energy Policy Act empowers the Federal Energy Regulatory Commission to require utilities to provide transmission facilities for the delivery of wholesale power from other power producers to qualified resellers, such as municipalities, cooperatives and other utilities. Our transmission facilities in our West Texas division, which are in the Southwest Power Pool, are subject to regulation by the Federal Energy Regulatory Commission and our transmission facilities in our McCulloch division, which are part of the Energy Regulatory Counsel of Texas, are subject to regulation by the Texas Public Utility Commission.



    The Public Utility Holding Company Act of 1935, as amended, generally has been construed to limit the operations of a registered holding company to a single integrated public utility system, plus such additional businesses as are functionally related to such system. Among other things, the Public Utility Holding Company Act requires holding companies to seek prior approval of the Securities and Exchange Commission before acquiring other businesses or other utility assets. We are not a holding company for purposes of the Public Utility Holding Company Act because we currently operate through divisions rather than through separate subsidiaries. However, failure to structure our future acquisitions so as to avoid becoming a holding company under the Public Utility Holding Company Act could impede or delay our efforts to achieve our strategic and operating objectives. Consequently, we continue to support efforts to repeal or modify this legislation notwithstanding the fact that it currently gives us a competitive advantage. See "Business--Competition."


PROPERTIES

    Our electric distribution business consists of the ownership, management, construction and maintenance of a distribution network in the areas where we operate. Our distribution network receives electricity from the transmission grid through power distribution substation and distributes electricity to end users through approximately 91 distribution feeders. Our distribution networks consist of approximately 9,797 miles of primary overhead primary conductors and 1,952 miles of underground primary. The majority of the distribution system operates at 14.4kV.


    Our transmission system supports our retail customers to whom we provide electric service through the distribution systems. Our principal transmission line is a 138kV line that is 302 miles in length. This transmission line is located in West Texas and serves customers in the Midland, Big Spring and Colorado City areas. A 69 kV line that is approximately 18 miles in length serves McCulloch County.



    We also own a 50,000 square foot office building located at 500 West Wall Street, Midland, Texas, that is used as our general corporate headquarters. We occupy approximately 25% of the building and the remainder is leased to commercial tenants, subject to leasing terms ranging from monthly to 5 years. For the years ended March 31, 1998, 1999 and 2000 and for the nine months ended December 31, 1999 and 2000, third party building rental revenue was $216,000, $206,000, $201,000, $124,000 and $161,000, respectively. Building rental revenues, which are not material to the Company's operations, for each of the next five years are expected to be approximately $225,000 per year. As of December 31, 2000, the net book value of the building and related property was $1,377,000.


EMPLOYEES


    As of December 31, 2000, the Company employed 92 full-time and 9 part-time employees, none of who were subject to any collective bargaining agreements. The Company also has 25 individuals that work on a regular contract basis. As of December 31, 2000, the Cooperative had no employees.


LEGAL PROCEEDINGS


    The Cooperative is involved in various litigation matters which, as successor to the Cooperative, we will inherit. As discussed in Note 23 to the consolidated financial statements included herein, none of this litigation is expected to have a material impact on our financial condition, operating results or liquidity.


                                CONVERSION PLAN

GENERAL DESCRIPTION


    The Board of Directors of the Cooperative has unanimously approved full implementation of the Conversion Plan that was adopted by the members of the Cooperative at a special meeting held on October 20, 1998. At that meeting, approximately 42% of the Cooperative's members were present in person or by proxy, and approximately 99% of those present voted to approve the Conversion Plan. Under the Cooperative's bylaws, 20% of the membership present or by proxy constitutes a quorum for the transaction of business at a meeting of members, and a majority of those present at the meeting in person or by proxy is required to approve major transactions such as the Conversion Plan. See "Comparison of Rights of Members to Rights of Shareholders--Quorum Requirements" and "Comparison of Rights of Members to Rights of Shareholders--Mergers and Other Major Transactions."



    At the annual meeting of the members of McCulloch Electric Cooperative, Inc. held on August 21, 1999, the Conversion Plan was also submitted to the McCulloch members as part of the proposal to consolidate with the Cooperative. At that meeting, approximately 41% of the McCulloch members were present in person or by proxy, and approximately 98% of the McCulloch members present voted to approve the consolidation, including the Conversion Plan. Under the McCulloch's bylaws, 150 members present or by proxy constitute a quorum for the transaction of business at a meeting of members, and substantially more than this number were present at the meeting in person or represented by proxy.

    The Conversion Plan granted large discretion and flexibility to the Cooperative's Board of Directors, including the ability to complete the Conversion Plan at anytime within a period of ten years from its initial adoption. Implementation of the Conversion Plan contemplates transferring all the Cooperative's assets, subject to all of the liabilities of the Cooperative, to the Company in exchange for shares of the common stock of the Company. The Conversion Plan then calls for the Cooperative to be liquidated and the shares of our common stock to be distributed to Eligible Interest Owners. Under the Conversion Plan, each Eligible Interest Owner will receive 10 shares of our common stock in relation to its membership interest in the Cooperative and each Eligible Interest Owner with an equity account on the books of the Cooperative will receive one share of our common stock for each $10.00 in its equity account. No fractional shares will be issued and any person who would have been entitled to a fractional share will receive cash instead. The election form sent to you with this prospectus indicates, among other things, the amount in your equity account on the books of the Cooperative (provided you have an equity account) and the number of the shares you are entitled to receive under the Conversion Plan.


    Although the Conversion Plan permits the Board of the Cooperative to choose other options in lieu of full implementation of the Conversion Plan, including unwinding the transaction or transferring the assets of the Cooperative to the Company and then leasing them back from the Company, the Board has elected to proceed with full implementation of the Conversion Plan.

BACKGROUND OF THE CONVERSION PLAN


    As early as 1993, the Cooperative's Board of Directors, began studying the possibility of converting the Cooperative from a member owned electric cooperative association to a shareholder owned business corporation as a means of enhancing the value of the investments of the Cooperative's members and former members with equity accounts on the books of the Cooperative and to increase the Cooperative's competitive position in the electric distribution business. Among the things considered by the Cooperative's Board were industry trends, rapid changes in technology, and changes in the regulatory environment affecting the electric utility industry that the Board believes may significantly increase competition in the markets that the Cooperative currently serves. The Board believes that the Cooperative must retain existing customers and increase the markets served and services offered in order to remain competitive in light of such technology changes, increased competition and changes in the regulatory environment. After considering various alternatives, the Board unanimously approved full implementation of the Conversion Plan.


REASONS FOR THE CONVERSION


    The Cooperative's Board believes that the converting from a member owned cooperative association to a shareholder owned business corporation is in the best interests of the Cooperative, its current members and its former members with equity accounts on the books of the Cooperative. As a cooperative, few options for raising capital have been available. For many years, the Cooperative's only material source of equity capital has been the capital provided by its members through a mechanism that is the equivalent of retained earnings. The Board believes that this lack of access to financial markets could place us at a significant competitive disadvantage in the future. Implementation of the Conversion Plan will provide us with access to public capital markets to finance our growth and to fund currently anticipated projects. In addition, the Board believes that being a shareholder owned business corporation will give us greater flexibility and increased options in connection with potential acquisitions, partnerships and alliances.


    With the deregulation of the electric utility industry, in Texas and elsewhere, the Cooperative's Board believes that we must obtain the flexibility to pursue investment opportunities. Equity and debt capital must be invested profitably to pursue these activities. Yet the Texas Electric Cooperative Act requires that the Cooperative operate without a profit to its members. Furthermore, that Act requires that the return of revenues to members be restricted to cash, an abatement of current charges for electricity or in any other manner determined by the Board, or in a general rate reduction to members. The Board believes that these restrictions reduce larger economic benefits that may be available to members through stock ownership, as well as limit the Cooperative's ability to compete.

    The Board of Directors also believes that full implementation of the Conversion Plan will provide Eligible Interest Owners with an opportunity to have an interest in a more flexible business organization and could provide them an opportunity to realize the value of their investments in the Cooperative.

    In the course of reaching its decision to recommend the Conversion Plan to the Cooperatives' members, the Board consulted with legal counsel and financial advisers to the Cooperative, as well as with management of the Cooperative. Without assigning any relative or specific weights, the Board considered numerous factors, including but not limited to the following:

       - the changing nature of the electric industry generally;

       - the need for the Cooperative to finance growth;

       - the desirability of the Cooperative having access to public capital markets to potentially provide additional resources to promote growth and support operating needs;

       - the changing regulatory environment surrounding the electric industry;

       - the desirability of providing Eligible Interest Owners an opportunity for liquidity (as well as an exit strategy) and the ability to recognize the value of their investments in the Cooperative in the future;

       - historical and current financial and economic conditions;

       - historical market prices, reported trading volumes and dividend histories of publicly traded companies in the Cooperative's industry; and

       - limitations currently placed on members with respect to their equity interests in the Cooperative by the Cooperative Act and the Cooperative's articles of incorporation and bylaws.


    The Board of Directors recognized that if a significant number of the current and former members of the Cooperative elected to take the non-stock alternatives presented to them as a part of the Conversion Plan, this could result in a significant reduction in or even possibly complete elimination of our equity. In fact, the reductions in electric bills and payments already made through the conversion dutch auction process in an aggregate amount of $9,743,000 has already caused a significant reduction in our equity. See "Conversion Plan--Conversion Payments Already Made." If a significant number of Eligible Interest Owners elect to accept the Cooperative's rescission offer (see "Rescission Offer"), our equity could be reduced to zero or below. The effect of such an additional reduction could be, among other things, to:



       - restrict our ability to secure financing for our operations and projects; and



       - restrict our ability to make distributions, pay dividends and engage in other corporate transactions.



    In response to this issue, we are in the process of introducing the following cash management plans:



       - implementing additional rate increases;



       - securing new financing;

       - reducing short-term capital expenditures; and



       - selling nonstrategic assets such as our transmission system and real estate.



    The only other potential material disadvantage of the Conversion Plan identified by the Board was the loss of the Cooperative's tax-exempt status. The Cooperative is exempt from federal income taxation by virtue of
Section 501(c)(12) of the Internal Revenue Code, which makes the exemption available to irrigation cooperatives, rural electric cooperatives and telephone cooperatives that do not receive more than 15 percent of their revenues from non-member sources. The Cooperative was able to meet this test for 1999 and prior years and should meet it for 2000. The Board believes that diversification and broadening of goods and services sold are essential to the ability of the Cooperative to respond to competitive challenges and opportunities. Diversification and new revenue sources would likely include substantial revenues from non-member sources. The Board has, therefore, discounted the loss of tax-exempt status as a potential disadvantage because the changes in the Cooperative's revenue sources would likely cause the Cooperative to lose its tax-exempt status under Section 501(c)(12) of the Internal Revenue Code in the near future, regardless of whether or not it retains its cooperative status. As a taxable Cooperative, it would be entitled to a deduction for member-sourced income allocated to members. Therefore, a taxable cooperative would pay tax on non-member-sourced income at regular corporate income tax rates. As a regular business corporation, it would pay tax on all of its income at regular corporate income tax rates. As the Cooperative's revenues from non-member sources increase and the goods and services offered by the Cooperative expand into various non-electric utility related goods and services, the Board believes the amount of member sourced income will decrease relative to total income and the Cooperative would no longer qualify as a tax-exempt cooperative. The Board also believes any tax benefit of remaining a non-taxable cooperative would be outweighed by increases in administrative costs and burdens and the decreased flexibility in financing sources. The Cooperative's Board believes, therefore, that the continued shift in the Cooperative's revenue sources would further reduce any benefits of remaining a cooperative. The Board was unable to identify any other potential material disadvantages of the Conversion Plan.


    As of the date of this prospectus, the directors and executive officers of the Cooperative, together with their respective affiliates and associates, as a group, constituted less than one percent of the total number of members of the Cooperative. These persons would be entitled to receive the same consideration for their membership interests and equity account balances as any other current member of the Cooperative at the effective time of implementation of the Conversion Plan. Immediately following implementation of the Conversion Plan, the former directors and executive officers of the Cooperative, and their respective affiliates and associates as a group, will beneficially own less than one percent of the shares of our common stock to be issued under the Conversion Plan. See "Ownership of Common Stock."

    The Cooperative is organized and operated as a cooperative under the Texas Electric Cooperative Act, as amended. When the Conversion Plan is completed, we will operate as a shareholder owned business corporation under the Texas Business Corporation Act, as amended, rather than as a cooperative. As a shareholder owned business corporation, the nature of the shareholders' interests in the Company will differ significantly from the interests of members in the Cooperative. See "Comparison of Rights of Members to Rights of Shareholders."


CONSIDERATION UNDER THE CONVERSION PLAN



    The Conversion Plan provides that each Eligible Interest Owner who is a current member of the Cooperative will receive 10 validly issued, fully paid and nonassessable shares of our common stock and each Eligible Interest Owner who is a current member or former member of the Cooperative with an equity account on the books of the Cooperative immediately prior to the effective time of implementation of the Conversion Plan will receive one validly issued, fully paid and nonassessable share of our common stock for each $10.00 in the equity account, all subject to payment in cash for fractional shares. The current members of the Cooperative who elected reductions on their electric bills or who elected to participate in a Dutch Auction had their equity accounts increased by $100 to reflect the amount they were being paid for their membership interests. See "Conversion Plan--Conversion Payments Already Made."


    We will not issue fractional shares of our common stock in connection with the conversion. Eligible Interest Owners who have equity accounts on the books of the Cooperative and who would otherwise be entitled to receive a fraction of a share of our common stock in connection with implementation of the Conversion Plan will receive instead an amount of cash determined by multiplying that fraction by $10.00.


    The Conversion Plan also provides, as an alternative to receiving shares of our common stock, that each current member of the Cooperative may choose, in lieu of receiving shares of our common stock and in exchange for its interests in the Cooperative, to have its electric bills reduced equally over a period of 24 months in an amount equal to the amount in his equity account on the books of the Cooperative divided by 24.



    In addition, the Conversion Plan provides, as an another alternative to receiving shares of our common stock or, if applicable, receiving a reduction on electric bills, that each current and former member who has an equity account on the books of the Cooperative may choose, in lieu of receiving shares of common stock and in exchange for its interests in the Cooperative, to receive a lump sum cash payment determined by a "dutch auction" process similar to the dutch auctions conducted by the Cooperative in the past (i.e., a predetermined amount of cash is set aside by the Cooperative and used to pay those current and former members offering the greatest discounts on the dollar amounts of their interests on the books of the Cooperative until all of the cash set aside has been utilized in this manner).


    If the Cooperative does not have current addresses for Eligible Interest Owners who are former members of the Cooperative and, who also have equity accounts, the balance in those equity accounts will be allocated into a Cooperative Equity Suspense Account immediately prior to the Conversion. We will attempt to locate those Eligible Interest Owners following applicable laws and regulations, and if we are unsuccessful, amounts in the Cooperative Equity Suspense Account would be forfeited and reallocated as additional paid-in capital.


    In addition to their rights under the Conversion Plan, Eligible Interest Owners may participate in the Cooperative's rescission offer described elsewhere in this prospectus. See "Rescission Offer."



CONVERSION PAYMENTS ALREADY MADE



    Approximately 10% of the members of the Cooperative chose, in exchange for their interests in the Cooperative, to have their electric bills reduced instead of receiving shares of our common stock. As of December 31, 2000, $7,940,000 of interests in the Cooperative, being all of the interests of the 10% who elected this option, had been eliminated by reductions in electric bills of the same amount.



    A total of $4,000,000, being $3,000,000 for the Cooperative and $1,000,000 for McCulloch, was set aside for the dutch auction process to pay those members who chose to take cash instead of shares of our common stock. See "Conversion Plan--Consideration Under the Conversion Plan." The Cooperative arbitrarily determined the amount to be set aside in each case. Approximately 17% of the members chose this option. All bids in the dutch auction process by the members who elected this option and bid 70% or less of the amount in their respective equity accounts were accepted. All of the members whose bids were accepted have or will receive cash for the full amounts of those bids. As of December 31, 2000, approximately $2,209,000 of interests in the Cooperative had been eliminated by payments of $1,400,000 through the dutch auction process and an additional $411,000 remained to be paid in connection with this process.



    The following tables summarizes the changes in the equity accounts of the Cooperative before the McCulloch acquisition, McCulloch, and the total Cooperative, as of December 31, 2000 (allocated value $ stated in thousands):



                                             COOPERATIVE            MCCULLOCH               TOTAL
                                         -------------------   -------------------   -------------------
                                          VALUE     MEMBERS     VALUE     MEMBERS     VALUE     MEMBERS
                                         --------   --------   --------   --------   --------   --------
Before retirements.....................  $19,554     11,781     $5,880      9,824    $25,434     21,605
  Electric credits.....................   (5,611)    (1,260)    (2,329)      (843)    (7,940)    (2,103)
  Cash for small accounts..............       --         --         (5)    (1,133)        (5)    (1,133)
  Dutch auction retirement.............   (1,590)    (2,623)      (619)    (1,105)    (2,209)    (3,728)
                                         -------     ------     ------     ------    -------     ------
    After retirements..................  $12,353      7,898     $2,927      6,743    $15,280     14,641
                                         =======     ======     ======     ======    =======     ======
Dutch auction:
  Cash payment.........................  $   989                $  411 (1)           $ 1,400
  Discount.............................  $   601                $  208               $   809
  Discount %...........................      38%                   34%                   37%

Before retirements.....................     100%       100%       100%       100%       100%       100%
  Electric credits.....................     (29%)      (11%)      (40%)       (9%)      (31%)      (10%)
  Cash for small accounts..............       --         --         --       (12%)        --        (5%)
  Dutch auction retirement.............      (8%)      (22%)      (11%)      (11%)       (9%)      (17%)
                                         -------     ------     ------     ------    -------     ------
    After retirements                        63%        67%        49%        68%        60%        68%
                                         =======     ======     ======     ======    =======     ======


------------------------


(1) As of December 31, 2000, the Cooperative's equity retirement payable balance was $411,000.



EXPENSES OF THE CONVERSION



    The expenses that we incur in connection with implementation of the Conversion Plan will be paid out of our working capital. The effect of this is that the Company, and thus indirectly the Eligible Interest Owners who become our shareholders, will bear all of the expenses of implementation of the Conversion Plan.



OUR PURCHASE COMMITMENT



    As to the shares of our common stock distributed to Eligible Interest Holders under the Conversion Plan and that are held by those persons until the first anniversary of the distribution of those shares, we will purchase all of those shares offered to us at $10.00 per share during the period commencing on the first anniversary of the distribution of the shares and ending 60 days thereafter. If we are unable to purchase all of the shares offered to us because we do not have the funds available, either out of cash flow or through outside financing, we will pay out such cash as we can on a pro rata basis and deliver our non-interest bearing promissory notes for the remainder, which promissory notes shall provide that they will be paid on a pro rata basis out of our cash flow as funds become available.



    The $10.00 per share offering price for 1,575,000 shares of our common stock distributable to Eligible Interest Owners was determined by the Board of Directors of the Cooperative based on their best judgment as to a reasonable price per share. See "Determination of Offering Price." The 1,575,000 shares is the maximum number of shares of our common stock distributable to Eligible Interest Owners and this number was determined by dividing the sum of all equity accounts and the deemed value of all membership interests ($100 times the number of current members) of the Cooperative, being a combined total of $15,575,000, by $10.00. The $10.00 per share price for the shares of our common stock that we have committed to purchase commencing on the first anniversary of the distribution of the shares and ending 60 days thereafter comes from the belief of the Board of Directors of the Cooperative that the Eligible Interest Owners should receive no less than the original $10.00 per share valuation.



    THIS PROSPECTUS WILL BE THE ONLY NOTICE THAT YOU WILL RECEIVE FROM THE COMPANY REGARDING ITS PURCHASE COMMITMENT. THIS PURCHASE COMMITMENT DOES NOT EXTEND TO ANY SHARES OF OUR COMMON STOCK ISSUED PURSUANT TO THE CONVERSION PLAN THAT ARE BENEFICIALLY OWNED BY ANY PERSON OTHER THAN THE MEMBER OR FORMER MEMBER TO WHOM THEY WERE ORIGINALLY ISSUED. IN ADDITION, THE PURCHASE COMMITMENT DOES NOT EXTEND TO ANY SHARES OFFERED UNDER THIS PROSPECTUS THAT ARE NOT PART OF THE SHARES ISSUED UNDER THE CONVERSION PLAN.


DISSENTERS' RIGHTS

    Neither the current nor former members of the Cooperative were entitled to dissenters' rights under the Texas Electric Cooperative Act in connection with the Conversion Plan.

           COMPARISON OF RIGHTS OF MEMBERS TO RIGHTS OF SHAREHOLDERS

    The following discussion describes certain significant differences between the rights of member of a Texas electric cooperative as compared to the rights of shareholders of a Texas business corporation.

MEMBERS VERSUS SHAREHOLDERS


    A Texas electric cooperative has members, whereas a business corporation has shareholders. A member of a Texas electric cooperative has a membership certificate or membership right and the membership interest is not transferable. Such membership right ends when the member resigns from membership, is expelled from membership or dies. A member of a Texas electric cooperative has only one membership, no matter how many meters the member has, and is entitled to only one vote on matters on which members must vote. For example, a member may have a meter on its house for electric service to its residence, as well as meter on a shop, a barn or a water well for other service, but the member will have only one vote regardless of the number of meters it may have. A Texas electric cooperative is not permitted to issue voting capital stock (as opposed to membership interests).


    The Texas Electric Cooperative Act provides that each member is entitled to one vote on all matters submitted for member action. The Texas Electric Cooperative Act and the Cooperative's Articles of Incorporation and Bylaws require its members to purchase electric services from the Cooperative as a condition of membership.

    A Texas business corporation must have at least one class of voting stock. However, it may issue shares of stock divided into different classes or series. In general, a holder of shares of voting stock is entitled to one vote for each share of voting stock that the holder owns. This is significantly different from the law applicable to Texas electric cooperatives, which, as discussed above, provides that each member may only have one vote, no matter how many meters or how much equity the member might have. The general rule for Texas electric cooperatives is one vote per member, whereas the general rule for a Texas business corporation is one vote per share.


    An equity account of a Texas electric cooperative is the cumulative balance of an individual member's annual allocated portion of margin (the equivalent of net income). There is no return on the balance of an equity account and although it may be periodically returned to members at the cooperative's discretion, there is no requirement that it ever be distributed to the member except on dissolution of the cooperative to the extent funds are available.

TRANSFERABILITY

    A member of a Texas electric cooperative may not transfer its membership interest. This arrangement is significantly different from the laws applicable to Texas business corporations, which generally provide that shares of stock in a business corporation may be freely transferred, unless the transferor has agreed to a limitation on this right or is required by applicable laws not to transfer the stock or to transfer it only in certain circumstances.

    The Cooperative's Bylaws provide that equity accounts of members can only be assigned pursuant to written instructions from the assignor and only to successors in interest or successors in occupancy.

QUORUM REQUIREMENTS

    The Texas Electric Cooperative Act provides that a quorum at a meeting of members is a majority of the members present in person or by proxy unless the Articles of Incorporation provide otherwise. A quorum for a meeting of the members of the Cooperative, in accordance with its Articles of Incorporation, is 20% of the members present in person or by proxy. The quorum requirements applicable to Texas business corporations are somewhat different. In general, a quorum of shareholders in a Texas business corporation is present when the holders of a majority of the shares entitled to vote at the meeting are present in person or by proxy, although the corporation's articles of incorporation or bylaws may specify a different percentage (so long as it is greater than one-third of the shares entitled to vote). Texas corporate laws do not specify a maximum percentage of shares or number of shareholders that may constitute a quorum.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of the members of a Texas electric cooperative may be called by the president, by the board of directors, by a majority of the directors, by the members by a petition signed by at least 10% of the members, or by an officer or other person as provided by the articles of incorporation or bylaws. Additionally, the Cooperative's Bylaws provide that special meetings may be called by the Chairman of the Board or by a petition signed by not less than one-third of the total membership. Special meetings of the shareholders of a Texas business corporation may be called by the president, the board of directors, the holders of not less than 10% of the shares entitled to vote at the meeting or any additional persons that are authorized in the articles of incorporation to call special meetings.

MEMBER OR SHAREHOLDER ACTION WITHOUT A MEETING

    The Texas Electric Cooperative Act does not provide for member action without a meeting. Shareholders of a Texas business corporation may only take action without a meeting upon unanimous written consent.

DIVIDENDS AND DISTRIBUTIONS

    A business corporation is not required to pay dividends on shares of its capital stock. Instead, except to the extent restricted in the corporation's articles of incorporation or by covenants in agreements with lenders or others, dividends and distributions are within the discretion of the corporation's board of directors, provided that the corporation is solvent at the time of paying the dividend and that paying the dividend would not render the corporation insolvent. In general, dividends and distributions may be paid only out of the corporation's unreserved and unrestricted earned surplus.

    Texas law regarding electric cooperatives is much different. The Texas Electric Cooperative Act requires that revenues be devoted first to the payment of operating and maintenance expenses and the principal and interest on outstanding obligations; and to the reserves prescribed by the board for improvement, new construction, depreciation, and contingencies. To the extent not required for these purposes, a cooperative may return revenues in cash, by abatement of current charges for electricity or in another manner prescribed by the board. A cooperative may also return revenues through a general rate reduction to members. Revenues returned to members must be done in proportion to the amount of business done with each member during the applicable period.


    The Texas Electric Cooperative Act, as well as the Cooperative's Bylaws, prohibit the payment of interest or dividends on any equity furnished by members. The Cooperative's Bylaws, however, provide that all amounts of revenue in excess of operating costs and expenses properly chargeable against the furnishing of electric energy are received with the understanding that members furnish such amounts as equity. The Cooperative's Bylaws provide that the board of directors may retire these accounts in full or in part. We plan to issue stock pursuant to the Conversion Plan to Eligible Interest Owners to retire the equity accounts that have not already been retired through one of the two other options available pursuant to the Conversion Plan. See "Conversion Plan--Consideration Under the Conversion Plan."


AMENDMENT OF GOVERNING INSTRUMENTS

    A Texas electric cooperative may amend its articles of incorporation or its bylaws by a majority vote of the members voting at a meeting at which a quorum is present (provided that the number of members actually voting on the amendment is sufficient to constitute a quorum). However, at least 5% of the cooperative's members must attend the meeting in person or by proxy in order for any valid action to be taken.


    With certain exceptions, an amendment to the articles of incorporation of a Texas business corporation must first be adopted by a resolution of its board of directors. The amendment must then be adopted by the corporation's shareholders. The amendment is adopted upon receiving the affirmative vote of two-thirds of the shares entitled to vote thereon, unless the articles of incorporation specify a different percentage, but not less than a majority. If any class of shares is entitled to vote as a class on the amendment, the amendment must also obtain the percentage, if the class is entitled to vote as a class on the amendment, required in the instruments establishing the class with each class entitled to vote as a class. As described above, the Company's Articles of Incorporation require a two-thirds vote to amend the Articles of Incorporation. Presently, the Company's Articles of Incorporation do not permit the issuance of an additional class of stock without amending the Articles of Incorporation.


    A Texas business corporation's bylaws may be amended or repealed by the board of directors, unless the corporation's articles of incorporation reserve that power to the shareholders of the corporation. The Company's Bylaws provide that they may be altered, amended or repealed at any regular or special meeting of the board of directors by not less than a two-thirds vote.

QUALIFICATIONS AND NUMBER OF DIRECTORS

    A director of a Texas business corporation is not required to be a shareholder, unless the corporation's articles of incorporation require otherwise. A director of a Texas electric cooperative, however, must be a member of the cooperative. A cooperative's board of directors may not consist of less than three directors. There generally are no minimum limits on the number of directors of a Texas business corporation, except as the corporation may provide in its articles of incorporation or unless the corporation has a classified board of directors (in which case there must be at least nine directors).

ISSUANCE OF STOCK IN SERIES

    A Texas electric cooperative cannot issue capital stock. A Texas business corporation must issue one class of capital stock and may issue different classes of stock. However, a business corporation has the additional ability to divide any preferred or special class of stock into different series, with different designations, preferences, limitations and relative rights among the various series.

MERGERS AND OTHER MAJOR TRANSACTIONS

    There is no provision in the Texas Electric Cooperative Act that provides for a true merger between electric cooperatives. Texas electric cooperatives may consolidate with other Texas electric cooperatives. Consolidation of two electric cooperatives requires the approval of the majority of the number present in person or by proxy.


    The provisions of the Texas Business Corporation Act applicable to mergers involving business corporations are much more complex. In general, the principal terms of a merger must first be approved by the board of directors of each corporation that is a party to the merger. Then the shareholders of each corporation must approve the merger by the affirmative vote of two-thirds of the shares entitled to vote thereon, unless the articles of incorporation or the Texas Business Corporation Act require a different percentage which cannot be less than a majority of the shares entitled to vote thereon. The Company's Articles of Incorporation do not change the vote required to approve a merger. Where any class of shares is entitled to vote as a class on the merger, then the merger is approved by that corporation only upon receiving the affirmative vote of the holders of a two-third of the shares of each class entitled to vote as a class and of the total number of shares entitled to vote on the merger unless the instrument establishing the class specifies a different voting requirement. The Company's Articles of Incorporation do not establish a series of preferred stock. The Company's Articles of Incorporation provide that any shareholder, or affiliate of a shareholder, as defined, holding in excess of 5% of our outstanding common stock will have the shareholder's voting rights for the shares in excess of 5% reduced to 1/100 per share.


DISSENTERS' RIGHTS

    Shareholders of a Texas business corporation have the right to dissent from, and to receive payment for their shares in the event of, certain transactions to which the corporation is a party, including mergers, sales of all or substantially all of the corporation's assets outside the ordinary course of business and certain amendments to the corporation's articles of incorporation that adversely affect the rights of the shareholders' shares. The right to dissent does not apply to the shareholders of a corporation surviving a merger if the vote of the shareholders of the surviving corporation was not required to approve the merger. Members of electric cooperatives do not have rights to dissent from any action under Texas law.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The provisions of the Texas Business Corporation Act relating to indemnification and the law relating to an electric cooperative are identical. The Articles of Incorporation of the Cooperative provide the following:

    Directors of the Cooperative shall not be liable to the Cooperative or its members for monetary damages for an act or omission in the Director's capacity as a director except that this Article does not eliminate or limit the liability of a Director for:

    (1) a breach of a director's duty of loyalty to the Cooperative or its shareholders or members;

    (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law:

    (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken with the scope of the Director's office;

    (4) an act or omission for which the liability or a Director is expressly provided for by statute; or

    (5) an act related to an unlawful stock repurchase or payment of a dividend.

    The Articles of Incorporation of the Company provide the following:

    Directors of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director except that this Article does not eliminate or limit the liability of a director to the extent the director is found liable for:

    (a) a breach of a director's duty of loyalty to the Corporation or its shareholders;

    (b) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

    (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken with the scope of the Director's office;

    (d) an act or omission for which the liability or a Director is expressly provided for by statute.

    It is intended that the Company would enter into an Indemnity Agreement with each of its directors and executive officers effective upon implementation of the Conversion Plan, which may provide rights additional to those that would be provided by the Texas Business Corporation Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Cooperative and the Company pursuant to the foregoing provisions, or otherwise, the Cooperative and the Company have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        FEDERAL INCOME TAX CONSEQUENCES


    The following is a summary of the federal income tax consequences resulting from the Conversion Plan and the rescission offer. We have not requested a private letter ruling from the Internal Revenue Service as to the federal income tax consequences of the Conversion Plan and, thus, there can be no assurance that the transaction would constitute a tax-free exchange for federal income tax purposes.



    We have been advised that the Conversion Plan will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code. We have also been advised that:



    (i) No gain or loss will be recognized by the Cooperative upon consummation of the Conversion Plan and the Cooperative's basis in its assets, holding period for its assets, annual accounting period and accounting methods would not be affected by the Conversion Plan.



    (ii) The exchange of equity accounts for common stock issuable upon consummation of the Conversion Plan will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code. No gain or loss will be recognized by the Company upon the exchange; no gain or loss will be recognized by certain members upon the exchange, except for, certain members who had deductible expenses for tax purposes on the purchase of services from the Cooperative that did not previously recognize taxable income on the related allocations to their equity accounts; the basis of the common stock issuable to the members will be the same as the basis of member' applicable equity account balances surrendered in the Conversion Plan, except certain members who recognize taxable income as a result of the Conversion Plan will increase their basis in their common stock.



   (iii) The exchange of membership interests for common stock issuable in the Conversion Plan will constitute a reorganization with the meaning of
         Section 368(a)(1)(E) of the Code. No gain or loss will be recognized by the Company upon the Conversion Plan; no gain or loss will be recognized by certain members upon consummation of the Conversion Plan, except for, certain members who had deductible expenses for tax purposes on the purchase of services from the Cooperative that did not previously recognize taxable income on the related allocations to their equity accounts; and the basis of the common stock issuable to the members will be the same as the basis of the members membership interest, except certain members who recognize taxable income as a result of the Conversion Plan will increase their basis in their common stock. All members who receive stock, cash or electric credits for their membership interest may have federal income tax consequences.



    (iv) Certain members will recognize taxable income on the rescission offer. These are members who took a deduction for tax purposes on the services purchased from the Cooperative that did not previously recognize taxable income on the related allocations to their equity accounts. In addition, the rescission offer could result in constructive receipt for tax purposes even if it was not accepted by the members.



    (v) The Conversion Plan and the rescission offer assume there is no value in the members' property rights that the members are entitled to under
        Section 2 of the Cooperative's Bylaws (Article VIII). This would create a tax risk to the Cooperative if it is determined that there is value in the members' property rights.



    This conclusions are based on a review of previously issued private letter rulings by the Internal Revenue Service, court opinions involving transactions with similar but not identical characteristics and other sources of authority. Because the Internal Revenue Service has not previously ruled on a transaction involving the conversion of a Section 501(c)(12) cooperative, there is a lack of direct precedent for the stated tax treatment. We have been advised, however, that existing precedent involving transactions with similar but not identical characteristics will, if followed, cause the

Conversion Plan to be treated as and constitute a tax-free exchange to the Cooperative. Our advisors have no reason to believe that the Internal Revenue Service will not follow this precedent.


    EACH CURRENT AND FORMER MEMBER OF THE COOPERATIVE SHOULD CONSULT A PROFESSIONAL TAX ADVISER ON THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE CONVERSION PLAN TO SUCH PERSON OR ENTITY.

                              ACCOUNTING TREATMENT

    The Conversion Plan will be accounted for as a capital restructuring for accounting purposes. Upon full implementation of the Conversion Plan, the value of the Cooperative's assets and liabilities would be unchanged in the hands of the Company and no gain or loss would be recorded by the Company as a result of implementation of the Conversion Plan.

                                RESCISSION OFFER

    For those current members of the Cooperative who elected, by affirmative action or by inaction, to receive shares of our common stock pursuant to the Conversion Plan, we are offering you the opportunity to rescind that election and to instead receive payment for your interests in the Cooperative by receiving:

    1. A reduction of your electric bills equally over a period of 24 months in an amount equal to $100 plus the amount, if any, in your equity account on the books of the Cooperative (after inclusion of an additional amount for your membership interest) divided by 24; or


    2. A lump sum cash payment in an amount to be determined by your participation in a dutch auction process to be conducted by the Cooperative.



    For those former members of the Cooperative who have an equity account on the books of the Cooperative and who elected, by affirmative action or by inaction, to receive shares of our common stock pursuant to the Conversion Plan, we are offering you the opportunity to rescind that election and to instead receive payment in full for your interests in the Cooperative by receiving a lump sum cash payment in an amount to be determined by your participation in a dutch auction process to be conducted by the Cooperative.



    The rescission dutch auction process will be similar to the dutch auctions previously conducted by the Cooperative. See "Conversion Plan-Consideration Under the Conversion Plan." Specifically, the Cooperative will set aside $500,000 to be used in the rescission dutch auction process. On the rescission election form provided to you with this prospectus, you may indicate your desire to participate in the rescission dutch auction process and, if you elect to participate, provide the Cooperative with the percentage (not to exceed 70%) of your equity account balance that you are willing to take in cash. Once the Cooperative has received all of the bids from members who wish to participate in the rescission dutch auction process, it will accept bids until all of the funds set aside have been used, with the lowest bid being the first to be accepted, the next lowest being the next to be accepted, and so forth. Those members whose bids are accepted will receive cash in the amount of their bids in exchange for their interests in the Cooperative. If there are not enough funds remaining from the amount set aside to accept a bid, that bid and all bids that are greater in percentage will not be accepted and the bidders who made those bids will receive shares of our common stock instead of cash for their interests in the Cooperative.



    EVEN IF YOU ELECT TO PARTICIPATE IN THE COOPERATIVE'S RESCISSION OFFER, YOU MAY NEVERTHELESS PURCHASE SHARES OF OUR COMMON STOCK IN THE OFFERING THAT WE ARE MAKING TO CURRENT AND FORMER MEMBERS OF THE COOPERATIVE.

    The reason that the Cooperative is providing you with this rescission offer is so that you may have another opportunity to take credits against your electric bills, if you are a current member of the Cooperative, or to receive cash by participating in the rescission dutch auction process instead of receiving shares of our common stock in exchange for your interest in the Cooperative. This is particularly important because it has been over two years since the Cooperative's members voted to approve the Conversion Plan and the business and financial condition of the Cooperative have changed during that time. It is also intended to clear up securities law violations, if any, that may exist as a result of the delay between the time that the votes were taken and the consummation of the Conversion Plan as described in this prospectus. Even if you do not accept our rescission offer, you are not barred for exercising the rights that may be available to you under applicable securities laws.



    If you are an Eligible Interest Owner, you will receive an election form with this prospectus. The election form will set forth, among other things, the number of shares you are entitled to receive as a result of implementation of the Conversion Plan, the amount in your equity account on the books of the Cooperation and a place for you to indicate whether or not you wish to accept our rescission offer. You will have a period of 60 days from the date of the prospectus to return the election form. If we have not received your election form by the close of business on the 60th day following the date of this prospectus, you will be deemed to have rejected our rescission offer and we will cause your shares of our common stock to be issued to you. See "Distribution Plan."

                                 CAPITALIZATION



    The following table sets forth the actual capitalization of the Cooperative at December 31, 2000, and the pro forma capitalization of the Company as of December 31, 2000, including the effects of the following transactions:



    (1) Conversion of the Cooperative from a member owned cooperative to a shareholder owned business. The reclassification of Equities and margins to Common stock and Additional paid in capital. The reclassification of $859,000 of deferred stock conversion costs to Additional paid in capital. The reclassification of the maximum amount, $15,750,000, of the rescission and purchase offers from Additional paid in capital to Temporary equity. Once the rescission and purchase commitment periods end, any remaining Temporary equity will be reclassified into Additional paid in capital.



    (2) Sale by the Company of shares pursuant to the best efforts offering assuming 1/2 of the offer is accepted. This sale is assumed to equal 1,575,000 shares, of our common stock at a sales price of $10.00 per share, net of estimated offering expenses of $500,000. There can be no assurances as to the number of shares issued under the best efforts offering. Actual shares sold under the offering could be significantly less than 1,575,000 shares.



    (3) Sale by the Company of shares pursuant to the best efforts offering assuming 100% of the offer is accepted. This sale is assumed to equal 3,150,000 shares, of our common stock at a sales price of $10.00 per share, net of offering expenses of $500,000. There can be no assurances as to the number of shares issued under the best efforts offering. Actual shares sold under the offering could be significantly less than 3,150,000 shares.



    This table should be read in conjunction with the consolidated financial statements including notes thereto, included on pages F-1 to F-29.



                                                           DECEMBER 31, 2000 (UNAUDITED)
                                              --------------------------------------------------------
                                                                            PRO FORMA
                                                            ------------------------------------------
                                               ACTUAL         (1)         (1) AND (2)      (1) AND (3)
                                              --------      --------      -----------      -----------
                                                               (AMOUNTS IN THOUSANDS)
Total long-term debt........................  $156,834      $156,834       $156,834         $156,834
Current portion of mortgage notes, capital
  leases, and other.........................     8,743         8,743          8,743            8,743
Lines of credit.............................    27,854        27,854         27,854           27,854
                                              --------      --------       --------         --------
  Total debt................................   193,431       193,431        193,431          193,431

Temporary equity............................        --        15,750         15,750           15,750
Common stock, $.01 par value, 50,000,000
  shares authorized, 0, 1,575,000,
  3,150,000, 4,725,000, issued and
  outstanding, respectively.................        --            16             32               47
Additional paid in capital (deficit)........        --       (10,613)         4,621           19,856
Retained earnings (deficit).................        --            --             --               --
Equities and margins........................     6,012            --             --               --
                                              --------      --------       --------         --------
  Total shareholder equity (deficit)........     6,012       (10,597)         4,653           19,903
                                              --------      --------       --------         --------
  Total capitalization......................  $199,443      $198,584       $213,834         $229,084
                                              ========      ========       ========         ========



                                    DILUTION



    The difference between the $10.00 offering price per share of common stock and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in the offering.

Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities and $859,000 of deferred charges) by the pro forma number of outstanding shares of our common stock.



    At December 31, 2000, the pro forma net tangible book value of the Company (as successor to the Cooperative) was $5,153,000 or $3.27 per share, after giving effect to the conversion of the Cooperative from a member owned cooperative to a shareholder owned business corporation. Without taking into account any changes in net tangible book value attributable to operations after December 31, 2000, other than the issuance and sale by the Company of 3,150,000 shares of common stock offered hereby to the current and former members of the Cooperative, at an offering price of $10.00 per share, the pro forma net tangible book value of the Company as of December 31, 2000, after offering expenses, would have been $36,153,000 or $7.65 per share. This represents an immediate increase in net tangible book value of $4.38 per share to the existing shareholders and an immediate dilution of $2.35 per share to the shareholders purchasing additional shares of our common stock. The following table illustrates this dilution, on a per share basis (assuming implementation of the transactions described in this prospectus):



Initial offering price of common stock......................              $10.00
Net tangible book value as of December 31, 2000.............   $3.27
Increase in net tangible book value attributable to existing
  shareholders..............................................    4.38
                                                               -----
Pro forma net tangible book value after offering............                7.65
                                                                          ------
  Decrease in net tangible book value attributable to new
    purchases of stock by current and former members of the
    Cooperative.............................................              $ 2.35
                                                                          ======



    The following table summarizes, as of December 31, 2000, the total number of shares of common stock issued by the Company, the aggregate consideration paid and the average price per share for the existing members/shareholders and sale of shares of our common stock to current and former members of the Cooperative:



                                     SHARES ISSUED           TOTAL CONSOLIDATION         AVERAGE
                                  --------------------      ----------------------      PRICE PER
                                   NUMBER     PERCENT         AMOUNT      PERCENT         SHARE
                                  ---------   --------      -----------   --------      ---------
Existing members/shareholders:
  Equities and margins..........  1,575,000       33%       $ 6,012,000       16 %       $ 3.82
  Deferred stock conversion
    costs.......................                               (859,000)      (2)%         (.55)
                                  ---------     ----        -----------     ----         ------
    Tangible book value.........  1,575,000       33%         5,153,000       14 %         3.27
Sale of stock to the current and
  former members of the
  Cooperative...................  3,150,000       67%        31,500,000       86 %        10.00
                                  ---------     ----        -----------     ----         ------
    Total shares................  4,725,000      100%       $36,653,000      100 %       $ 7.76
                                  =========     ====        ===========     ====         ======



    We have not reflected any effect of the Cooperative's rescission offer (See "Rescission Offer") or our purchase commitment (See "Conversion Plan--Our Purchase Commitment") in the dilution tables above.



                                USE OF PROCEEDS



    We estimate that our net proceeds from the sale of the 3,150,000 shares of common stock we are offering to the current and former members of the Cooperative at an offering price of $10.00 will be approximately $31,000,000 after deducting the estimated offering expenses of $500,000. We expect to use the net proceeds from this offering for general corporate purposes, including working capital. Pending this use, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)



    The following tables set forth selected consolidated financial statement information for each of the years in the five-year period ended March 31, 2000 and the nine months ended December 31, 1999 and 2000. The Consolidated Statements of Operations, Balance Sheet and Cash Flows Data for and as of the end of each of the years in the five-year period ended March 31, 2000 and the nine months ended December 31, 1999 and 2000 (unaudited) are derived from the Consolidated Financial Statements of the Cooperative. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in the Registration Statement.



                                                                MARCH 31,                            DECEMBER 31,
                                           ----------------------------------------------------   -------------------
                                             1996       1997       1998       1999     2000(2)    1999(2)    2000(2)
                                           --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:                                                            (Unaudited)
  Operating revenues....................   $ 52,065   $ 55,671   $ 59,686   $ 55,516   $ 57,083   $ 43,694   $ 52,920
  Operating expenses....................     57,663     56,574     61,643     56,088     59,705     43,893     58,004
                                           --------   --------   --------   --------   --------   --------   --------
    Operating income (loss).............     (5,598)      (903)    (1,957)      (572)    (2,622)      (199)    (5,084)
  Nonoperating income (loss)............        552       (570)    (2,234)       959     (3,117)    (3,224)      (199)
                                           --------   --------   --------   --------   --------   --------   --------
  Income (loss) before extraordinary
    item and accounting change..........     (5,046)    (1,473)    (4,191)       387     (5,739)    (3,423)    (4,885)
  Extraordinary item--..................
    Gain on extinguishment of debt......         --         --         --         --         --         --        969 (3)
  Cumulative effect of accounting
    change..............................     (2,086)(1)       --       --         --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
  Net income (loss).....................   $ (7,132)  $ (1,473)  $ (4,191)  $    387   $ (5,739)  $ (3,423)  $ (3,916)
                                           ========   ========   ========   ========   ========   ========   ========
BASIC AND DILUTED PRO FORMA EARNINGS PER
  SHARE:
  Pro forma shares outstanding..........      1,575      1,575      1,575      1,575      1,575      1,575      1,575
                                           ========   ========   ========   ========   ========   ========   ========
  Income (loss) from continuing
    operations..........................   $  (3.20)  $   (.94)  $  (2.66)  $    .25   $  (3.64)  $  (2.17)  $  (3.10)
  Extraordinary item....................         --         --         --         --         --         --        .62 (3)
  Cumulative effect of accounting
    change..............................      (1.32)(1)       --       --         --         --         --         --
                                           --------   --------   --------   --------   --------   --------   --------
    Net income (loss)...................   $  (4.53)  $   (.94)  $  (2.66)  $    .25   $  (3.64)  $  (2.17)  $  (2.48)
                                           ========   ========   ========   ========   ========   ========   ========
CONSOLIDATED BALANCE SHEET DATA:
  Utility plant, net....................   $152,613   $151,927   $153,921   $155,567   $169,537   $169,335   $170,111
  Total assets..........................    186,052    182,582    181,455    181,983    200,881    198,530    218,382
  Equity and margins....................     25,833     23,836     18,899     19,245     12,659     14,997      6,012
  Long-term debt, net...................    124,714    120,517    126,241    125,625    140,333    136,098    156,834
  Working capital (deficit).............    (22,033)   (26,932)   (27,933)   (28,344)   (38,290)   (36,418)   (44,036)

CONSOLIDATED CASH FLOWS:
  Net cash provided (used) by:
    Operating activities................   $  3,127   $  4,737   $  6,332   $  8,674   $  7,200   $  5,095   $  5,732
    Investing activities................    (19,347)    (5,284)   (11,795)   (10,004)   (14,124)    (7,660)   (23,867)
    Financing activities................     11,022      1,913      4,922      1,382      7,065      2,351     17,423


--------------------------


(1) Effective April 1, 1995, the Cooperative adopted Statement of Financial Accounting Standard ("SFAS") No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pension". This statement required the recognition of postretirement benefit costs other than pensions over the service life of employees. The adoption of SFAS No. 106 resulted in a charge of $2,086,000 related to the cumulative effect of this change in accounting principle for the year ended March 31, 1996.



(2) As discussed in Note 3 to the Consolidated Financial Statements included herein, the Cooperative acquired McCulloch Electric Cooperative, Inc. ("McCulloch") effective August 31, 1999. McCulloch's operations subsequent to the acquisitions are included in the consolidated statement of operations.



(3) As discussed in Note 11 to the consolidated financial statements included herein, substantially all of the McCulloch long-term debt was refinanced resulting in a extraordinary gain for early extinguishment.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



    The following discussion and analysis of the Cooperative's financial condition and results of operations for the years ended March 31, 1998, 1999 and 2000 and the nine months ended December 31, 1999 and 2000 (unaudited) should be read in conjunction with the Cooperative's audited consolidated financial statements included elsewhere in this document.



OVERVIEW



    The Company is presently a wholly-owned subsidiary of the Cooperative, a member-owned, tax-exempt electric cooperative founded in 1939. On January 1, 1999, in conjunction with a corporate restructuring plan, the Company was formed. To date, the Company has produced no net income or loss.



    On the effective date of this Registration Statement:



    - Substantially all of the Cooperative's assets will be transferred in exchange for up to 1,575,000 shares of the Company's common stock;



    - The common stock will be distributed to the Cooperative's equity holders in accordance with the Conversion Plan;



    - The Company will then become successor corporation to the Cooperative; and



    - All subsequent utility operations will be conducted through the Company.



    The Company does not own electric generating facilities. Management believes that not owning electric generating facilities creates a distinct competitive advantage by allowing the Company to competitively bid for the lowest wholesale power available for its customers. The Company acquires wholesale electric power through long-term electric supply contracts with various electric suppliers. In addition to electricity sales, the Company also provides other electric services, such as installation and repair.



    In addition, to a lesser extent, the Company owns certain interest in oil and gas properties and real estate and other investments.



RESULTS OF OPERATIONS



NINE MONTHS ENDED DECEMBER 31, 2000 COMPARED TO NINE MONTHS ENDED DECEMBER 31,
  1999



NET INCOME (LOSS)



    For the nine months ended December 31, 2000 ("NM 2000"), the net loss was $3,916,000 compared to a net loss of $3,423,000 for the nine months ended December 31, 1999 ("NM 1999"), a decrease of $493,000. The decrease was primarily composed of a:



    - $3,878,000 write-off of investments in the Citizen's assets and MDC for NM 2000;



    - $3,344,000 write-off of an investment in XPLOR reported for NM 1999;



    - $969,000 extraordinary gain on extinguishment of debt; offset by a



    - $4,885,000 decrease in operating margins for NM 2000.



OPERATING REVENUES



    Operating revenues for NM 2000 was $52,920,000 compared to $43,694,000 for NM 1999, an increase of $9,226,000 (21.1%), which was primarily attributable to the increased electric revenues.

Electric revenue for NM 2000 was $50,652,000 compared to $41,445,000 for NM 1999, an increase of $9,207,000 (22.2%). McCulloch Electric Cooperative, Inc. ("McCulloch"), which was consolidated with the Cooperative on September 1, 1999, reported operating revenues for NM 2000 and the four months ended December 31, 1999 of $5,232,000 and $1,885,000, respectively, and electric revenue of $5,192,000 and $1,875,000, respectively.



    Average revenue/Kwh sold for NM 2000 and NM 1999 was 8.96 cents and 8.32 cents, respectively, a .64 cent (7.7%) increase. The per-unit revenue increase was primarily attributable to higher power costs, see below, which are billed to the customers in the form of higher fuel costs adjustments.



    Other revenues from various electric services and fees for NM 2000 and NM 1999 was $1,900,000 and $2,067,000, respectively, a decrease of $167,000 (8.8%).
The decrease was primarily attributable to a $374,000 decrease in electrical services revenue was offset by a $101,000 increase in revenue from forfeited discounts.



OPERATING EXPENSES



    Operating expenses for NM 2000 and NM 1999 were $58,004,000 and $43,893,000, respectively, an increase of $14,111,000 (32.1%). McCulloch's operating expenses for NM 2000 and the four months ended December 31, 1999 were $4,914,000 and $1,773,000, respectively.



    Purchased power for NM 2000 increased by $7,366,000 (29.4%) to $32,379,000 compared to $25,013,000 reported for NM 1999. McCulloch's purchased power cost for NM 2000 and the four months ended December 31, 1999 were $3,395,000 and $1,058,000, respectively.



    Average cost/Kwh sold for NM 2000 and NM 1999 was approximately 5.16 cents and 4.74 cents, respectively, a .42 cent (5.86%) increase. The increase is primarily attributable to higher purchased power costs caused by higher natural gas prices used in the generation of electric power.



    Electric operating margins (electric revenue less purchased power cost) for NM 2000 was $18,273,000 compared to $16,432,000 for NM 1999, an increase of $1,841,000 (11.2%), of which $980,000 was related to McCulloch. This increase was primarily related to a 12.9% increase in Kwh sold for NM 2000, of which 11.8% was attributable to McCulloch. Average margin/Kwh sold for NM 2000 and NM 1999 was 2.31 cents and 2.45 cents, respectively, a .14 cent (5.71%) decrease. This per-unit margin decrease was caused by fuel cost adjustments recorded during NM 2000.



    Operating and maintenance expenses for NM 2000 increased $1,096,000 (25.0%) to $5,484,000 from $4,388,000 reported for NM 1999. McCulloch's O&M expenses for NM 2000 and the four months ended December 31, 1999 were $427,000 and $136,000, respectively. The remaining increase was due to increased salaries and compensation expenses and higher maintenance expenses.



    Administrative and general expenses for NM 2000 and NM 1999 was $2,559,000 and $3,098,000, respectively, a $539,000 (21.1%) decrease. McCulloch's administrative and general expenses for NM 2000 and the four months ended December 31, 1999 were $396,000 and $202,000, respectively. Included in administrative and general expenses for NM 1999 was $513,000 for Achievement Based Compensation Contracts, as discussed in Note 22 to the consolidated financial statements.



    Depreciation and amortization expense for NM 2000 increased $421,000 (10.7%) to $4,340,000 compared to $3,919,000 for NM 1999. McCulloch's depreciation and amortization expense for NM 2000 and the four months ended December 31, 1999 were $462,000 and $196,000, respectively. The remaining increase is due to depreciation on utility plant additions.



    Interest expense for NM 2000 was $7,903,000 compared to $5,721,000 for NM 1999, an increase of $2,182,000 (38.1%). The increase was due to additional borrowings and higher interest rates. As of December 31, 2000 and 1999, the Cooperative's total long-term debt was $123,388,000 and $111,569,000, respectively, with variable interest rates at 8.55% and 6.85% respectively, and fixed rates at 5.99%. As of December 31, 2000 and 1999, the Cooperative's short-term line of credit was $27,854,000 and $25,121,000, respectively, with interest rates at 8.55% and 7.05% respectively.



    Other operating expenses for NM 2000 decreased $344,000 (44.0%) to $437,000 from $781,000 for NM 1999. The decrease was due primarily to a $369,000 decrease in the cost to provide various electric services.



    As discussed in Notes 4 and 5 to the consolidated financial statements included herein, the Cooperative wrote-off investments totaling $3,878,000 in the terminated Citizens and MDC acquisitions.



OPERATING INCOME (LOSS)



    Operating loss for NM 2000 increased $4,885,000 to a loss of $5,084,000 as compared to a loss of $199,000 for NM 1999. The decrease was primarily comprised of a:



    - $1,841,000 increase in electric margins;



    - $539,000 decrease in administrative and general expenses; offset by,



    - $1,096,000 increase in operating and maintenance expenses;



    - $421,000 increase in depreciation and amortization expenses, and a



    - $2,182,000 increase in interest expense.



OTHER NONOPERATING TRANSACTIONS AND EXTRAORDINARY ITEM



    Nonoperating margins were comprised primarily of a:



    - $3,344,000 write-off of an investment in XPLOR for NM 1999; and



    - $969,000 extraordinary gain on early extinguishment of debt for NM 2000.



    As discussed in Note 11 to the consolidated financial statements, the Cooperative paid-off certain long-term debt resulting in an extraordinary gain of $969,000 on early extinguishment of debt.



    As discussed in Note 6 to the consolidated financial statements included herein, the Cooperative owned a common stock investment in XPLOR , a privately held company, that merged with another privately held entity on August 19, 1999. According to the terms and conditions of the merger, XPLOR's common stock investment was effectively canceled. As a result of the common stock cancellation, the Cooperative wrote-off the balance of its $3,344,000 investment in XPLOR. Prior to the write-off, in 1997 the Cooperative recorded a $2,378,000 equity loss in the investment.



YEAR ENDED MARCH 31, 2000 COMPARED TO YEAR ENDED MARCH 31, 1999



NET INCOME (LOSS)



    For the year ended March 31, 2000 ("2000"), the net loss was $5,739,000 compared to net income of $387,000 for the year ended March 31, 1999 ("1999"), a decrease in earnings of $6,126,000. The decline for 2000 was primarily attributable to a:



    - $988,000 increase in administrative and general expenses;



    - $927,000 increase in depreciation and amortization expenses;



    - $1,037,000 increase in interest expenses; and a



    - $3,344,000 write-off of an investment in XPLOR.

OPERATING REVENUES



    Operating revenues for 2000 was $57,083,000 compared to $55,516,000 for 1999, an increase of $1,567,000 (2.8%), of which $3,150,000 was attributable to the September 1, 1999 merger of McCulloch Electric Cooperative, Inc. ("McCulloch"). The operating revenue increase was primarily composed of a:



    - $2,748,000 (5.3%) increase in electric sales;



    - $335,000 (17.7%) increase in other revenues; and a



    - $1,516,000 (77.3%) decrease in gas sales.



    Electric sales for 2000 was $54,413,000 compared to $51,665,000 for 1999, an increase of $2,748,000 (5.3%), of which $3,095,000 was McCulloch's electric sales for the seven months ended March 31, 2000.



    Average revenue/Kwh sold for 2000 and 1999, without McCulloch was 8.33 cents and 7.74 cents, respectively, a 7.62% increase. For the seven months ended
March 31, 2000, McCulloch's average revenue/Kwh sold was 6.61 cents.



    Other revenues for 2000 increased $335,000 (17.7%) to $2,225,000 from $1,890,000 for 1999. This increase was due primarily to a $398,000 (94.8%) increase in electric oilfield service revenue.



    Gas sales and royalty income decreased $1,516,000 (77.3%) during 2000 from $1,961,000 reported for 1999. This decrease was due primarily to the July 1998 sale of the Company's gas gathering facilities. Gas sales and royalty income for 2000 totaled $445,000 and was related to various oil and gas royalty interest.



OPERATING EXPENSES



    Operating expenses for 2000 was $59,705,000 compared to $56,088,000 for 1999, an increase of $3,617,000 (6.4%), of which $3,113,000 (5.6%) was attributable to McCulloch.



    Purchased power for 2000 increased by $1,236,000 (3.9%) to $32,979,000 compared to $31,743,000 reported for 1999. The increase included $1,737,000 related to McCulloch. Power costs without McCulloch for 2000 was $31,242,000, a decrease of $501,000 (1.6%). Average cost/Kwh sold for 2000 and 1999, without McCulloch, was approximately 4.83 cents, for both periods. For the seven months ended March 31, 2000, McCulloch's average cost/Kwh sold was 3.29 cents.



    Electric operating margins (electric revenue less purchased power cost) for 2000 was $21,434,000 compared to $19,922,000 for 1999, an increase of $1,512,000
(7.6%), of which $1,358,000 (6.8%) was related to McCulloch. Average margin/Kwh sold for 2000 and 1999, without McCulloch, was 2.37 cents and 2.42 cents, respectively. For the seven months ended March 31, 2000, McCulloch's average margin/ Kwh sold was 2.62 cents.



    Operating and maintenance expenses for 2000 increased $671,000 (12.4%), to $6,083,000 from $5,412,000 reported for 1999. The increase was due to a $267,765 increase related to McCulloch, increased salaries and compensation costs and higher maintenance costs.



    Gas purchases decreased 100% due to the sale of the Company's gas gathering facilities in July 1998.



    Administrative and general expenses for 2000 increased $988,000 (25.1%) to $4,925,000 from $3,937,000 reported for 1999. The increase included $431,000 related to McCulloch. The remaining increase was attributable to computer conversion costs, increased salaries and compensation, and acquisition evaluations costs.

    Depreciation and amortization expenses for 2000 increased $927,000 (21.0%) to $5,339,000 compared to $4,412,000 for 1999. The increase included $346,000 related to McCulloch. The remaining increase is due to depreciation on utility plant additions.



    Interest expense for 2000 was $7,932,000 compared to $6,895,000 for 1999, an increase of $1,037,000 (15.0%) of which $92,000 was related to McCulloch. The remaining increase was due to additional borrowings at higher interest rates. As of March 31, 2000 and 1999, the interest rate on the Cooperative's variable rate long-term notes payable was 7.35% and 5.75% respectively, and the rate on the fixed rate long-term notes payable was 5.99% for both periods.



    Other operating expenses for 2000 increased $502,000 (83.1%) to $1,106,000 from $604,000 for 1999. The increase was due primarily to $421,000 increase in cost to provide various electric services.



OPERATING LOSS



    Operating loss for 2000 increased $2,050,000 to a loss of $2,622,000 as compared to a loss of $572,000 for 1999. The decrease was primarily attributable to a:



    - $988,000 increase in administrative and general expenses;



    - $927,000 increase in depreciation and amortization expenses; and a



    - $1,037,000 increase in interest expense.



NONOPERATING MARGINS



    Nonoperating margins for 2000 decreased $4,076,000 to a loss of $3,117,000 from a gain of $959,000 reported for 1999. The decrease was primarily the result of a $3,344,000 write-off of an investment in XPLOR and a $841,000 gain reported in 1999 from the sale of the Company's gas gathering facilities.



YEAR ENDED MARCH 31, 1999 COMPARED TO YEAR ENDED MARCH 31, 1998



NET INCOME (LOSS)



    Net income for the year ended March 31, 1999 ("1999") was $387,000, an increase of $4,578,000 (109.2%) over the net loss of $4,191,000 reported for the year ended March 31, 1998 ("1998"). The improvement was primarily attributable to a:



    - $2,092,000 increase in electric margins;



    - $841,000 gain on sale of gas gathering and marketing subsidiaries; and a



    - $2,378,000 equity loss on the investment of XPLOR.



OPERATING REVENUES



    Operating revenues for 1999 were $55,516,000 compared to $59,686,000 for 1998, a decline of $4,170,000 (7.0%), of which $3,401,000 was related to a decline in gas sales resulting from the Company's sale of its gas gathering and marketing subsidiaries in July 1998.



    Electric sales for 1999 decreased $533,000 (1.0%) to $51,665,000 as compared to $52,198,000 for 1998. The decrease was due primarily to a decline in commercial electric sales resulting from the shutting-in of electric oilfield production equipment due to the dramatic drop in oil prices during most of 1999.



    Average revenue/Kwh sold for 1999 and 1998 was 7.74 cents and 7.89 cents, respectively, a 1.9% decline.

    Gas sales for 1999 decreased $3,401,000 (63.4%) to $1,961,000 from
$5,362,000 for 1998. The decrease was due July 1998 sale of the Company's gas gathering facilities.



OPERATING EXPENSES



    Operating expenses for 1999 was $56,088,000 compared to $61,643,000 for 1998, a decline of $5,555,000 (9.0%). The decline was primarily due to a $2,625,000 (7.6%) decline in purchased power cost and a $3,243,000 (65.1%)
decline in gas purchases result from the sale of gas gathering facilities.



    Purchased power for 1999 decreased $2,625,000 (7.6%) to $31,743,000 compared to $34,368,000 for 1998. The decrease was due primarily to a decline in average power cost and a 1.6% decline in sales. Average cost/Kwh sold for 1999 and 1998 was 4.83 cent and 4.94 cents, respectively, a 2.2% decline.



    Electric operating margins (electric revenue less purchased power cost) for 1999 was $19,922,000 compared to $17,830,000 for 1998, an increase of $2,092,000
(11.7%). Average margin/Kwh sold for 1999 and 1998 was 2.42 cents and 2.19 cents, respectively, a 10.5% increase.



    Operating and maintenance expense for 1999 were slightly higher due to increase salaries and other maintenance costs.



    Gas purchases for 1999 decreased $3,243,000 (65.1%) due to the July 1998 sale of the Company's gas gathering facilities.



    Administrative and general expenses increased $287,000 (7.9%) to $3,937,000 for 1999 compared to $3,650,000 reported for 1998 period. This increase was due primarily to increased salaries and compensation costs.



    Depreciation and amortization expense for 1999 and 1998 was relatively unchanged at $4,412,000 and $4,394,000, respectively.



    Property tax expenses decreased $277,000 (17.0%) to $1,348,000 for 1999 from $1,625,000 for 1998. The decrease was due primarily to the sale of gas gathering facilities during 1999.



    Interest expense for 1999 increased $319,000 (4.9%) to $6,895,000 compared to $6,576,000 for 1998 and was due primarily to increased borrowings.



    Other expenses decreased $508,000 (45.7%) to $604,000 for 1999 from $1,112,000 for 1998. The decrease was due to the sale of gas gathering facilities during 1999.



OPERATING LOSS



    Operating loss decreased by $1,385,000 (70.8%) to a loss of $572,000 for 1999 compared to a loss of $1,957,000 for 1998. The increase was primarily attributable to a $2,092,000 increase in electric margins.



LIQUIDITY AND CAPITAL RESOURCES



    As of March 31, 2000, the Company had:



    - Cash and cash equivalents of $1,531,000;



    - A working capital deficit of $38,290,000 (including short-term borrowings of $26,179,000 and $7,607,000 related to current portion of long-term obligations); and



    - Long-term indebtedness of $140,333,000, net of current portion.



    At March 31 and December 31, 2000, the Company's debt to equity ratio was 14 to 1 and 32 to 1, respectively.

    The Company's primary sources of liquidity are cash flows from operations and additional borrowings available from the National Rural Utilities Cooperative Finance Corporation, the Company's primary lender. These borrowings are secured by substantially all of the Company's utility plant assets. The existing long-term debt consists of series of loans from the NRUCFC that impose various restrictive covenants, including the loan provisions that prohibit the incurrence or guaranty of other secured indebtedness and requires the maintenance of a 1.35 debt service coverage ratio, as defined in the NRUCFC Loan Agreements. In addition, the Cooperative may not make any cash distribution or any general cancellation or abatement of charges for electric energy or services to its members if the ratio of equity to total assets is less than 20%. As of December 31, 2000, the Cooperative's equity to total assets ratio, as defined by the NRUCFC Loan Agreements, was 2.8%. At December 31, 2000, the Cooperative was in compliance with its NRUCFC loan agreements or had obtained waivers of certain covenants therein that the Cooperative was required to meet.



    On March 5, 2001, NRUCFC issued a letter to the Cooperative that, among other things:



    - notified the Cooperative that all existing NRUCFC indebtedness may remain in place with NRUCFC after the conversion from a cooperative to a business corporation; and,



    - notified the Cooperative that NRUCFC will not make any additional loans above its existing commitments.



    At December 31, 2000, the Company had drawn almost all of its available funds under its $28,000,000 million line of credit with NRUCFC. The line of credit is renewable each June 24th. The Company believes that this line of credit will be extended through June 24th, 2002.



    As of March 7, 2001, all available borrowing capacity under the NRUCFC loan agreements has been utilized by the Cooperative. Historically, substantially all of the Cooperative's utility plant additions have been financed with long-term borrowings from NRUCFC. In order for the Cooperative to meet its working capital needs, debt service requirements, rescission offer and common stock purchase commitment and planned capital expenditures, it is in the process of implementing the following cash management plans:



    - implementing additional rate increases,



    - securing new financing,



    - reducing short term capital expenditures, and



    - selling nonstrategic assets such as the transmission system and real estate.



    As discussed in Notes 4 and 5 to the consolidated financial statements, as of December 31, 2000, the Cooperative charged off $2,815,000 and $1,063,000, respectively, associated with the termination of the Cooperative's acquisitions of certain Citizens' assets and MDC.



    The adverse financial impact on the Cooperative's financial condition resulting from the $3,878,000 charge is as follows:



    - a $3,878,000 increase in total debt;



    - a $3,878,000 reduction in net worth;



    - a reduction in future earnings due to higher interest costs for the increased borrowing;



    - a worsening of the debt to equity ratio;



    - a worsening of the equity to total asset ratio.

CASH FLOW DATA



OPERATING ACTIVITIES



    During the nine months ended December 31, 2000, ("NM 2000") and the nine months ended December 31, 1999 ("NM 1999"), cash provided by operating activities was $5,732,000 and $5,095,000, respectively, and net income plus non-cash charges provided operating cash flow of $4,381,000 and $7,408,000, respectively. Significant items that increased (decreased) NM 2000 and NM 1999 cash flows, respectively, were changes in:



    - deferred charges and credits of ($1,679,000) and ($1,730,000);



    - accounts receivable of ($1,398,000) and ($1,269,000);



    - purchased power cost subject to refund of $1,408,000 and $1,736,000; and,



    - accounts payable and accrued expenses of $3,520,000 and ($10,000).



    During the year ended March 31, 2000 ("2000"), cash provided by operating activities was $7,200,000. Net income plus non-cash charges provided $7,515,000 of operating cash flow for 2000. Other items that significantly increased (decreased) cash flow during 2000 were changes in:



    - deferred charges and credits of ($1,455,000);



    - accounts receivable of $422,000;



    - purchased power cost subject to refund of $2,189,000; and,



    - accounts payable and accrued expenses of ($722,000).



    During the year ended March 31, 1999 ('1999"), cash provided by operating activities was $8,674,000. Net income plus non-cash charges provided $8,841,000 of operating cash flow during the period. Other items that significantly increased (decreased) cash flow during 1999 were changes in:



    - deferred charges and credits of ($1,150,000);



    - accounts receivable of $1,571,000;



    - purchased power cost subject to refund of $922,000; and,



    - accounts payable and accrued expenses of ($1,644,000).



INVESTING ACTIVITIES



    During NM 2000 and NM 1999, cash used by investing activities was $23,867,000 and $7,660,000, respectively, an increase of $16,207,000 of which $14,667,000 was related to a pass-through loan agreement with United Fuel and Energy Corporation ("United Fuel"). Substantially all of the utility additions were financed with additional borrowings from NRUCFC. The United Fuel agreement was funded with a $15 million bank loan agreement.



    Regarding the pass-through loan agreement with United Fuel, as discussed in
Note 13 to the consolidated financial statements included herein, the Company, through a wholly-owned subsidiary, agreed to make loans totaling $15 million to two fuel and lubricant subsidiaries of United Fuel. On July 12, 2000, the Company entered into, with NRUCFC permission, a $15 million, three-year loan agreement with a bank. The bank loan agreement is payable monthly based on a fifteen-year amortization with interest at Wall Street Journal ("WSJ") prime rate plus 1%. Simultaneously, the Company loaned $15 million to United Fuel with terms and conditions substantially identical to the bank loan agreement, interest at WSJ prime rate plus 1.25%, and secured by United Fuel's stock and property, plant and equipment of United Fuel's two subsidiaries. At closing, the Company acquired a 10% interest in United for $300,000 and may acquire an additional 10% for $300,000 based on certain terms and conditions. In January 2001, the Company also acquired a net 5% additional interest in United Fuel from certain selling shareholders.



    During 2000, cash used by investing activities was $14,124,000, including $601,000 related to the Citizens' acquisition and $10,927,000 related to capital additions. Substantially all of these additions were financed with additional borrowings from NRUCFC.



    During 1999, cash used by investing activities was $10,004,000, including capital additions of $11,644,000. Substantially all of these additions were financed with additional borrowings from NRUCFC. Included in the investing cash flow activities were sale proceeds of $1,640,000 from the Company's sale of its gas gathering facilities in 1999.



FINANCING ACTIVITIES



    During NM 2000 and NM 1999, cash provided by financing activities was $17,423,000 and $2,351,000, respectively, an increase of $15,072,000 of which $15,000,000 was related to a pass-through loan agreement with United Fuel. During NM 2000, the Cooperative borrowed an additional $16,592,000 from NRUCFC and repaid debt totaling $11,311,000.



    During 2000, net cash provided by financing activities was $7,065,000, including additional borrowings of $19,749,000 and debt repayments of $8,769,000 during the period.



    During 1999, net cash provided by financing activities was $1,382,000, including additional borrowings of $7,794,000 and debt repayments of $6,371,000.



MARKET RISK



    The Cooperative is subject to market risk associated with interest notes. As of December 31, 2000, the weighted average interest rate on our fixed rate debt was 5.99% and is subject to repricing at the end of various periods not to exceed four years. Interest rates on variable rate date equals 8.55% and changes on a monthly basis subject to market conditions. A 1% increase in interest rates corresponds to a $1,900,000 increase in interest expense.



CREDIT RISK



    The Cooperative delivers energy to many customers none of which exceeded 10% of operating revenues of the Cooperative. In connection with an investment in two fuel and lubricant subsidiaries of United Fuel and Energy Corporation, the Cooperative made loans totaling $15 million.



INFLATION



    Due to relatively low levels of inflation experienced in the 1999 and 2000, management believes inflation did not have a material effect on the results during these periods.



RECENT ACCOUNTING PRONOUNCEMENTS



    The Cooperative has adopted the following recent accounting pronouncements:



    - Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" establishes standards for displaying comprehensive income and its components in the Registrant's consolidated financial statements. The adoption of this pronouncement had no material effect on the results of operations.



    - SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments in the consolidated financial statements. The standard also establishes requirements for related disclosure about the products and services, geographic areas and major customers. The Cooperative operates in three industry segments; utility, other and corporate. Information for each of these segments is included the consolidated financial statements. The adoption of this pronouncement had no effect on the presentation of operating results or financial position.



    - AICPA Statement of Position 98-5 ("SOP 98-5"), "Reporting on Costs of Start-Up Activities" requires entities to expense the costs of start-up activities as incurred. SOP 98-5 broadly defines start-up activities to include: (i) costs that are incurred before operations have begun;
      (ii) costs incurred after operations have begun but before full productive capacity has been reached; (iii) learning costs and non-recurring operating losses incurred before a project is fully operational; and
      (iv) one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, and initiating a new process in an existing operation. The adoption of this pronouncement had no effect on the presentation of operating results or financial position.



    In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, an amendment to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As amended, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company intends to adopt the provisions of SFAS No. 133 on April 1, 2001. Management currently expects the impact of adopting SFAS No. 133 will be immaterial to the Company's financial statements.



    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepting accounting principles to revenue recognition issues in financial statements. We adopted SAB 101 as required as of January 1, 2001. Management believes the impact of adopting SAB 101 will not have a material effect on the financial statements. Additionally, in connection with its adoption of SAB 101, the Company applied the provisions of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." The Company will record its electric and gas sales on a gross basis.


                        MARKET AND DIVIDEND INFORMATION

MARKET INFORMATION

    No public trading market currently exists for membership interests in the Cooperative or interests in member equity accounts.

    No public trading market currently exists for shares of our common stock. Application has been made for the quotation of the shares of our common stock on the Nasdaq National Market under the symbol "CREC."

    We cannot give you any assurance that a trading market will develop or be maintained for the shares of our common stock or, if it did, that it would provide our shareholders a meaningful opportunity to sell their shares.

DIVIDEND INFORMATION

    The Company has never declared or paid any cash dividends on its common stock and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion and development of our business.


    In addition, as discussed in Note 11 to the consolidated financial statements, the Company is prohibited from making any cash distributions to its shareholders if the ratio of equity to total assets is less than 20%. As of December 31, 2000, the Company's equity to total assets ratio was 2.8%. Accordingly, the Company is presently prohibited from paying any cash dividends on its common stock by its NRUCFC Loan Agreements.


NUMBER OF SHAREHOLDERS


    As of December 31, 2000, we had one shareholder of record, which was the Cooperative.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the executive officers, and directors of the Company:


NAME                        AGE                           POSITION
----                      --------   ---------------------------------------------------
David W. Pruitt              55      Co-Chairman of the Board, President and Chief
                                     Executive Officer

Ulen A. North, Jr.           55      Executive Vice President

Sammy C. Prough              51      Vice President and Chief Operating Officer

James D. Faircloth           51      Chief Accounting Officer

Russell E. Jones             55      Co-Chairman of the Board

Alfred J. Schwartz           72      Director and Secretary/Treasurer

Sammie D. Buchanan           57      Director

Jerry R. Hoelscher           51      Director

Floyd L. Ritchey             62      Director

Michael D. Schaffner         53      Director

Newell W. Tate               71      Director



    Set forth below is a description of the backgrounds of the executive officers and directors of the Registrant.



    David W. Pruitt has served as the President and Chief Executive Officer of the Cooperative since August 1987. Mr. Pruitt has also served in the same positions with the Company since its inception. He has served as a director of the Company since its inception and was elected as a Co-Chairman of the Board in February 2001. Mr. Pruitt also serves as a director of Panda Energy International.



    Ulen A. North, Jr. has been with the Cooperative in various positions since March 1969, and has served as Executive Vice President of the Cooperative since December 1996. Mr. North has served as Executive Vice President of the Company since its inception.



    Sammy C. Prough has been with the Cooperative in various positions since April 1974, including Systems Manager from October 1996 to June 1999 and Vice President and Chief Operating Officer since June 1999. Mr. Prough has served as Vice President and Chief Operating Officer of the Company since its inception.



    James D. Faircloth has been working with the Cooperative in various financial positions since March 1998. Prior to joining the Cooperative, he was a Senior Vice President of Western National Bank from June 1996 to December 1997, and Chief Financial Officer of Southwest Convenience Stores, Inc. from June 1994 to June 1996. Mr. Faircloth has served as Chief Accounting Officer of the Company since March 2001.



    Russell E. "Rusty" Jones has been a member of the Board of Directors of the Cooperative since September 1979 and currently serves as Chairman of the Board of the Cooperative. Mr. Jones has been a director of the Company since its inception and currently serves as Co-Chairman of the Board of the Company. Mr. Jones has been a farmer and rancher for his entire business career, including owing and operating his own agricultural businesses for more than the past five years.



    Alfred E. Schwartz has served as a director of the Cooperative from September 1963 to present. Mr. Schwartz has been a director of the Company since its inception. Mr. Schwartz has been a farmer and rancher for his entire business career, including owing and operating his own agricultural businesses for more than the past five years.



    Sammie D. Buchanan has served as a director of the Cooperative from September 1975 to present. Mr. Buchanan has been a director of the Company since its inception. Mr. Buchanan has been a farmer and rancher for his entire business career, including owing and operating his own agricultural businesses for more than the past five years.



    Jerry R. Hoelscher has served as a director of the Cooperative from February 1995 to present. Mr. Hoelscher has been a director of the Company since its inception. Mr. Hoelscher has been a farmer and rancher for his entire business career, including owing and operating his own agricultural businesses for more than the past five years.



    Floyd L. Ritchey has served as a director of the Cooperative from February 1998 to present, and prior to that he served as a director of Lone Wolf Electric Cooperative, Inc., a cooperative that consolidated into the Cooperative. Mr. Ritchey has been a director of the Company since its inception. Mr. Ritchey has been a farmer and rancher for his entire business career, including owing and operating his own agricultural businesses for more than the past five years.



    Michael D. Schaffner has served as a director of the Cooperative from October 1999 to present, and prior to that he served as a director of McCulloch Electric Cooperative, Inc., a cooperative that consolidated into the Cooperative. Mr. Schaffner has been a director of the Company since its inception. Mr. Schaffner is engaged in public accounting in Brady, Texas and has owned his own accounting firm for more than the past five years.



    Newell W. Tate has served as a director of the Cooperative from September 1986 to present. Mr. Tate has been a director of the Company since its inception. Mr. Tate has been a farmer for his entire business career, including owing and operating his own agricultural businesses for more than the past five years.



    Each director serves for a term of one year or until his successor is duly elected and qualified. Except in the cases of Messrs. Pruitt and North, who have employment contracts (see 'Management--Officer Employment Contracts'), the executive officers of the Company are at will employees of the Company.


COMPOSITION OF BOARD AND COMMITTEES


    The business of the Company is managed by its Board of Directors. The Company has established the following standing committees:



       - COMPENSATION COMMITTEE. The Compensation Committee of the Company is comprised of members of the Board of Directors. No member of the Compensation Committee may be an officer of the Company. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and any supplemental employee compensation of the executive officers and acts upon management's recommendations for salary and supplemental employee compensation for all other employees. The Compensation Committee also acts upon management's recommendations that require director action with respect to all employee pension and welfare benefit plans.



       - AUDIT COMMITTEE. The Audit Committee of the Company is comprised of members of the Board of Directors. No member of the Audit Committee may be an officer of the Company. The Audit Committee recommends to the Board of Directors the firm of independent certified public accountants to annually audit the books and records of the Company. The Audit Committee reviews and reports on the activities of the independent certified public accountants to the Board of Directors and reviews and advises the Board of Directors as to the adequacy of our system of internal accounting controls.


DIRECTOR COMPENSATION


    Directors of the Company receive reimbursement for actual out-of-pocket expenses for attending meetings of the Board of Directors. In addition, directors participate in our Director Compensation Plan and under our Achievement Based Compensation Contract--Merger or Acquisition with Other Electric Utilities. See "Management--Directors and Employee Benefit Plans" and "Certain Transactions."


COMPENSATION OF NAMED EXECUTIVE OFFICERS


    The following table describes the compensation paid to our President and Chief Executive Officer and each of the other executive officers with total compensation in excess of $100,000 for services rendered during the last three fiscal year's ended March 31, 2000:


                           SUMMARY COMPENSATION TABLE


                                                                       ANNUAL COMPENSATION
                                                            -----------------------------------------
                                                                                            OTHER
NAME AND POSITION                               YEAR         SALARY        BONUS         COMPENSATION
-----------------                             --------      --------      --------       ------------
David W. Pruitt.............................    2000        $165,481      $230,170(1)(2)    $68,988
  Co-Chairman of the Board, President and       1999         155,869       123,600(1)        55,167
    Chief Executive Officer                     1998         145,890       116,022(1)        64,986

Ulen A. North, Jr...........................    2000          99,256       155,026(1)(2)     52,042
  Executive Vice President                      1999          94,536        51,939(1)        51,962
                                                1998          91,180        49,641(1)        57,608

Sammy C. Prough.............................    2000          75,264        75,731(2)        21,738
 Vice President and Chief Operating Officer     1999          67,728        18,107           22,752
                                                1998          64,272        10,559           24,628


------------------------


(1) Includes bonuses paid under ABC-SPS Contract. See "Certain Transactions."



(2) Includes bonuses paid under ABC-Merger Contract. See "Certain Transactions."



EXECUTIVE OFFICER EMPLOYMENT CONTRACTS



    David W. Pruitt, our President and Chief Executive Officer, and Ulen A. North, Jr., our Executive Vice President, have employment contracts with the Cooperative that have been assumed by the Company as part of the conversion. The material terms of those contracts are as follows:



    - DAVID W. PRUITT'S CONTRACT. Mr. Pruitt's contract commenced in August 1992 and is for an initial term of 10 years. Unless a written notice to terminate the contract at the end of the initial term is given at least 360 days prior to the eighth anniversary of the initial term, the contract term is automatically extended for a three-year term from the eighth anniversary date. Thereafter, unless a written notice to terminate the contract is given 90 days prior to any subsequent anniversary date, the contract automatically extends for an additional three-year term. The contract can be terminated earlier for good cause, as defined in the contract, and this includes dishonesty and neglect by Mr. Pruitt of his job duties. There is also a provision in Mr. Pruitt's contract that he will be paid for the remainder of the term of his contract if his job responsibility and authority are limited, changed or eliminated or if he is required to move from the Midland, Texas area.



    - ULEN A. NORTH, JR.'S CONTRACT. Mr. North's contract commenced in July 1992 and is for an initial term of two years. Unless a written notice to terminate is given prior to an anniversary date of the contract, it automatically renews for a two-year term. The contract can be terminated earlier if Mr. Pruitt determines that Mr. North is not properly performing the duties of his job or it may be terminated earlier for good cause, as defined in the contract, and this includes dishonest and neglect by Mr. North of his job duties. If the contract is terminated for any other reason, Mr. North will receive an amount equal to his then current salary and benefits for a period of two years.


DIRECTOR AND EMPLOYEE BENEFIT PLANS


    STOCK INCENTIVE PLAN. We have adopted a Stock Incentive Plan that provides for the granting of options to purchase common stock ("Stock Options"), awards of common stock, both restricted and unrestricted ("Stock Awards"), and certain related rights to eligible officers, employees and directors of the Company. The Stock Incentive Plan provides for a maximum of 500,000 shares of our common stock to be used in the granting of options and Stock Awards. Shares of common stock used to satisfy such awards will be acquired by the Plan either through open market purchases or through the issuance of additional common stock. The Conversion Plan provides that the Stock Incentive Plan will take effect only upon the effective date of a private placement or initial public offering of shares of our common stock involving the receipt by the Company of gross proceeds of at least $5,000,000.



    EMPLOYEE STOCK PURCHASE PLAN. We have adopted an Employee Stock Purchase Plan that provides our employees with the opportunity to purchase shares of our common stock through accumulated payroll deductions. It is our intention to have the Employee Stock Purchase Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. Each eligible employee will be granted options to purchase shares of our common stock and the options will be exercised automatically and the maximum number of full shares subject to the options will be purchased for the eligible employee at the applicable purchase price with the accumulated payroll deductions in the eligible employee's account. The Employee Stock Purchase Plan provides for a maximum of 150,000 shares, subject to annual increase in an amount to be determined by a set formula, to be used in connection with option granted under the Plan.



    DIRECTOR COMPENSATION PLAN. We have adopted a Director Compensation Plan that provides that each director will receive life insurance plus health insurance coverage from us at a cost of up to $550 per month, reimbursement for actual out-of-pocket expenses for attending meetings of the Board of Directors and Stock Awards under our Stock Incentive Plan of $10,000 in value of our common stock annually. The Director Compensation Plan also provides that if a director who was formerly a director of the Cooperative resigns from our board and becomes an advisory director, the former director shall be entitled to receive the same life insurance and health insurance coverage as a director for a period of six years plus, if he resigns from the advisory board within six years, the former director shall be entitled to receive stock options to purchase 35,000 of our shares of common stock at the market value of those shares at the time of the grant of the options. Under the Plan, if a director who was formerly a director of the Cooperative resigns from our board and chooses not to become an advisory director, the former director shall be entitled to receive a cash payment equal to the discounted value of the insurance benefits the former director would have otherwise received as an advisory director plus stock options to purchase 35,000 shares of our of common stock at the market value of those shares at the time of the grant of the options.

                              CERTAIN TRANSACTIONS



    On February 22, 1999, a subsidiary of the Company and its seven-member board of directors entered into a Royalty Pool Agreement whereby a total of 15% of the subsidiary's oil and gas royalty interests were sold at cost to the directors. Under the Agreement, unsecured, interest bearing notes were executed by the seven directors payable from their share of oil and gas royalty income. As of December 1, 2000, the subsidiary and its board of directors agreed to terminate the Royalty Pool Agreement and transfer 100% of the oil and gas royalty interests to a newly formed company, Map Resources, Inc. ("Map"). As part of the termination, the 15% oil and gas royalty pool interests were returned to the subsidiary, notes receivable due from the subsidiary's directors of $409,000 were cancelled, and the subsidiary's directors received approximately 1% of Map's common stock valued at $36,000. Management believes that the fair market value of the 15% Royalty Pool mineral interests exceeds the carrying value of the notes receivable due from the subsidiary's directors and the fair market value of the Map common stock allocated to the subsidiary's directors. For the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, the directors' share of oil and gas royalty income aggregated $2,000, $51,000 and $55,000, respectively. Four of the subsidiary's directors also serve as directors for the Cooperative. See Note 22 to the consolidated financial statements.



    In October 1992, the Cooperative entered into an Achievement Based Compensation Contract--Southwestern Public Service Company ("ABC-SPS Contract") with its executive officers and a former employee, a total of four individuals. The ABC-SPS Contract has been assumed by the Company. In accordance with the terms of the ABC-SPS Contract, 2% of the net savings to the Cooperative derived from annual savings associated with the SPS power supply contract are allocated among the ABC-SPC Contract participants. The ABC-SPS Contract expires in October 2002. Payments made under the ABC-SPS Contract were intended to be in lieu of higher base salary increases. For the years ended March 31, 1998, 1999 and 2000, the executive officers received and the Cooperative recorded expense of $132,000, $192,000, and $197,000, respectively. No amounts have been accrued or paid for the nine months ended December 31, 2000.



    In June 1999, the Cooperative entered into an Achievement Based Compensation Contract--Merger or Acquisition With Other Electric Utilities (the "ABC-Merger Contract") with certain of its executive officers, its general counsel and its directors and advisory directors, a total of 16 individuals. The ABC-Merger Contract has been assumed by the Company. In accordance with the terms of the ABC-Merger Contract, the participants receive compensation equal to 1.5% of the total assets added to the Cooperative or the Company by merger or acquisition since 1990. The ABC-Merger Contract expires in 2009. 60% of amounts paid under the ABC-Merger Contract are allocated to participating executive officers, 10% is allocated to the general counsel and 30% is allocated to directors and advisory directors. Payments made to executive officers under the ABC-Merger Contract were intended to be in lieu of higher base salary increases. During the year ended March 31, 2000, the Cooperative recorded compensation expense of $513,000 related to the ABC-Merger Contract, including $382,000 to be paid at a later date. No amounts were accrued or paid under the ABC-Merger Contract for the nine months ended December 31, 2000.



    In August 2000, the Cooperative amended the ABC-Merger Contract by limiting total assets added to mean only those mergers or acquisitions of electric or telephone cooperatives or municipal electric systems that require only the assumption of debt and equity. The revised ABC-Merger Contract expires August 2010. No amounts have been paid accrued or under the revised ABC-Merger Contract. Upon completion of the Lamar acquisition, participants in the ABC-Merger Contract will receive approximately $525,000 as compensation.

                           OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of the effective date of this prospectus by each of our directors and named executive officers, and by all of our directors and executive officers as a group.

    The number of shares of our common stock beneficially owned by each directors and executive officer and all directors and executive officers as a group is based upon the number of shares that we estimate each director and executive officer, and persons and entities affiliated with each director and executive officer, will receive in their capacity as Eligible Interest Owners under the Conversion Plan. Except as otherwise indicated below, each of the persons named in the table will have sole voting and investment power with respect to the shares beneficially owned by such person as set forth opposite such person's name:


                                                                      % OF TOTAL
                                                    NUMBER OF   -----------------------
                                                    SHARES(1)   MINIMUM(1)   MAXIMUM(2)
                                                    ---------   ----------   ----------
Directors:
  Sammie D. Buchanan..............................      359      0.0228%      0.0076%
  Jerry R. Hoelscher..............................    2,460      0.1562%      0.0521%
  Russell E. Jones................................    1,727      0.1097%      0.0366%
  Floyd L. Ritchey................................       83      0.0053%      0.0018%
  Michael D. Schaffner............................      182      0.0116%      0.0039%
  Alfred J. Schwartz..............................    4,192      0.2662%      0.0887%
  Newell W. Tate..................................    1,605      0.1019%      0.0340%
                                                     ------      -------      -------
    Total Directors...............................   10,608      0.6737%      0.2247%
                                                     ------      -------      -------
Executive Officers:
  David W. Pruitt.................................       --      0.0000%      0.0000%
  Ulen A. North, Jr...............................       70      0.0044%      0.0015%
  Sammy C. Prough.................................       --      0.0000%      0.0000%
  James D. Faircloth..............................       --      0.0000%      0.0000%
                                                     ------      -------      -------
    Total Officers................................       70      0.0044%      0.0015%
                                                     ------      -------      -------
      Total Directors and Officers................   10,678      0.6781%      0.2262%
                                                     ======      =======      =======


------------------------


(1) Assumes issuance of 1,575,000 shares allocated in Conversion Plan.



(2) Assumes issuance of all 4,725,000 shares covered by this Prospectus.


    We believe no persons will beneficially own more than 5% of our outstanding shares of our common stock as of the effective date of implementation of the Conversion Plan.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the shares of our common stock will be
          .


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


    As of December 31, 2000, our authorized capital stock consisted 50,000,000 shares of common stock, $.01 par value. After the Conversion Plan is fully implemented and the offering of shares of our common stock is completed, there will be up to 4,725,000 shares of our common stock issued and outstanding. All shares of common stock to be issued in conjunction with the Conversion Plan and the offering of shares will be fully paid and nonassessable.



    Under the terms of our Articles of Incorporation, holders of shares of our common stock are:



    - Entitled to one vote for each share held on all matter submitted to a vote of shareholders;



    - Do not have cumulative voting rights and, accordingly, a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election;



    - Entitled to receive proportionately any such dividends declared by the our Board of Directors, subject to certain restrictions in our loan agreements; and



    - Do not have preemptive or other preferential rights.


    Upon the liquidation, dissolution or winding up of the Company, the holders of shares of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities.

    Our Articles of Incorporation provide that any shareholder, or affiliate of a shareholder, as defined, holding in excess of 5% of our outstanding common stock will have the shareholder's voting rights for the shares in excess of 5% reduced to 1/100 per share.

STATUTORY PROVISIONS AFFECTING CONTROL OF THE COMPANY


    The following discussion concerns the provisions of the Texas Business Corporation Act that would affect control of the Company.


       - CONTROL SHARE ACQUISITION ACT. Under Sections 48-103-301 through 48-103-312 of the Texas Business Corporation Act (the "Control Share Acquisition Act"), the "control shares" of stock acquired by an acquiring person in a "control Share acquisition" that exceed certain thresholds of voting power do not have voting rights unless the holders of the other voting shares vote to grant voting rights to the acquiring person's shares. The Control Share Acquisition Act also contains other provisions applicable to a control share acquisition. A corporation is not subject to the Control Share Acquisition Act unless it affirmatively elects in its charter or bylaws to be so subject. Neither our Articles of Incorporation nor our Bylaws of the Company elect to be subject to the Control Share Acquisition Act. Accordingly, we are not subject to the Control Share Acquisition Act, unless we subsequently elects to "opt in" as provided by the Texas Business Corporation Act.

       - FAIR PRICE ACT. Under Sections 48-103-201 through 48-103-209 of the Texas Business Corporation Act (the "Fair Price Act"), a Texas "public corporation" (such as the Company) may not engage in a "business combination" with an "interested shareholder" unless certain conditions are met. An "interested shareholder" is one that (i) directly or indirectly beneficially owns 10 percent or more of the outstanding voting shares of the corporation or (ii) is an affiliate or associate of the corporation and at any date within the last four years was the beneficial owner, directly or indirectly, of 10 percent or more of the corporation's voting stock.

    The foregoing provisions of the Texas Business Corporation Act may have an anti-takeover impact and may make tender offers, proxy contests and certain other transactions more difficult to consummate.

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Substantially all of the estimated 1,575,000 shares of our common stock to be distributed to Eligible Interest Owners and the 3,150,000 shares offered to the current and former members will be eligible for immediate resale in the public market without restriction, and those that are not the Company's "affiliates" within the meaning of Rule 144 under the Securities Act of 1933, as amended, will be able to resell their shares immediately in the public market without registration or compliance with the time, volume, manner of sale and other limitations set forth in Rule 144.

                        DETERMINATION OF OFFERING PRICE


    Prior to the implementation of the Conversion Plan and the offering of shares of our common stock as described in this prospectus, there was no public market for the shares of our common stock.



    The $10.00 per share offering price for the 1,575,000 shares of common stock distributable to Eligible Interest Owners was determined by the Board of Directors of the Cooperative based on their best judgment as to a reasonable price per share. As of December 31, 2000, the equity accounts and the deemed value of membership interests ($100 times the number of current members) of the Cooperative aggregated approximately $15.75 million. The 1,575,000 shares is the maximum number of shares of common stock distributable to Eligible Interest Owners determined by dividing the estimated equity account balances on the date of distribution of $15,750,000 by $10.00 per share. The rescission offer could substantially reduce the number of shares issuable to Eligible Interest Owners.



    The $10.00 per share offering price for the 3,150,000 shares of common stock offered to current and former members of the Cooperative was determined by the Board of Directors based on their belief that the price per share should be no less than the per share valuation established for the Eligible Interest Owners. The number of shares to be offered was determined by the Board of Directors based on their determination that there should be twice as many common shares offered for cash as the number of common shares distributed to Eligible Interest Owners.



                               DISTRIBUTION PLAN



    All current and former members of the Cooperative will receive an election form with this prospectus. The election form will set forth the amount, if any, of your equity account on the books of the Cooperative, the number of shares that you are entitled to receive as a result of implementation of the Conversion Plan and blanks for you to check whether or not you desire to:



    - accept shares of our common stock in exchange for your entire interest in the Cooperative;



    - participate in the Cooperative's rescission offer and, if so, blanks for you to check as to your preference of receiving credits against your electric bill or cash by participating in the rescission dutch auction process. See "Rescission Offer"; or



    - purchase shares of our common stock in the offering.



    We are offering the shares of our common stock ourselves without the assistance of any underwriter, placement agent or other securities professional. The offering will expire 60 days from the date of this prospectus. No minimum purchase is required and all funds raised will be placed in an escrow account with Western National Bank in Midland, Texas until the shares have been issued. Orders will be accepted as we received them, and in the event of an over-subscription, orders will be filled on a first come, first served basis. If you want to purchase shares of our common stock on these terms, please indicate on the election form how many shares of our common stock you desire to purchase. YOU MAY PURCHASE SHARES IN THE OFFERING EVEN IF YOU ELECT TO PARTICIPATE IN THE COOPERATIVE'S RESCISSION OFFER.

    You will have 60 days from the date of the prospectus to return the election form, together with your check for payment in full for any shares of our common stock that you may have elected to purchase in connection with the offering, to us at the address specified on the election form. If we have not received the election form by the close of business on the 60th day following the date of the date of the prospectus, you will be deemed to have rejected our rescission offer and we will cause the shares of our common stock that you are entitled to receive under the Conversion Plan to be issued to you. Also, your failure to return the election form or your check in the proper amount in the time period specified above will be deemed to be conclusive evidence that you do not wish to purchase any shares of our common stock in the offering.



    Any revocation of your order to purchase shares of our common stock that is received in writing within 60 days of the date of the prospectus will be accepted by us and your order will be cancelled. We have no obligation to accept revocations that we receive after the 60 day period has ended.



    Shares distributed pursuant to the Conversion Plan and in connection with the offering will be issued and delivered to you by our transfer agent within 105 days following the date of this prospectus.


                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for the Company by Ronald W. Lyon, Esq., Sherman, Texas.

                                    EXPERTS

    The financial statements included in the registration statement of which this prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                      WHERE YOU CAN FIND MORE INFORMATION



    We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the shares of common stock that we are issuing. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us.



    We currently are not subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended. You may read and copy the registration statement at any of the following locations of the SEC:



Public Reference Room        7 World Trade Center         Citicorp Center
450 Fifth Street, N.W.       Suite 1300                   500 West Madison Street
Washington, D.C. 50549       New York, NY 10048           Suite 1400
                                                          Chicago, IL 60661



    You may also obtain copies of the registration statement by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operations of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 800-SEC-0330.



    The registration statement was filed with the SEC electronically via the SEC's EDGAR system. The SEC maintains an internet world wide web site that contains registration statements, reports and other information regarding companies that fill materials electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.



    We intend to furnish our shareholders with annual reports containing financial statements audited by an independent public accounting firm and make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


PRO FORMA DATA--CAP ROCK ENERGY CORPORATION AND SUBSIDIARIES

  Description of Pro Forma Consolidated Financial Data......   F-2

  Pro Forma Consolidated Balance Sheet Data
    December 31, 2000.......................................   F-3

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS--
  CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

  Report of Independent Public Accountant...................   F-4

  Consolidated Balance Sheets
    March 31, 1999 and 2000 and December 31, 2000
    (Unaudited).............................................   F-5

  Consolidated Statements of Operations and Equities and
    Margins
    Years ended March 31, 1998, 1999 and 2000 and
    Nine Months ended December 31, 1999 and 2000
    (Unaudited).............................................   F-6

  Consolidated Statements of Cash Flows
    Years ended March 31, 1998, 1999 and 2000 and
    Nine Months ended December 31, 1999 and 2000
    (Unaudited).............................................   F-7

  Notes to Consolidated Financial Statements................   F-8

                  CAP ROCK ENERGY CORPORATION AND SUBSIDIARIES

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

                                  (UNAUDITED)


    The unaudited pro forma consolidated balance sheet data has been prepared based on the Cooperative's historical balance sheet adjusted to reflect the conversion of the Cooperative to a shareholder owned business. The pro forma reflects the following adjustments:



    1.  The issuance of common stock



    2. The reclassification of EQUITIES AND MARGINS to Additional paid in capital.



    3. The reclassification of the maximum amount, $15,750,000, of the rescission and purchase offers from additional paid in capital to temporary equity



    No pro forma adjustments have been made in connection with the best efforts offering.


    The pro forma selected financial data should be read in conjunction with the consolidated financial statements and notes thereto included herein.

                  CAP ROCK ENERGY CORPORATION AND SUBSIDIARIES


                   PRO FORMA CONSOLIDATED BALANCE SHEET DATA

                               DECEMBER 31, 2000

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                     ASSETS


                                                                                              PRO
                                                              HISTORICAL   ADJUSTMENTS       FORMA
                                                              ----------   -----------      --------
UTILITY PLANT...............................................   $170,111     $     --        $170,111
NONUTILITY PROPERTY.........................................      3,924           --           3,924
INVESTMENTS AND NOTES RECEIVABLE............................     26,039           --          26,039
CURRENT ASSETS:
  Cash and cash equivalents.................................        819           --             819
  Accounts receivable:
    Electric sales, net.....................................      5,149           --           5,149
    Other...................................................        267           --             267
  Other current assets......................................      1,633           --           1,633
                                                               --------     --------        --------
    Total current assets....................................      7,868           --           7,868
RESTRICTED CASH INVESTMENT..................................      1,900           --           1,900
DEFERRED CHARGES............................................      8,540         (859)(A)       7,681
                                                               --------     --------        --------
                                                               $218,382     $   (859)       $217,523
                                                               ========     ========        ========
                                      EQUITIES AND LIABILITIES
EQUITIES AND MARGINS........................................   $  6,012     $ (6,012)(B)    $     --
SHAREHOLDERS EQUITY (DEFICIT)
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 1,575,000 issued and outstanding............         --           16 (B)          16
  Additional paid in capital (deficit)......................         --        5,996 (B)
                                                                                (859)(A)
                                                                             (15,750)(C)     (10,613)
  Retained earnings (deficit)...............................         --           --              --
                                                               --------     --------        --------
    Total shareholders' equity (deficit)....................                 (10,597)        (10,597)
TEMPORARY EQUITY............................................         --       15,750 (C)      15,750
LONG-TERM DEBT, NET OF CURRENT PORTION:
  Mortgage notes............................................    120,431           --         120,431
  Capital lease--transmission facilities....................     22,679           --          22,679
  Other notes payable.......................................     13,724                       13,724
                                                               --------     --------        --------
    Total long-term debt....................................    156,834           --         156,834
CURRENT LIABILITIES:
  Current portion of:
    Mortgage notes..........................................      2,957           --           2,957
    Capital leases and other................................      5,786           --           5,786
  Lines of credit...........................................     27,854           --          27,854
  Accounts payable:
    Purchased power.........................................      3,560           --           3,560
    Other...................................................      3,286           --           3,286
  Equity redemption credits.................................      2,147           --           2,147
  Equity retirement payable.................................        411           --             411
  Purchased power cost subject to refund....................      3,954           --           3,954
  Accrued and other current liabilities.....................      1,949           --           1,949
                                                               --------     --------        --------
    Total current liabilities...............................     51,904           --          51,904
DEFERRED CREDITS............................................      3,632           --           3,632
                                                               --------     --------        --------
                                                               $218,382     $   (859)       $217,523
                                                               ========     ========        ========


--------------------------


Notes to Pro Forma Consolidated Balance Sheet Data



    (A) To reclassify deferred stock conversion costs to Additional paid in capital.



    (B) To record common stock issued and to reclassify EQUITIES AND MARGINS to SHAREHOLDERS' EQUITY.



    (C) To reclassify the maximum amount of the rescission and purchase offers to TEMPORARY EQUITY.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Cap Rock Electric Cooperative, Inc.:


    We have audited the accompanying consolidated balance sheets of Cap Rock Electric Cooperative, Inc. and subsidiaries (the "Cooperative") as of March 31, 2000 and 1999, and the related consolidated statements of operations and equities and margins, and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Cooperative's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Cooperative as of March 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                          Arthur Andersen LLP


Dallas, Texas,
  May 26, 2000 (except with respect to the matters discussed in Notes 4 and 5 as to which the date is March 7, 2001)

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                              MARCH 31,   MARCH 31,   DECEMBER 31,
                                                                1999        2000          2000
                                                              ---------   ---------   ------------
                                                                                      (UNAUDITED)
                                ASSETS
UTILITY PLANT (Note 7)......................................  $155,567    $169,537      $170,111

NONUTILITY PROPERTY (Note 8)................................     3,657       4,847         3,924

INVESTMENTS AND NOTES RECEIVABLE (Note 9)...................    12,450      10,943        26,039

CURRENT ASSETS:
  Cash and cash equivalents.................................     1,390       1,531           819
  Accounts receivable:
    Electric sales, net.....................................     3,808       3,495         5,149
    Other...................................................       169         523           267
  Other current assets......................................       392         453         1,633
                                                              --------    --------      --------
    Total current assets....................................     5,759       6,002         7,868

INVESTMENT IN PROPOSED ACQUISITION (Note 4).................        --         601            --
RESTRICTED CASH INVESTMENT..................................        --       1,900         1,900
DEFERRED CHARGES (Note 10)..................................     4,550       7,051         8,540
                                                              --------    --------      --------
                                                              $181,983    $200,881      $218,382
                                                              ========    ========      ========
                       EQUITIES AND LIABILITIES

EQUITIES AND MARGINS........................................  $ 19,245    $ 12,659      $  6,012

LONG-TERM DEBT, NET OF CURRENT PORTION:
  Mortgage notes (Note 11)..................................    93,398     113,970       120,431
  Capital lease--transmission facilities (Note 12)..........    32,102      26,256        22,679
  Other notes payable (Note 13).............................       125         107        13,724
                                                              --------    --------      --------
    Total long-term debt....................................   125,625     140,333       156,834

COMMITMENTS AND CONTINGENCIES (Note 23)

CURRENT LIABILITIES:
  Current portion of:
    Mortgage notes..........................................     1,965       3,059         2,957
    Capital leases and other................................     4,955       4,548         5,786
  Lines of credit (Note 14).................................    21,774      26,179        27,854
  Accounts payable:
    Purchased power.........................................     2,332       2,815         3,560
    Other...................................................       942         338         3,286
  Equity redemption credits (Note 2)........................        --       2,685         2,147
  Equity retirement payable (Note 2)........................        --          --           411
  Purchased power cost subject to refund....................       357       2,546         3,954
  Accrued and other current liabilities (Note 15)...........     1,778       2,122         1,949
                                                              --------    --------      --------
    Total current liabilities...............................    34,103      44,292        51,904

DEFERRED CREDITS (Note 17)..................................     3,010       3,597         3,632
                                                              --------    --------      --------
                                                              $181,983    $200,881      $218,382
                                                              ========    ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND EQUITIES AND MARGINS
                                 (IN THOUSANDS)


                                                                                   NINE MONTHS ENDED
                                                     YEARS ENDED MARCH 31,           DECEMBER 31,
                                                 ------------------------------   -------------------
                                                   1998       1999       2000       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
OPERATING REVENUES:
  Electric sales, net of excise taxes..........  $52,198    $51,665    $54,413    $41,445    $50,652
  Gas sales and royalty income.................    5,362      1,961        445        182        368
  Other........................................    2,126      1,890      2,225      2,067      1,900
                                                 -------    -------    -------    -------    -------
    Total operating revenues...................   59,686     55,516     57,083     43,694     52,920
                                                 -------    -------    -------    -------    -------
OPERATING EXPENSES:
  Purchased power..............................   34,368     31,743     32,979     25,013     32,379
  Operations...................................    2,978      3,081      3,642      2,643      3,363
  Maintenance..................................    1,960      2,331      2,441      1,745      2,121
  Gas purchases................................    4,980      1,737         --         --         --
  Administrative and general...................    3,650      3,937      4,925      3,098      2,559
  Depreciation and amortization................    4,394      4,412      5,339      3,919      4,340
  Property taxes...............................    1,625      1,348      1,341        973      1,024
  Interest expense, net of interest income and
    capitalized interest.......................    6,576      6,895      7,932      5,721      7,903
  Write-off of investment in Citizens
    (Note 4)...................................       --         --         --         --      2,815
  Write-off of investment in MDC (Note 5)......       --         --         --         --      1,063
  Other........................................    1,112        604      1,106        781        437
                                                 -------    -------    -------    -------    -------
    Total operating expenses...................   61,643     56,088     59,705     43,893     58,004
                                                 -------    -------    -------    -------    -------
    OPERATING INCOME (LOSS)....................   (1,957)      (572)    (2,622)      (199)    (5,084)
                                                 -------    -------    -------    -------    -------
NONOPERATING MARGINS:
  Interest and other income....................      144        959        227        120        199
  Equity loss in XPLOR (Note 6)................   (2,378)        --         --         --         --
  Write-off of investment in XPLOR (Note 6)....       --         --     (3,344)    (3,344)        --
                                                 -------    -------    -------    -------    -------
    Total nonoperating margins.................   (2,234)       959     (3,117)    (3,224)       199
                                                 -------    -------    -------    -------    -------
    INCOME (LOSS) BEFORE EXTRAORDINARY ITEM....   (4,191)       387     (5,739)    (3,423)    (4,885)

EXTRAORDINARY ITEM--
  Gain on extinguishment of debt (Note 11).....       --         --         --         --        969
                                                 -------    -------    -------    -------    -------
    NET INCOME (LOSS)..........................   (4,191)       387     (5,739)    (3,423)    (3,916)

EQUITIES AND MARGINS:
  Beginning balance............................   23,836     18,899     19,245     19,245     12,659
  Acquisition equity (Note 3)..................       --         --      5,753      5,753         --
  Equity redemption credits (Note 2)...........       --         --     (5,611)    (5,581)    (2,329)
  Retirement of patronage capital..............     (746)       (41)      (989)      (997)      (402)
                                                 -------    -------    -------    -------    -------
    Ending balance.............................  $18,899    $19,245    $12,659    $14,997    $ 6,012
                                                 =======    =======    =======    =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                                  YEARS ENDED MARCH 31,           DECEMBER 31,
                                                              ------------------------------   -------------------
                                                                1998       1999       2000       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (4,191)  $    387   $ (5,739)  $(3,423)   $ (3,916)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................     7,956      9,273      9,910     7,487       7,940
    Write-off of investment in Citizens.....................        --         --         --        --         601
    Write-off of investment in MDC..........................        --         --         --        --         725
    Gain on sale of nonutility investment...................        --       (819)        --        --          --
    Equity loss and write-off of investment in XPLOR........     2,378         --      3,344     3,344          --
    Gain on extinguishment of debt..........................        --         --         --        --        (969)
    Change in:
      Deferred charges/credits..............................      (327)    (1,150)    (1,455)   (1,730)     (1,679)
      Accounts receivable...................................       190      1,571        422    (1,269)     (1,398)
      Purchased power cost subject to refund................     1,572        922      2,189     1,736       1,408
      Other current assets..................................        42         44         37       (77)       (180)
      Accounts payable and accrued expenses.................    (1,288)    (1,664)      (722)      (10)      3,520
    Other...................................................        --        110       (786)     (963)       (320)
                                                              --------   --------   --------   -------    --------
      Net cash provided by operating activities.............     6,332      8,674      7,200     5,095       5,732
                                                              --------   --------   --------   -------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to utility plant, net...........................    (9,950)   (10,540)    (8,954)   (6,401)     (8,275)
  Additions to nonutility investments.......................    (1,845)    (1,104)    (1,973)   (1,300)       (925)
  Investment in proposed acquisition........................        --         --       (601)       --          --
  Issuance of notes receivable, net.........................        --         --         --        --     (14,667)
  Restricted cash investment................................        --         --     (1,900)       --          --
  Other.....................................................        --         --       (696)       41          --
  Proceeds from sale of nonutility investment...............        --      1,640         --        --          --
                                                              --------   --------   --------   -------    --------
    Net cash used in investing activities...................   (11,795)   (10,004)   (14,124)   (7,660)    (23,867)
                                                              --------   --------   --------   -------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under lines of credit......................       947      1,577      2,005       946       1,675
  Proceeds from mortgage notes..............................    15,000      6,217     17,744    11,587      14,917
  Proceeds from note payable................................        --         --         --        --      15,000
  Payments on mortgage notes................................    (1,579)    (1,703)    (2,467)   (1,771)     (7,589)
  Payments on other long-term debt..........................    (4,450)       (96)       (38)      (21)       (377)
  Payments on capital lease obligations.....................    (4,250)    (4,572)    (6,264)   (5,194)     (3,345)
  Amortization of equity redemption credits.................        --         --     (2,926)   (2,199)     (2,867)
  Equity retirement payable.................................        --         --         --        --         411
  Retirement of patronage capital...........................      (746)       (41)      (989)     (997)       (402)
                                                              --------   --------   --------   -------    --------
    Net cash provided by financing activities...............     4,922      1,382      7,065     2,351      17,423
                                                              --------   --------   --------   -------    --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      (541)        52        141      (214)       (712)

CASH AND CASH EQUIVALENTS:
  Beginning of year.........................................     1,879      1,338      1,390     1,390       1,531
                                                              --------   --------   --------   -------    --------
  End of year...............................................  $  1,338   $  1,390   $  1,531   $ 1,176    $    819
                                                              ========   ========   ========   =======    ========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest....................  $  6,492   $  7,057   $  7,842   $ 5,579    $  7,916
                                                              ========   ========   ========   =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES


    Cap Rock Electric Cooperative, Inc. (the "Cooperative") is a distribution cooperative organized in September 1939 to provide electric power to its members. The Cooperative also has some transmission assets. The Cooperative's subsidiaries are engaged in providing various electric services, and miscellaneous other non-electric businesses.


SYSTEM OF ACCOUNTS

    The Cooperative's accounting records are maintained in accordance with the Uniform System of Accounts as prescribed by the Federal Energy Regulatory Commission ("FERC") for Class A and B electric utilities.

    The Cooperative's accounting policies conform to generally accepted accounting principles as applied in the case of regulated public utilities in the United States and are in accordance with the accounting requirements and ratemaking practices of FERC.

PRINCIPLES OF CONSOLIDATION


    The accompanying consolidated financial statements include the accounts of the Cooperative, Cap Rock Energy Corporation ("Energy"), Cap Star
Resources, Inc. ("Cap Star"), New West Resources, Inc. ("New West"), Cap Rock Cooperative Finance Corporation ("CRCFC") and New Corp Resources Electric Cooperative, Inc. ("New Corp"), all wholly owned subsidiaries.


    Effective September 1, 1999, McCulloch Electric Cooperative, Inc. ("McCulloch") merged into and became an operating division of the Cooperative (See Note 3). McCulloch's operations subsequent to the merger are included the consolidated financial statements.

    All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of the Cooperative's consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Actual results could differ from those estimates.

UTILITY PLANT


    Utility plant is stated at the original cost of construction, including the cost of contracted services, direct labor, materials, and similar overhead items. Maintenance and repairs and the replacement and renewal of items determined to be less than units of property are charged to operations as incurred. The Cooperative does not accrue any cost for major maintenance or repair projects.


    For replacements or removals, the original cost plus removal cost less salvage value is charged to accumulated depreciation. The cost of replacements and renewals is added to utility plant.

    Contributions in aid of construction are credited to the applicable utility plant accounts.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The Cooperative has capitalized, as a part of utility plant, the cost of borrowed funds used for financing construction. Capitalized interest for the years ended March 31, 1998, 1999 and 2000 and the nine months ended
December 31, 1999 and 2000 was $343,000, $130,000, $89,000, $60,000 and
$109,000, respectively. The rate used for interest charged to construction is a variable rate equal to the rate on the short-term line of credit with National Rural Utilities Cooperative Finance Corporation ("NRUCFC").



LONG-LIVED ASSETS



    Effective April 1, 1995, the Cooperative adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In accordance with SFAS No. 121, long-lived assets to be held and used by the Cooperative are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Cooperative bases its evaluation of impairment on factors such as the nature of the asset, the future economic benefit of the assets, and any historical or future profitability indicators. If impairment indicators are present, the Cooperative calculates the impairment when the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets in accordance with SFAS No. 121. Due to the nature of the Cooperative's utility assets and regulated electric rates, the Cooperative expects to continue to recover the cost of its utility assets for the foreseeable future through the rates charged to its electric customers.


DEPRECIATION


    Depreciation is computed on straight-line annual composite rates as follows:


Transmission plant..........................................  3.0-10.0%
Distribution plant..........................................     3.1%
General plant:
  Structure and improvements................................     2.5%
  Transportation............................................  12.0-17.0%
  Computer equipment........................................  14.3-20.0%
  Other.....................................................   4.8-6.0%
Nonutility plant............................................  6.7-14.3%

MATERIALS AND SUPPLIES

    The Cooperative maintains substantially all of its materials and supplies pursuant to an inventory outsourcing arrangement. As of March 31, 1999 and 2000 and December 31, 2000, the Cooperative maintained only a minimal amount of materials and supplies that are utilized for routine maintenance.


INVESTMENTS IN ASSOCIATED ORGANIZATIONS



    Investments in associated organizations relate primarily to required cooperative membership certificates and the accumulated patronage capital of NRUCFC and the Texas Electric

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cooperative, Inc. ("TEC"). Investments in patronage capital are accounted for under the cost method. Patronage capital from associated organizations is recorded when allocated at the stated amount of the certificate. For the years ended March 31, 1998, 1999 and 2000 and the nine months ended December 31, 1999 and 2000, patronage capital from associated organizations was $590,000, $713,000 $692,000, $689,000 and $820,000, respectively, and is included in other operating revenues. NRUCFC is the Cooperative's primary lender and TEC provides various lobby services for electric cooperatives in Texas.



CASH AND CASH EQUIVALENTS



    The Cooperative considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates market value due to the short-term maturity of these investments.


ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The Cooperative provides allowances for doubtful accounts receivable that are estimated to be uncollectible. As of March 31, 1999 and 2000 and December 31, 2000, the allowance for doubtful accounts was $200,000, $202,000 and $182,000, respectively. Bad debt expense for the years ended March 31, 1998, 1999 and 2000 and the nine months ended December 31, 1999 and 2000 was $115,000, $243,000, $259,000, $90,000 and $121,000, respectively.


EQUITIES AND MARGINS



    The Cooperative's equities and margins consist of capital credits and other equities and margin accounts. According to the Cooperative's by-laws, only the Cooperative's operating profits are allocated to the members' equity accounts. Operating losses and non-operating gains and losses are recorded as other equities and margins and not allocated to members' equity accounts. Subsidiary gains and losses are recorded as other equities and margins. As of March 31, 1999 and 2000 and December 31, 2000, the Cooperative's member equity accounts aggregated approximately $19,624,000, $18,297,000, and $15,280,000, respectively, and other equities and margins (loss) aggregated approximately $(379,000), $(5,638,000) and $(9,268,000), respectively.



    For the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, in accordance with the Cooperative's Conversion Plan, the Cooperative repurchased certain members' equity account balances aggregating approximately $70,000 $1,590,000, $619,000, respectively, at a discounted cash price of $41,000, $989,000 and $411,000, respectively. The difference was credited to the Cooperative's equity accounts. As of December 31, 2000, the Cooperative's equity retirement payable balance was $411,000.


    For the year ended March 31, 2000 and the nine months ended December 31, 2000, in accordance with the Cooperative's Conversion Plan, the Cooperative repurchased certain members' patronage capital credit balances aggregating $5,611,000 and $2,329,000, respectively, by issuing electric credits of $5,611,000 and $2,329,000, respectively, to be ratably applied to the members' electric bills over a 24-month period. As of March 31, 2000 and December 31, 2000, the balance of the equity redemption

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) credits was $2,685,000 and $2,147,000, respectively, and will be substantially amortized over next twelve months.

ACCOUNTING FOR THE EFFECTS OF REGULATIONS


    The rates charged by the Cooperative are regulated by its Board of Directors. The Cooperative prepares its financial statements in accordance with the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulations". SFAS No. 71 requires a cost based, rate-regulated enterprise to reflect the impact of regulatory decisions in its financial statements. In certain circumstances, SFAS No. 71 requires that certain costs and/or obligations be reflected in a deferral account on the balance sheet and not reflected in the statement of income or loss until matching revenues are recognized. It is the Cooperative's policy to assess the recoverability of costs recognized as regulatory assets and the Cooperative's ability to continue to account for its activities in accordance with SFAS No. 71, based on each regulatory action and the criteria set forth in SFAS No. 71.



REVENUE RECOGNITION



    The Cooperative records electric revenues as they are billed.



    Revenues from gas sales, royalty income and other revenues are generally recognized when earned.


PURCHASED POWER COSTS SUBJECT TO REFUND


    The Cooperative's tariffs for electric service include power cost recovery clauses under which electric rates charged to customers are adjusted to reflect actual power costs incurred. As of March 31, 1999 and 2000 and December 31, 2000, the Cooperative had purchased power cost subject to refund of $357,000, $2,546,000 and $3,954,000, respectively.


INCOME TAXES


    The Cooperative and New Corp are tax-exempt organizations under Internal Revenue Code Section 501(c)(12).



    Energy, Cap Star, New West and CRCFC are taxable organizations for Internal Revenue Service purposes and file separate federal income tax returns. For the three years ended March 31, 2000, Energy, Cap Star and New West have incurred no tax liability.



    Upon conversion to a shareholder owned business corporation, the Company will become a taxable entity. The pro forma results of the Cooperative, assuming it is taxable, would not have been materially different. As a result of a lack of favorable earnings history, no tax benefit would have been recognized for the net operating losses which have been reported in recent years.


    At March 31, 2000, New West had an estimated $17,400,000 net operating loss carryforward and a $4,000,000 capital loss carryover that can be used in future years to reduce taxable income. However, as a result of unfavorable earnings history, the benefit of these net operating losses has not been recognized.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS



    The Cooperative has adopted the following recent accounting pronouncements:



    - SFAS No. 130, "Reporting Comprehensive Income" establishes standards for displaying comprehensive income and its components in the Cooperative's consolidated financial statements. The adoption of this pronouncement had no material effect on the Cooperative's results of operations.



    - SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments in the consolidated financial statements. The standard also establishes requirements for related disclosure about the products and services, geographic areas and major customers. The Cooperative operates in two industry segments; utilities, other and corporate. Information for each of these segments is included the consolidated financial statements. The adoption of this pronouncement had no effect on the Cooperative's presentation of operating results or financial position.



    - AICPA Statement of Position 98-5 ("SOP 98-5"), "Reporting on Costs of Start-Up Activities" requires entities to expense the costs of start-up activities as incurred. SOP 98-5 broadly defines start-up activities to include: (i) costs that are incurred before operations have begun;
      (ii) costs incurred after operations have begun but before full productive capacity has been reached; (iii) learning costs and non-recurring operating losses incurred before a project is fully operational; and
      (iv) one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, and initiating a new process in an existing operation. The adoption of this pronouncement had no effect on the Cooperative's presentation of operating results or financial position.



    In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, an amendment to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As amended, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Cooperative intends to adopt the provisions of SFAS No. 133 on April 1, 2001. Management currently expects the impact of adopting SFAS No. 133 will be immaterial to the Cooperative's consolidated financial statements.



    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. We will adopt SAB 101 as required as of January 1, 2001. Management believes the impact of adopting SAB 101 will not have a material effect on the financial statements. Additionally, in connection with its adoption of SAB 101, the Cooperative will apply the provisions of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." The Cooperative will record its electric and gas sales on a gross basis, reflecting the offset of such revenues as purchased power, operations and maintenance and gas purchases, respectively.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)

2.  CORPORATE RESTRUCTURING


    On October 20, 1998, the Cooperative's members adopted a Conversion Plan to reorganize the Cooperative from a member owned electric cooperative to a shareholder owned business corporation. The Conversion Plan granted broad powers to the Cooperative's Board of Directors, without further action of the membership, to engage in all transactions necessary to implement the Conversion Plan. Such powers include, among other things, the ability to form and capitalize new entities, transfer and/or sell assets, and purchase interests of the members and holders of Cooperative's equity accounts.


    In connection with the Conversion Plan, effective January 1, 1999, Energy was formed as a subsidiary of the Cooperative and substantially all of the Cooperative's operational activities were transferred to Energy. Under the Conversion Plan, the Cooperative was to continue in existence and was to continue to provide electricity to its members until such time as the Board of Directors, at its option and without further approval or action of its members, elected to take one of the following actions:

    - Dissolve and liquidate the Cooperative and distribute the Energy common stock to the Cooperative's members and holders of equity accounts, pursuant to a formula, and become a shareholder-owned electric utility;

    - Unwind the transaction by reacquiring the Cooperative's assets from Energy and return the Energy common stock and remain a member-owned electric cooperative; or

    - Retain the share of Energy common stock and operate in a parent-subsidiary relationship indefinitely.


    Energy is in the process of registering shares of its common stock with the U.S. Securities and Exchange Commission so that they may be distributed to the Cooperative's members and holders of equity accounts. Concurrently with the distribution of the Energy common stock to the Cooperative members, a rescission offer will be made to certain current and former members of the Cooperative. In addition, Energy will offer to purchase certain shares of its common stock which are tendered to it one year from the date of distribution.


    Energy's Articles of Incorporation provide that any shareholder or affiliate of a shareholder holding in excess of 5% of Energy's outstanding common stock will have its voting rights for the shares in excess of 5% reduced to 1/100 per share.


    Pursuant to the Conversion Plan, during the year ended March 31, 2000 and the nine months ended December 31, 2000, the Cooperative retired equity accounts aggregating $7,201,000 and $2,948,000, respectively, through a "Dutch auction" and electric credit process.



    All Cooperative members with equity accounts greater than $10.00 received notices from the Cooperative regarding their equity account balances and the "Dutch auction" and electric credit process as outlined in the Conversion Plan. All Dutch auction bids received from members of 70% or less of their capital credits account balance were accepted by the Cooperative. For the year ended March 31, 2000 and the nine months ended December 31, 2000, equity accounts of $1,590,000 and $619,000, respectively, were retired for a discounted Dutch auction cash price of $989,000 and $411,000, respectively. The difference was credited to the Cooperative's other equity account. As of December 31, 2000, the Cooperative's equity retirement payable balance was $411,000.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)

2.  CORPORATE RESTRUCTURING (CONTINUED)

    For the year ended March 31, 2000 and the nine months ended December 31, 2000, Cooperative members opting to receive electric credits equal to 100% of their equity account balances totaled $5,611,000 and $2,329,000, respectively. Equity redemption electric credits of less than $240.00 were applied immediately and credits of over $240.00 are being ratably applied over a 24-month period to members' electric bills. The unamortized balance of equity redemption credits as of March 31, 2000 and December 31, 2000 was $2,685,000 and $2,147,000,
respectively.



3. COOPERATIVE ACQUISITIONS



MCCULLOCH ELECTRIC COOPERATIVE, INC.



    On August 16, 1999, the members of McCulloch, located in Brady, Texas, approved a resolution to merge with and become an operating division of the Cooperative effective September 1, 1999. The merger was accounted for utilizing the purchase method of accounting. The purchase price of McCulloch was the assumption of liabilities and equity accounts as of August 31, 1999 totaling $9,745,000 and $5,753,000, respectively. No fair value adjustments were necessary as the book value of McCulloch's assets approximated their fair market value.



    In connection with this acquisition the Company recorded McCulloch's equity accounts allocated capital credits existing at the time of the merger. This adjustment was made to reflect the Company's obligation to assume all of McCulloch's equity accounts allocated capital credit obligations which existed at the time of the merger.



    The following is unaudited financial information for McCulloch as of August 31, 1999 and the results of its operations for the seven months ended March 31, 2000 (in thousands):



Net utility plant...........................................  $14,606
Total assets................................................   15,498
Equity and margins..........................................    5,753
Operating revenue...........................................    3,150
Operating income............................................       38
Net income..................................................      127



    The Cooperative's unaudited consolidated results of operations for the years ended March 31, 1999 and 2000, assuming the McCulloch acquisition had occurred on April 1, 1998, are as follows:



                                                              1999       2000
                                                            --------   --------
Operating revenue.........................................  $60,833    $59,355
Operating income (loss)...................................     (434)    (2,666)
Net income (loss).........................................      535     (5,784)



LAMAR COUNTY ELECTRIC COOPERATIVE ASSOCIATION



    On December 14, 1999, the members of Lamar County Electric Cooperative Association ("Lamar"), located in Paris, Texas, approved a resolution to merge with and become an operating division of the Cooperative. The Lamar merger is presently suspended pending the resolution of certain

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


3. COOPERATIVE ACQUISITIONS (CONTINUED)


legal challenges. The merger will be accounted for utilizing the purchase method of accounting. The purchase price of Lamar will be the assumption of liabilities and equity accounts as of the closing date. As of March 31 and December 31, 2000, the Lamar deferred acquisition costs, primarily outside legal, accounting and consulting costs, were $30,000 and $527,000, respectively. As the Lamar merger has not been finalized, none of Lamar's operations are included in the accompanying consolidated financial statements.



    The following is unaudited financial information for Lamar as of and for the year ended December 31, 2000 (in thousands):



Net utility plant...........................................  $32,388
Total assets................................................   35,149
Equity and margins..........................................   12,475
Operating revenue...........................................   12,092
Operating income (loss).....................................      297
Net income (loss)...........................................      319



4. PROPOSED CITIZENS ACQUISITION



    On February 11, 2000, the Cooperative and Citizens Communications Company, formerly Citizens Utilities Company ("Citizens"), a publicly-owned utility corporation, entered into Purchase and Sale Agreements (the "Agreements") for Citizens' electric utility businesses in Arizona and Vermont for $210 million and $38 million, respectively, subject to federal and state regulatory approval. The Arizona and Vermont Agreements also provided for certain adjustments that added approximately $35 million and $4 million, respectively, to the original purchase price. As of March 31 and December 31, 2000, the Cooperative had incurred deferred acquisition costs of $601,000 and $1,677,000, respectively, primarily related to outside legal, accounting and consulting costs.



    In connection with the Agreements, the Cooperative delivered to Citizens irrevocable letters of credit as earnest money deposits under the Arizona and Vermont Agreements in the amount of $9,550,000 and $1,900,000, respectively. At March 31 and December 31, 2000, the Company had a restricted cash investment of $1,900,000 million pledged as security for a $1,900,000 million letter of credit.



    Although the Cooperative was able to obtain a financing commitment for approximately $191 million for the Arizona acquisition, it was unable to secure financing on acceptable terms and conditions for the balance of the purchase price due in large part to the unprecedented increase in Arizona's wholesale power costs and the inability to recover such increased costs quickly from ratepayers.



    On March 7, 2001, the Cooperative and Citizens agreed to terminate the Agreements and return the letters of credit. Accordingly, as of December 31, 2000, the Cooperative charged off $2,815,000 related to the terminated Citizens acquisition, including an additional accrual of $1,138,000 for termination fees.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


5. PROPOSED MDC ACQUISITION



    On February 7, 2000, the Cooperative, through its wholly-owned subsidiary New West, executed an agreement to acquire all of the stock of Multimedia Development Corporation ("MDC"), a wireless telecommunication entity with operations in New Mexico, for $12,500,000, subject to certain working capital adjustments. As of March 31 and December 31, 2000, the Cooperative had incurred deferred acquisition cost, primarily outside legal, accounting and consulting costs, of $725,000 and $1,051,000, respectively.



    Although the Cooperative was successful in securing financing for part of the purchase price, it was unable to secure adequate financing for the acquisition on acceptable terms and conditions. Accordingly, as of December 31, 2000, the Cooperative charged off $1,063,000 related to the terminated MDC acquisition, primarily relating to deferred acquisition costs.



6. INVESTMENT IN XPLOR



    Prior to September 30, 1997, the Cooperative, through New West, owned a 32.45% common stock investment in Araxas Energy Corporation ("Araxas"), a privately held company, valued at $5,722,000. Effective September 30, 1997, Araxas merged with XPLOR Energy, Inc. ("XPLOR"), a privately held company, and the ownership interest was diluted to 18.6%. Prior to September 30, 1997, the Cooperative utilized the equity method of accounting to record its proportionate share of the Araxas's results of operations and recorded a loss of $2,378,000 for the year ended March 31, 1998. Subsequent to September 30, 1997, the Cooperative utilized the cost method to account for its investment in XPLOR. Effective August 19, 1999, XPLOR merged with Harken Energy Corporation, a publicly owned company. In accordance, with the acquisition agreement, all of the $15,800,000 merger consideration was allocated to XPLOR's preferred stockholders and the XPLOR common stock was effectively canceled. As a result of the XPLOR common stock cancellation, the Cooperative wrote-off the $3,344,000 investment in XPLOR for the year ended March 31, 2000 and the nine months ended December 31, 1999.



7.  UTILITY PLANT


    Utility plant as of March 31, 1999 and 2000 and December 31, 2000 consisted of the following (in thousands):

                                                           MARCH 31,
                                                      -------------------   DECEMBER 31,
                                                        1999       2000         2000
                                                      --------   --------   ------------
                                                                            (UNAUDITED)
Transmission facilities.............................  $ 59,143   $ 59,824     $ 59,824
Distribution facilities.............................   138,390    163,048      170,805
General facilities..................................    11,038     12,370       12,380
                                                      --------   --------     --------
                                                       208,571    235,242      243,009
Less accumulated depreciation.......................    54,859     68,539       75,597
                                                      --------   --------     --------
  Total utility plant in service, net...............   153,712    166,703      167,412
Construction work in progress.......................     1,855      2,834        2,699
                                                      --------   --------     --------
                                                      $155,567   $169,537     $170,111
                                                      ========   ========     ========

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


7.  UTILITY PLANT (CONTINUED)

    All utility plant assets are pledged to secure debt and capital lease obligations.


8.  NONUTILITY PROPERTY



    Nonutility property as of March 31, 1999 and 2000 and December 31, 2000 consisted of the following (in thousands):



                                                               MARCH 31,
                                                          -------------------   DECEMBER 31,
                                                            1999       2000         2000
                                                          --------   --------   ------------
                                                                                (UNAUDITED)
Real estate.............................................   $2,039     $2,255       $2,243
Oil and gas interests...................................    2,365      3,405           --
Investment in Map (Note 22).............................       --         --        2,256
Furniture, fixtures, and other..........................       10         10           10
                                                           ------     ------       ------
                                                            4,414      5,670        4,509
Less accumulated depreciation and depletion.............      757        823          585
                                                           ------     ------       ------
                                                           $3,657     $4,847       $3,924
                                                           ======     ======       ======



    As discussed in Note 22 to the consolidated financial statements, as of December 1, 2000, New West transferred 100% of its oil and gas mineral interest with a carrying value of $3,756,000 to a newly formed company, Map Resources, Inc. ("Map") in exchange for 3,675,000 shares (100%) of Map's common stock and notes receivable totaling $1,500,000. As of December 31, 2000, Map issued an additional 3,675,000 shares of common stock to Flagstone Petroleum Corporation, a privately owned company, in exchange for oil and gas minerals and other properties with an estimated fair market value of $1,553,000. Accordingly, as of December 31, 2000, New West owns approximately 50% of Map. The investment in Map will be accounted for using the equity method of accounting.



    The Cooperative owns a 50,000 square foot office building that is used as our general corporate headquarters. The Cooperative occupies approximately 25% of the building and the remainder is leased to commercial tenants, subject to leasing terms ranging from monthly to 5 years. For the years ended March 31, 1998, 1999 and 2000 and for the nine months ended December 31, 1999 and 2000, third party building rental revenue was $216,000, $206,000, $201,000, $124,000 and $161,000, respectively. Building rental revenues, which are not material to the Cooperative's operations, for each of the next five years are expected to be approximately $225,000 per year. As of December 31, 2000, the net book value of the building and related property was $1,377,000.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


9.  INVESTMENTS AND NOTES RECEIVABLE



    Investments and notes receivable as of March 31, 1999 and 2000 and December 31, 2000 consisted of the following (in thousands):



                                                             MARCH 31,
                                                        -------------------   DECEMBER 31,
                                                          1999       2000         2000
                                                        --------   --------   ------------
                                                                              (UNAUDITED)
Investments in associated organizations:
  NRUCFC capital term certificates....................    5,981      6,274         6,405
  NRUCFC patronage capital............................    2,147      2,201         2,293
  Texas Electric Cooperatives, Inc. patronage capital
    and bonds.........................................      602        846           823
  Other...............................................       50        133           141
                                                        -------    -------       -------
                                                          8,780      9,454         9,662
                                                        -------    -------       -------
Investment in XPLOR (Note 6)..........................    3,344         --            --
Investment in United (Note 13)........................       --         --           300
Notes receivable--United, net of current portion (Note
  13).................................................       --         --        13,667
Note receivable--Map (Note 22)........................       --         --         1,500
Investment in MDC (Note 5)............................       --        725            --
Other investments.....................................      326        764           910
                                                        -------    -------       -------
                                                        $12,450    $10,943       $26,039
                                                        =======    =======       =======



10.  DEFERRED CHARGES


    Deferred charges as of March 31, 1999 and 2000 and December 31, 2000 consisted of the following (in thousands):


                                                               MARCH 31,
                                                          -------------------   DECEMBER 31,
                                                            1999       2000         2000
                                                          --------   --------   ------------
                                                                                (UNAUDITED)
Capital lease sinking fund..............................   $2,386     $4,025       $4,994
Capital lease acquisition cost, net of amortization.....    1,860      1,560        1,300
McCulloch acquisition cost (Note 3).....................       --        368          373
Lamar acquisition cost (Note 3).........................       --         30          527
Stock conversion costs..................................      220        559          859
Other...................................................       84        509          487
                                                           ------     ------       ------
                                                           $4,550     $7,051       $8,540
                                                           ======     ======       ======

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


11.  MORTGAGE NOTES


    Long-term debt as of March 31, 1999 and 2000 and December 31, 2000 consisted of the following (in thousands):


                                                            MARCH 31,
                                                       -------------------   DECEMBER 31,
                                                         1999       2000         2000
                                                       --------   --------   ------------
                                                                             (UNAUDITED)
NRUCFC notes:
  Variable rate......................................  $53,764    $ 69,783     $ 83,006
  Fixed rate notes...................................   41,599      40,975       40,382
                                                       -------    --------     --------
                                                        95,363     110,758      123,388
Other variable rate notes............................       --       6,271           --
                                                       -------    --------     --------
                                                        95,363     117,029      123,388
Less current maturities..............................    1,965       3,059        2,957
                                                       -------    --------     --------
                                                       $93,398    $113,970     $120,431
                                                       =======    ========     ========



    On June 23, 2000, the Cooperative increased its long-term borrowing capacity under the Loan Agreement by $21 million, of which $6 million was used to refinance certain McCulloch long-term debt, as discussed below.



    The NRUCFC notes have been issued in conjunction with a Second Restated Mortgage and Security Agreement, dated October 24, 1995 ("Loan Agreement"). Under the Loan Agreement, the Cooperative may elect to pay interest on a fixed or variable interest rate basis, as defined. The existing long-term debt consists of series of loans from the NRUCFC that impose various restrictive covenants, including the loan provisions that prohibit the incurrence or guaranty of other secured indebtedness and requires the maintenance of a
1.35 debt service coverage ratio, as defined in the NRUCFC Loan Agreements. In addition, the Cooperative may not make any cash distribution or any general cancellation or abatement of charges for electric energy or services to its members if the ratio of equity to total assets is less than 20%. As of December 31, 2000, the Cooperative's equity to total assets ratio, as defined by the NRUCFC Loan Agreements, was 2.8%. As discussed in Note 2, in conjunction with its Conversion Plan, the Cooperative has made cash distributions and issued electric credits to its members that are in violation of its loan agreements. The NRUCFC has waived the default associated with the Conversion Plan distributions.



    At December 31, 2000, the Cooperative was in compliance with all other NRUCFC loan agreements.



    On March 5, 2001, NRUCFC issued a letter to the Cooperative that, among other things:



    - notified the Cooperative that all existing NRUCFC indebtedness may remain in place with NRUCFC after the conversion from a cooperative to a business corporation; and,



    - notified the Cooperative that NRUCFC will not make any additional loans above its existing commitments.



    As of March 7, 2001, all available borrowing capacity under the NRUCFC Loan Agreement has been utilized by the Cooperative. Historically, substantially all of the Cooperative's utility plant

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


11.  MORTGAGE NOTES (CONTINUED)


additions have been financed with long-term borrowings from NRUCFC. In order for the Cooperative to meet its working capital needs, debt service requirements, rescission offer and common stock purchase commitments and planned capital expenditures, it is in the process of implementing the following cash management plans:



    - implementing additional rate increases,



    - securing new financing.



    - reducing short term capital expenditures, and



    - selling nonstrategic assets such as the transmission system and real estate.


    As of March 31, 1999 and 2000 and December 31, 2000, the interest rate on the CFC variable rate notes was 5.75%, 7.35% and 8.55%, respectively, and the weighted average interest rate on the CFC fixed rate notes was 5.99%.


    Substantially all of the NRUCFC fixed rate notes are subject to interest rate repricing at the end of various periods not to exceed four years.



    Other variable rate notes pertain to McCulloch and bear interest ranging from 2%-7.55%. As of March 31, 2000, the weighted average interest rate on the McCulloch long-term debt was 4.24%. On May 16, 2000, substantially all of McCulloch's long-term debt was refinanced resulting in a extraordinary gain from early extinguishment of debt of approximately $969,000 for the nine months ended December 31, 2000. The loans were paid-off from proceeds received from a 6-month, $6 million revolving line of credit agreement with NRUCFC, dated
May 16, 2000, with interest payable at NRUCFC prime rate plus 1%. At
December 31, 2000, the Company had drawn almost all of the $28.0 million available under its line of credit with NRUCFC. The line of credit is renewable each June 24th. The Company believes that this line of credit will be extended through June 24th, 2002.


    Annual maturities of long-term debt as of March 31, 2000 are as follows (in thousands):

2001......................................................  $  3,059
2002......................................................     3,030
2003......................................................     3,144
2004......................................................     3,264
2005......................................................     3,394
Thereafter................................................   101,138
                                                            --------
                                                            $117,029
                                                            ========

    Substantially all of the Cooperative's long-term notes have maturity dates between 2020 and 2033.


12.  CAPITAL LEASE OBLIGATIONS


    In connection with the financing, construction, and utilization of its transmission line, the Cooperative has entered into agreements with Southwestern Public Service Company ("SPS"),

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


12.  CAPITAL LEASE OBLIGATIONS (CONTINUED)

Metropolitan Life Insurance Company ("Met Life"), and John Hancock Leasing Corporation ("John Hancock"). The John Hancock lease was paid in full during the year ended March 31, 2000.

    The substance of the remaining agreements includes financing arrangements with Met Life and a power transmission arrangement with SPS. These agreements qualify as capital leases, and as a result, the transmission line and substation assets and associated capital lease obligations are reflected in the Cooperative's consolidated financial statements.


    As of March 31, 1999 and 2000 and December 31, 2000, the original cost related to the transmission facility and cost of the capital lease of $59,000,000 and $2,999,000, respectively, are being recovered from members through power cost billings over a ten-year period. Consistent with this ratemaking treatment, the transmission facilities and cost of capital lease are being amortized over ten years. Principal payments on capital lease obligations for the years ended March 31, 1998, 1999 and 2000 were approximately $4,173,000, $4,571,000 and $4,553,000, respectively. The corresponding amortization of capital lease obligations was credited to accumulated depreciation and amortization accounts for the transmission facilities consistent with ratemaking treatment.


    Interest on the capital lease obligations for the years ended March 31, 1998, 1999 and 2000 and the nine months ended December 31, 1999 and 2000 was approximately $3,200,000, $2,837,000, $2,400,000, $1,847,000 and $1,544,000,
respectively, and is classified as purchased power cost consistent with ratemaking treatment.

    Required principal payments for capital lease obligations are as follows (in thousands):

YEARS ENDED                                        TRANSMISSION
MARCH 31,                                           FACILITIES     OTHER      TOTAL
-----------                                        ------------   --------   --------
  2001...........................................     $ 4,490       $ 58     $ 4,548
  2002...........................................       4,800         66       4,866
  2003...........................................       5,132         28       5,160
  2004...........................................      16,324         10      16,334
  2005...........................................          --          3           3
                                                      -------       ----     -------
                                                      $30,746       $165     $30,911
                                                      =======       ====     =======


13.  OTHER NOTES PAYABLE



    As of March 31, 2000, the Cooperative, through New West, agreed to make loans totaling $15 million to two fuel and lubricant subsidiaries of United Fuel and Energy Corporation ("United Fuel"), subject to securing adequate funding for the $15 million loan. On July 12, 2000, New West entered into and the Cooperative guaranteed, with NRUCFC permission, a $15 million, three-year loan agreement with a bank. At December 31, 2000, the bank loan balance was $14,667,000 and is included in other notes payable, net of the $1,000,000 current portion. The bank loan agreement is payable monthly based on a fifteen-year amortization with interest at Wall Street Journal ("WSJ") prime rate plus 1% (10.5% at December 31, 2000).



    Simultaneously, New West loaned $15 million to United Fuel's two subsidiaries with terms and conditions substantially identical to the bank loan agreement, interest at WSJ prime rate plus 1.25%,

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


13.  OTHER NOTES PAYABLE (CONTINUED)


and secured by United Fuel's stock and properties, plant and equipment of the United Fuel subsidiaries. For reporting purposes, because the bank loan agreement was for the benefit of a third party, for the nine months ended December 31, 2000, the Cooperative netted interest earned of $677,000 on the United Fuel's note against interest expense of $662,000 on the bank loan agreement. New West has pledged its security as collateral for its bank loan agreement. At December 31, 2000, the United Fuel note receivable balance was $14,667,000 and is included in investments and notes receivable, net of the $1,000,000 current portion, see Note 9. At closing, New West acquired a 10% interest in United Fuel for $300,000. In January 2001, the Company acquired a net 5% additional interest in United Fuel from certain selling shareholders, giving us a 15% interest in United Fuel at present and a right to acquire up to 25% in total under certain conditions.



    In March, the Company amended the bank loan agreement to eliminate the net worth requirements of the agreement.



14.  LINES OF CREDIT



    As of March 31, 2000, the Cooperative has a Secured Revolving Line of Credit Agreement with CFC, dated June 24, 1997, aggregating $28 million, with interest payable at NRUCFC prime rate plus 1% and secured by utility plant assets. As of March 31, 1999 and 2000 and December 31, 2000, the outstanding balance of the lines of credit was approximately $21,774,000, $26,179,000 and $27,854,000, respectively, with interest rates of 5.90%, 7.55% and 8.55%, respectively. The lines of credit are renewable annually.


    For the years ended March 31, 1998, 1999 and 2000 and the nine months ended December 31, 1999 and 2000, the weighted average interest rate on short-term borrowings computed on a daily basis was 6.70%, 6.41%, 6.71%, 6.45% and 8.18%, respectively, and interest expense on short-term borrowings was $1,348,000, $1,425,000, $1,620,000, $1,149,000 and $1,635,000, respectively.


    Subsequent to March 31, 2000, the Cooperative executed a 6-month,
$6 million revolving line of credit agreement with NRUCFC, dated May 16, 2000, with interest payable at NRUCFC prime rate plus 1%. The proceeds were used to pay-off existing McCulloch long-term debt.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


15.  ACCRUED AND OTHER CURRENT LIABILITIES


    Accrued and other current liabilities at March 31, 1999 and 2000 and December 31, 2000 consisted of the following (in thousands):


                                                               MARCH 31,
                                                          -------------------   DECEMBER 31,
                                                            1999       2000         2000
                                                          --------   --------   ------------
                                                                                (UNAUDITED)
Accrued property taxes..................................   $  291     $  326       $   40
Accrued interest........................................      449        622          808
Accrued payroll and benefits............................      600        579          696
Accrued insurance claims................................       --        203           --
Accrued other...........................................      100         58           18
Accrued retirement benefits.............................      174         62           62
Customer deposits and prepayments.......................      164        272          325
                                                           ------     ------       ------
                                                           $1,778     $2,122       $1,949
                                                           ======     ======       ======



16.  PENSION PLAN AND BENEFITS TO RETIREES


PENSION PLAN

    The Cooperative has a defined contribution plan available to substantially all employees who have completed one year of service and attained age 21. The cost to provide the benefit for the years ended March 31, 1998, 1999 and 2000 and the nine months ended December 31, 1999 and 2000 totaled approximately $358,000, $374,000, $385,000, $182,000 and $200,000, respectively.

    The Cooperative provides continued major medical and life insurance coverage to retired employees and their dependents. The cost to maintain such benefits for the years ended March 31, 1998, 1999 and 2000 and the nine months ended December 31, 1999 and 2000, totaled $168,000, $160,000, $167,000, $79,000 and
$100,000, respectively.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


16.  PENSION PLAN AND BENEFITS TO RETIREES (CONTINUED)

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The funded status of the plan and the amounts recognized on the balance sheet as of March 31, 1999 and 2000 are as follows (in thousands):

                                                                1999       2000
                                                              --------   --------
Accumulated Postretirement Benefit Obligation (APBO)--
  Actives not yet eligible..................................   $1,366     $1,280
  Actives fully eligible....................................      216        181
  Retirees and dependents...................................    1,864      1,430
                                                               ------     ------
    Total APBO..............................................    3,446      2,891
Plan assets at fair value...................................       --         --
                                                               ------     ------
Accrued postretirement benefit liability....................    3,446      2,891
Unrecognized loss from past experience different from that
  assumed and from changes in assumptions...................     (997)      (352)
                                                               ------     ------
Accrued postretirement benefit cost.........................   $2,449     $2,539
                                                               ======     ======


    Changes in the accrued postretirement benefit cost for the years ended March 31, 1999 and 2000 are as follows (in thousands):



                                                                1999       2000
                                                              --------   --------
Balance, beginning of year..................................   $2,359     $2,449
  Net periodic postretirement cost..........................      322        330
  Contributions.............................................     (232)      (240)
                                                               ------     ------
Balance, end of year........................................   $2,449     $2,539
                                                               ======     ======



    Accrued postretirement benefit cost as of December 31, 2000 was estimated to be approximately $2,606,000.


    Net periodic postretirement benefit costs for the years ended March 31, 1998, 1999 and 2000 are as follows (in thousands):

                                                                1998       1999       2000
                                                              --------   --------   --------
Service Cost................................................    $ 77       $105       $114
Interest Cost...............................................     208        217        216
                                                                ----       ----       ----
                                                                $285       $322       $330
                                                                ====       ====       ====

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


16.  PENSION PLAN AND BENEFITS TO RETIREES (CONTINUED)

    The assumption used in the calculation of the costs presented above were as follows:

Discount rate...............................................    7.0%       6.5%       7.75%
                                                                ===        ===        ====
Health Care Cost Trend Rates:
  Medical and dental--7.5% in 1998, grading down 0.5% per year to an ultimate rate of 5% for all years beginning after 2003

    Increasing the assumed healthcare cost trend rates by one percentage point in 1998, 1999 and 2000 would increase the APBO $418,000, $499,000, and $384,000, respectively, and the aggregate of the service and interest cost components by $43,000, $51,000 and $47,000, respectively.

    No return on plan assets was assumed in the calculation as the Cooperative holds no specified plan assets.


17.  DEFERRED CREDITS


    Deferred credits at March 31, 1999 and 2000 and December 31, 2000 consisted of the following (in thousands):


                                                       MARCH 31,
                                                  -------------------   DECEMBER 31,
                                                    1999       2000         2000
                                                  --------   --------   ------------
                                                                        (UNAUDITED)
Accrued retirement benefits.....................   $2,449     $2,539       $2,606
Deferred rent income............................      207        132           75
Deferred executive compensation.................      108        649          761
Unclaimed member capital credits................      199        150           44
Other...........................................       47        127          146
                                                   ------     ------       ------
                                                   $3,010     $3,597       $3,632
                                                   ======     ======       ======



18.  SALE OF GAS GATHERING INVESTMENTS


    Effective July 31, 1998, New West sold its gas gathering subsidiaries for cash aggregating $1,640,000 and recognized a gain on the sale of $819,000 for the year ended March 31, 1999. The recorded book value of the subsidiaries was $821,000.

    The following is condensed information for the years ended March 31, 1998 and 1999 relating to the sold subsidiaries (in thousands):

                                                                1998       1999
                                                              --------   --------
Operating revenue...........................................   $5,418     $1,912
Net income (loss)...........................................     (137)      (283)

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


19.  MAJOR CUSTOMERS


    For the years ended March 31, 1998, 1999 and 2000 and the nine months ended December 31, 1999 and 2000, the Cooperative and its subsidiaries had no customer that accounted for more than 10% of operating revenues.


20.  REGULATORY MATTERS


    Under the Public Regulatory Act of 1995 (the "Act"), the Cooperative has elected not to operate under the regulatory authority of the Public Utility Commission of Texas. In accordance with the Act, any changes in the Cooperative's electric rates must be approved by its Board of Directors.


21.  ELECTRIC DEREGULATION


    On May 27, 1999, the Texas legislature passed a bill relating to the restructuring of the electric utility industry in Texas. The bill, among other things, freezes rates for most of the investor-owned utilities until retail competition begins on January 1, 2002, then mandates a 6% rate decrease for residential and small commercial customers. Rates will be capped for five years. Municipally owned utilities and cooperatives may elect, but are not required, to offer retail customer choice on or after January 1, 2002.

    Under the new law, electric cooperatives electing to participate in customer choice shall have the right to offer electric energy and related services at unregulated prices directly to retail customers who have customer choice without regard to geographical location. Electric cooperatives electing not to participate in customer choice will not be permitted to offer electric energy at unregulated prices directly to retail customers outside its certified retail service area.

    At the present time, management has made no decision as to whether the Cooperative will offer customer choice to its retail members and has not completed its assessment of the financial impact of the new legislation on the Cooperative's future operations.


22.  RELATED PARTY ACTIVITY



    On February 22, 1999, New West and its seven-member board of directors entered into a Royalty Pool Agreement whereby a total of 15% of New West's oil and gas royalty interests were sold at cost to the directors. Under the Agreement, unsecured, interest bearing notes were executed by the seven directors payable from their share of oil and gas royalty income. As of December 1, 2000, New West and its board of directors agreed to terminate the Royalty Pool Agreement and transfer 100% of the oil and gas royalty interests to a newly formed company, Map Resources, Inc. ("Map"). As part of the termination, the 15% oil and gas royalty pool interests were returned to New West, notes receivable due from the New West Directors of $409,000 were cancelled, and the New West directors received approximately 1% of Map's common stock valued at $36,000. Management believes that the fair market value of the 15% Royalty Pool mineral interests exceeds the carrying value of the notes receivable due from the New West directors and the fair market value of the Map common stock allocated to the New West directors. For the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, the directors' share of oil and gas royalty income aggregated $2,000, $51,000 and $55,000, respectively. Four of the New West directors also serve as directors for the Cooperative.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


22.  RELATED PARTY ACTIVITY (CONTINUED)


    As of December 1, 2000, New West transferred 100% of its oil and gas mineral interest with a carrying value of $3,756,000 to Map in exchange for 3,675,000 shares (100%) of Map's common stock and notes receivable totaling $1,500,000, see Note 8. As of December 31, 2000, Map issued an additional 3,675,000 shares of common stock to Flagstone Petroleum Corporation, a privately owned company, in exchange for oil and gas minerals and other properties with an estimated fair market value of $1,553,000. Accordingly, as of December 31, 2000, New West owns approximately 50% of Map.



    In October 1992, the Cooperative entered into an Achievement based Contract--Southwestern Public Service Company ("ABC-SPS") with its executive officers and a former employee, a total of four individuals. In accordance with the terms of the ABC-SPS Contract, 2% of the net savings to the Cooperative derived from annual savings associated with the SPS power supply contract. The ABC-SPS Contract expires in October 2002. For the years ended March 31, 1998, 1999 and 2000, the executive officers received and the Cooperative recorded expense of $132,000, $192,000, and $197,000, respectively. No amounts have been accrued or paid for the nine months ended December 31, 2000.



    In June 1999, the Cooperative entered into an Achievement Based Compensation Contract--Merger or Acquisition With Other Electric Utilities (the "ABC-Merger Contract") with certain of its executive officers, its general counsel and its directors and advisory directors, a total of 16 individuals. In accordance with the terms of the ABC-Merger Contract, the participants receive compensation equal to 1.5% of the total assets added to the Cooperative or Energy by merger or acquisition since 1990. The ABC-Merger Contract expires in 2009. 60% of amounts paid under the ABC-Merger Contract are allocated to participating executive officers, 10% is allocated to the general counsel and 30% is allocated to directors and advisory directors. During the year ended March 31, 2000, the Cooperative recorded compensation expense of $513,000 related to the ABC-Merger Contract, including $382,000 to be paid at a later date. No amounts were paid under the ABC-Merger Contract for the nine months ended December 31, 2000.



    In August 2000, the Cooperative amended the ABC-Merger contract by limiting total assets added to mean only those mergers or acquisitions of electric or telephone cooperatives or municipal electric systems that require only the assumption of debt and equity. The revised ABC-Merger Contract expires August 2010. No amounts have been paid under the revised ABC-Merger Contract. Upon completion of the Lamar acquisition, participants in the ABC-Merger Contract will receive approximately $525,000 as compensation.



23.  COMMITMENTS AND CONTINGENCIES



    The Cooperative purchases all of its electric power pursuant to long-term wholesale electric power contracts with Southwest Public Service Company ("SPS"), Dynegy Power Marketing, Inc. ("Dynegy") and Lower Colorado River Authority ("LCRA"). SPS, Dynegy and LCRA contracts expire in 2013, 2002 and 2016, respectively, and account for approximately 80%, 10% and 10%, respectively, of the Cooperative's electric power purchases. Generally, the wholesale electric power supply contracts are based on fixed charges for Kwh usage, transportation and auxiliary services and a variable charge for fuel based on Kwh usage. The Cooperative's purchase power costs fluctuate based on the price of natural gas. Management believes that in the event the contracts are not renewed, the Cooperative's

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


23.  COMMITMENTS AND CONTINGENCIES (CONTINUED)


operations will not be severely affected as new contracts can be secured at competitive rates with other electric power providers.



    The Cooperative is involved in various litigation matters, none of which is expected to have a material impact on the financial condition, operating results or liquidity of the Cooperative.



24.  INCOME TAXES



    The Cooperative and New Corp are tax-exempt organizations under Internal Revenue Code Section 501(c)(12). Energy, Cap Star, New West and CRCFC are taxable organizations for Internal Revenue Service purposes and file separate federal income tax returns. No income tax expense has been recorded in 1998, 1999 and 2000.



    The components of the consolidated net deferred tax assets and liabilities as of March 31, 1999 and 2000, are as follows (in thousands):



                                                                 MARCH 31,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
Deferred tax assets--
  Net operating losses....................................  $ 4,644    $ 5,703
  General business credits                                    1,503        104
  Alternative minimum tax credits.........................      704        704
                                                            -------    -------
    Net deferred tax assets...............................    6,851      6,511
                                                            -------    -------

Deferred tax liabilities--
  Patronage dividends.....................................   (2,007)    (2,263)
                                                            -------    -------

Less--Valuation allowance.................................   (4,844)    (4,248)
                                                            -------    -------
    Net deferred tax......................................  $    --    $    --
                                                            =======    =======



    The Company has federal income tax net operating loss carryforwards at March 31, 2000 of approximately $16.3 million, which are scheduled to expire in 2004 through 2020.



    All of the differences between the statutory income tax rates and the effective income tax rates are attributable to the change in the valuation allowance.



25.  SEGMENT INFORMATION



    The Cooperative has adopted SFAS No. 131, "Disclosures about Segments of a Business Enterprise and Related Information". Substantially all of the Cooperative's operations are conducted primarily in Texas and involve the following business segments:


       Utility--electric sales and various electric services;

       Other--oil and gas, real estate and other investments; and,

       Corporate-- general corporate activities including cash and temporary cash investments, various notes receivable, miscellaneous investments and interest expense.

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                         MARCH 31, 1998, 1999 AND 2000

          (INFORMATION AS OF DECEMBER 31, 1999 AND 2000 IS UNAUDITED)


25.  SEGMENT INFORMATION (CONTINUED)

    Business segment information as of and for the years ended March 31, 1998, 1999 and 2000 and for the nine months ended December 31, 1999 and 2000 (unaudited) follows (in thousands):


                                                        UTILITY     OTHER     CORPORATE    TOTAL
                                                        --------   --------   ---------   --------
Operating revenues
  March 31, 1998......................................  $ 53,402   $ 5,694     $   590    $ 59,686
  March 31, 1999......................................    52,500     2,303         713      55,516
  March 31, 2000......................................    55,737       653         693      57,083
  December 31, 1999...................................    42,565       441         688      43,694
  December 31, 2000...................................    51,425       675         820      52,920

Net income (loss)
  March 31, 1998......................................     4,738    (3,086)     (5,843)     (4,191)
  March 31, 1999......................................     6,247       183      (6,043)        387
  March 31, 2000......................................     4,860    (3,585)     (7,014)     (5,739)
  December 31, 1999...................................     4,985    (3,497)     (4,911)     (3,423)
  December 31, 2000...................................     5,856    (1,043)     (8,729)     (3,916)

Identifiable assets
  March 31, 1998......................................   171,659     7,646       2,150     181,455
  March 31, 1999......................................   172,643     6,995       2,345     181,983
  March 31, 2000......................................   189,732     5,569       5,580     200,881
  December 31, 1999...................................   189,248     4,904       4,378     198,530
  December 31, 2000...................................   192,300     5,720      20,362     218,382

Capital expenditures
  March 31, 1998......................................     9,950     1,845          --      11,795
  March 31, 1999......................................    10,540     1,104          --      11,644
  March 31, 2000......................................     8,954     1,973          --      10,927
  December 31, 1999...................................     6,401     1,300          --       7,701
  December 31, 2000...................................     8,275       925          --       9,200

Depreciation and amortization
  March 31, 1998......................................     7,731       225          --       7,956
  March 31, 1999......................................     9,136       137          --       9,273
  March 31, 2000......................................     9,846        64          --       9,910
  December 31, 1999...................................     7,440        47          --       7,487
  December 31, 2000...................................     7,893        47          --       7,940

Interest expense, net
  March 31, 1998......................................        --        --       6,576       6,576
  March 31, 1999......................................        --        --       6,895       6,895
  March 31, 2000......................................        --        --       7,932       7,932
  December 31, 1999...................................        --        --       5,721       5,721
  December 31, 2000...................................        --        --       7,903       7,903

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    Estimated expenses in connection with completion of implementation of the Conversion Plan and the public offering by the Company of the securities offered hereunder are as follows:




Securities and Exchange Commission Filing Fee...............  $ 12,000
NASD Filing Fee*............................................     5,000
Nasdaq Application and Listing Fee*.........................    55,000
Accounting Fees and Expenses*...............................    73,000
Legal Fees and Expenses*....................................   100,000
Printing*...................................................   200,000
Fees of Transfer Agents and Registrar*......................     5,000
Miscellaneous*..............................................    50,000
                                                              --------
  Total.....................................................  $500,000
                                                              ========


------------------------

*   Estimated

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 2.02-1 of the Texas Business Corporation Act provides generally and in pertinent part that a Texas corporation may indemnify its directors and officers against expenses (if the person is found liable to the corporation or on the basis that improper benefit was improperly received by the person) or against expenses, judgments, fines and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and k, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 2.02-1 does not permit indemnification when the person is found liable for willful or intentional misconduct in the performance of his duty to the Corporation. Section 2.02-1 further permits a Texas corporation to grant to its directors and officers additional rights of indemnification not inconsistent with the Texas Business Corporation Act through bylaw provisions, agreements, votes of shareholders or interested directors or otherwise, to purchase indemnity insurance on behalf of such indemnifiable persons and to advance to such indemnifiable persons expenses incurred in defending a suit or proceeding upon receipt of certain undertakings.

    Article Nine of the Company's Articles of Incorporation provides that, subject to certain exceptions, the Company shall indemnify, to the fullest extent permitted by law, any person who is or was a director or executive officer of the Company or any subsidiary, and may indemnify, subject to certain exceptions and to the extent that the Board of Directors deems appropriate and as set forth in the Bylaws or a resolution, any person who is or was a non-executive officer, or employee or agent of the Company or any subsidiary or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Company or a subsidiary) by reason of the fact that such person is or was serving in such capacity. In addition, Article Nine authorizes the Company to purchase insurance for itself or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as director, officer, employee or agent of the Company, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Company. Article Nine also authorizes the Company, to the extent that the Board of Directors deems appropriate, to make advances of expenses to an indemnifiable person upon the receipt by the Company of a written undertaking by such person to repay any amounts advanced in the event that it is ultimately determined that such person is not entitled to such indemnification.


    The Bylaws of the Registrant provide that the Registrant shall indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of such person being or having been a director or officer expenses incurred in defending any such proceeding to the fullest extent permissible under Texas law. The Bylaws also provide that the Registrant may indemnify its employees and agents for such expenses by resolution of the Board of Directors.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    None

ITEM 16.  EXHIBITS


         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
         Exhibit 3.1        Articles of Incorporation of the Company and amendments
                              thereto(2)
         Exhibit 3.2        Bylaws of the Company(2)
         Exhibit 3.3        Restated and Amended Articles of Incorporation of the
                              Cooperative(2)
         Exhibit 3.4        Bylaws of the Cooperative(2)
         Exhibit 5.1        Opinion of Ronald W. Lyon(3)
        Exhibit 10.1        Second Amendment to Transaction Documents dated November 9,
                              1994, between Southwestern Public Service Company, the
                              Cooperative, et. al.(2)
        Exhibit 10.2        Restated Mortgage and Security Agreement dated September 21,
                              1988, made by and between the Cooperative and National
                              Rural Utilities Cooperative Finance Corporation(2)
        Exhibit 10.3        Second Restated Mortgage and Security Agreement dated
                              October 24, 1995, made by and between the Cooperative and
                              National Rural Utilities Cooperative Finance
                              Corporation(2)
        Exhibit 10.4        Loan Agreement dated October, 1995, between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.5        First Amendment to Loan Agreement dated as of October 28,
                              1997, between the Cooperative and National Rural Utilities
                              Cooperative Finance Corporation(1)
        Exhibit 10.6        Loan Agreement dated as of June 22, 2000, between the
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation and amendment.(2)
        Exhibit 10.7        Loan Agreement dated December 13, 1994, between the
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.8        Loan Agreement dated March 30, 1993 between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.9        Loan Agreement dated March 10, 1992, TX 107-A-9025, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(2)
        Exhibit 10.10       Loan Agreement dated May 17, 1990, between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(2)
        Exhibit 10.11       Loan Agreement dated March 22, 1990 between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(2)
        Exhibit 10.12       Notice of Meeting and Proxy Statement for Special Meeting
                              held October 20, 1998(2)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.13       Commitment letter dated as of February 11, 2000 between
                              National Cooperative Services Corporation and Cap Rock
                              Energy Corporation for credit facilities associated with
                              the purchase of certain electric assets owned by Citizens
                              Utilities Company(1)
        Exhibit 10.14       Loan Agreement dated March 10, 1992, TX 107-A-9026, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(3)
        Exhibit 10.15       Purchase and Sale Agreement dated as of February 11, 2000
                              between the Company, the Cooperative and Citizens
                              Utilities Company regarding Arizona Electric.(2)
        Exhibit 10.16       Purchase and Sale Agreement dated as of February 11, 2000
                              between the Company, the Cooperative and Citizens
                              Utilities Company regarding Vermont Electric.(2)
        Exhibit 10.17       Power Sale Agreement dated May 1, 1999, between the
                              Cooperative and Electric Clearinghouse, Inc.(2)
        Exhibit 10.18       Wholesale Power Supply and Services Contract dated April 16,
                              1997 Between Texas New Mexico Power Company and the
                              Cooperative(2)
        Exhibit 10.19       Southwestern Public Service Company Wholesale Full
                              Requirements Service Rate Schedule and related Agreement,
                              as amended, with the Cooperative(2)
        Exhibit 10.20       Ordinance of the City of Greenville, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(2)
        Exhibit 10.21       Ordinance of the City of Midland, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(2)
        Exhibit 10.22       Ordinance of the City of Stanton, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(1)
        Exhibit 10.23       Employment Contract between the Cooperative and Ulen
                              North(2)
        Exhibit 10.24       Employment Contract between the Cooperative and David
                              W. Pruitt(3)
        Exhibit 10.25       Achievement Based Compensation Agreement of the Cooperative
                              dated August 28, 1994(1)
        Exhibit 10.26       Achievement Based Compensation Agreement of the Cooperative
                              dated October 27, 1992(1)
        Exhibit 10.27       The Cooperatives Supplemental Executive Deferred
                              Compensation Retirement Plan(2)
        Exhibit 10.28       Cap Rock Energy Corporation 2001 Stock Incentive Plan(2)
        Exhibit 10.29       Cap Rock Energy Corporation 2001 Employee Stock Purchase
                              Plan(2)
        Exhibit 10.30       Form of Equity & Membership Redemption Options(2)
        Exhibit 10.31       Form of Equity Redemption Options(2)
        Exhibit 10.32       Agreement for Purchase and Sale dated February 7, 2000, by and among Walter Mickelson, et al., Multimedia Development
                              Corporation and New West Resources, Inc.(2)
        Exhibit 10.33       Notice of Special meeting and related Proxy Statement(3)
        Exhibit 10.34       Consolidating Loan Agreement dated March 30, 1993 between
                              Cap Rock Electric Cooperative, Inc. and National Rural
                              Utilities Cooperative Finance Corporation(2)
        Exhibit 10.35       Integrated Supply Agreement between Cap Rock Electric
                              Cooperative, Inc. and Temple, Inc.(3)
        Exhibit 10.36       Employment Contract between the Cooperative and Mickey
                              Sims(2)
        Exhibit 10.37       Amendment to Line of Credit Agreement dated June 27, 1997
                              between National Rural Utilities Cooperative Finance
                              Corporation and the Cooperative(2)
        Exhibit 10.38       Loan Agreement dated March 10, 1992, TX 107-A-9027, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(3)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.39       Achievement Based Compensation Contract of the Cooperative
                              dated August 22, 2000(2)
        Exhibit 10.40       Loan Agreement dated March 10, 1992, TX 107-A-9024, between
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(3)
        Exhibit 10.41       Wholesale Power Agreement dated June 25, 1977, between Lower
                              Colorado River Authority and McCulloch Electric
                              Cooperative, Inc.(2)
        Exhibit 10.42       Amendment to Wholesale Power Agreement dated September 28,
                              1987 between Lower Colorado River Authority and McCulloch
                              Electric Cooperative, Inc.(2)
        Exhibit 10.43       Director Compensation Plan of the Company(2)
        Exhibit 10.44       Trust Agreement for the Cooperative Supplemental Executive
                              Deferred Compensation Retirement Plan(2)
        Exhibit 10.45       CFC Secured Revolving Line of Credit Agreement dated
                              June 24, 1997(2)
        Exhibit 10.46       Achievement Based Compensation Agreement of the Cooperative
                              dated June 29, 1999(2)
        Exhibit 10.47       Agreement to Combine McCulloch and Cap Rock Electric
                              Cooperatives dated June 30, 1999(2)
        Exhibit 10.48       Management Service Agreement between Cooperative and Lamar
                              Electric Cooperative Association(2)
        Exhibit 10.49       Notice of Annual Meeting and Proxy Statement for Members of
                              McCulloch Electric Cooperative held on August 21, 1999(2)
        Exhibit 10.50       Agreement to Combine Lamar and Cap Rock Electric
                              Cooperatives dated October 28, 1999(2)
        Exhibit 10.51       Loan Agreement between NewWest Resources, Inc, Cap Rock
                              Electric Cooperative, Inc. and Bank United Texas FSB dated
                              July 12, 2000(2)
        Exhibit 10.52       Unconditional Guaranty from Cap Rock Electric Cooperative to
                              Bank United Texas FSB dated July 12, 2000(2)
        Exhibit 10.53       Lamar County Electric Cooperative Association Notice of
                              Special Meeting and Proxy Statement for Special Meeting
                              held December 14, 1999(2)
        Exhibit 10.54       Signature Leasing, Inc. Master Lease Agreement dated
                              April 1, 2000(2)
        Exhibit 10.55       Personal Services Agreement between Leonard S. Herring and the Cooperative dated December 16, 1999(2)
        Exhibit 10.56       Term Loan Agreement between Eddins-Walcher Company, Frank's
                              Fuels, United Fuel & Energy Corporation, and NewWest
                              Resources dated July 12, 2000(2)
        Exhibit 10.57       NewCorp Resources Electric Cooperative Open Access
                              Transmission Tariff(2)
        Exhibit 10.58       Supplement to the Restated Mortgage and Security Agreement
                              between the Cooperative and CFC dated May 17, 1990(2)
        Exhibit 10.59       Loan Agreement between Cap Rock Cooperative Finance
                              Corporation and CFC dated June 22, 1999(2)
        Exhibit 10.60       Confirmation Letter between Electric Clearinghouse, Inc. and the Cooperative dated May 27, 1999(2)
        Exhibit 10.61       Service Agreement Rate Schedule WP between NewCorp Resources and Cap Rock Electric Cooperative dated March 31, 1995(2)
        Exhibit 10.62       Transaction Agreement dated as of September 9, 1993 between
                              Southwestern Public Service Company, the Cooperative and
                              OTP, Inc.(2)
        Exhibit 10.63       Assignment of Certificate of Convenience and Necessity by
                              the Cooperative to NewCorp Resources dated January 17,
                              1996(2)
        Exhibit 10.64       Supplemental Agreement between NewCorp Resources and the
                              Cooperative dated April 25, 1995(2)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.65       Third Amendment to Transaction Documents by and among
                              Southwestern Public Service Company, the Cooperative,
                              NewCorp Resources et al dated March 3, 1995(2)
        Exhibit 10.66       Assignment of Wholesale Power Contract from the Cooperative to NewCorp Resources dated March 3, 1995(2)
        Exhibit 20.1        Election Form(2)
        Exhibit 21.1        Subsidiaries of the Company(2)
        Exhibit 23.1        Consent of Arthur Andersen LLP(2)
        Exhibit 23.2        Consent of Ronald W. Lyon is contained in his opinion filed as Exhibit 5.1 to this registration statement.(3)
        Exhibit 27.1        Financial Data Schedule (see Schedule II to S-1/A)(2)


------------------------


(1) Previously filed



(2) Filed herewith



(3) To be filed by amendment



ITEM 17.  UNDERTAKINGS


    The undersigned registrant hereby undertakes as follows:


    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



    (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;



       (ii) To reflect in the prospectus any facts or events arising after the effective dated of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and



       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



    (3) For purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorizes this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, Texas on March 20, 2001.


                                             CAP ROCK ENERGY CORPORATION

                                             By:              /s/ DAVID W. PRUITT
                                                  ------------------------------------------
                                                                David W. Pruitt
                                                            CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                 /s/ DAVID W. PRUITT
     -------------------------------------------       Chief Executive Officer         March 20, 2001
                   David W. Pruitt

               /s/ JAMES D. FAIRCLOTH
     -------------------------------------------       Principal Accounting and        March 20, 2001
                 James D. Faircloth                      Financial Officer

                /s/ RUSSELL E. JONES
     -------------------------------------------       Director                        March 20, 2001
                  Russell E. Jones

               /s/ ALFRED J. SCHWARTZ
     -------------------------------------------       Director                        March 20, 2001
                 Alfred J. Schwartz

               /s/ SAMMIE D. BUCHANAN
     -------------------------------------------       Director                        March 20, 2001
                 Sammie D. Buchanan

               /s/ JERRY R. HOELSCHER
     -------------------------------------------       Director                        March 20, 2001
                 Jerry R. Hoelscher

                /s/ FLOYD L. RITCHEY
     -------------------------------------------       Director                        March 20, 2001
                  Floyd L. Ritchey

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
              /s/ MICHAEL D. SCHAFFNER
     -------------------------------------------       Director                        March 20, 2001
                Michael D. Schaffner

                 /s/ NEWELL W. TATE
     -------------------------------------------       Director                        March 20, 2001
                   Newell W. Tate

By /s/ DAVID W. PRUITT
----------------------------------------
  David W. Pruitt
  Attorney-in-Fact

              CAP ROCK ELECTRIC COOPERATIVE, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          AMOUNTS STATED IN THOUSANDS

                                                  COLUMN B-     COLUMN C-    COLUMN D-    COLUMN E-
                                                  BALANCE AT    CHARGED TO   DEDUCTION-   BALANCE AT
                   COLUMN A-                     BEGINNING OF   COSTS AND     CHARGED-      END OF
                  DESCRIPTION                       PERIOD       EXPENSES       OFF         PERIOD
-----------------------------------------------  ------------   ----------   ----------   ----------
March 31, 1999.................................      $132          $243         $175         $200
March 31, 2000.................................      $200          $259         $257         $202
December 31, 2000..............................      $202          $121         $141         $182

                                 EXHIBIT INDEX

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
         Exhibit 3.1        Articles of Incorporation of the Company and amendments
                              thereto(2)
         Exhibit 3.2        Bylaws of the Company(2)
         Exhibit 3.3        Restated and Amended Articles of Incorporation of the
                              Cooperative(2)
         Exhibit 3.4        Bylaws of the Cooperative(2)
         Exhibit 5.1        Opinion of Ronald W. Lyon(3)
        Exhibit 10.1        Second Amendment to Transaction Documents dated November 9,
                              1994, between Southwestern Public Service Company, the
                              Cooperative, et. al.(2)
        Exhibit 10.2        Restated Mortgage and Security Agreement dated September 21,
                              1988, made by and between the Cooperative and National
                              Rural Utilities Cooperative Finance Corporation(2)
        Exhibit 10.3        Second Restated Mortgage and Security Agreement dated
                              October 24, 1995, made by and between the Cooperative and
                              National Rural Utilities Cooperative Finance
                              Corporation(2)
        Exhibit 10.4        Loan Agreement dated October, 1995, between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.5        First Amendment to Loan Agreement dated as of October 28,
                              1997, between the Cooperative and National Rural Utilities
                              Cooperative Finance Corporation(1)
        Exhibit 10.6        Loan Agreement dated as of June 22, 2000, between the
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation and amendment.(2)
        Exhibit 10.7        Loan Agreement dated December 13, 1994, between the
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(1)
        Exhibit 10.8        Loan Agreement dated March 30, 1993 between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(1)
        Exhibit 10.9        Loan Agreement dated March 10, 1992, TX 107-A-9025, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(2)
        Exhibit 10.10       Loan Agreement dated May 17, 1990, between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(2)
        Exhibit 10.11       Loan Agreement dated March 22, 1990 between the Cooperative and National Rural Utilities Cooperative Finance
                              Corporation(2)
        Exhibit 10.12       Notice of Meeting and Proxy Statement for Special Meeting
                              held October 20, 1998(2)
        Exhibit 10.13       Commitment letter dated as of February 11, 2000 between
                              National Cooperative Services Corporation and Cap Rock
                              Energy Corporation for credit facilities associated with
                              the purchase of certain electric assets owned by Citizens
                              Utilities Company(1)
        Exhibit 10.14       Loan Agreement dated March 10, 1992, TX 107-A-9026, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(3)
        Exhibit 10.15       Purchase and Sale Agreement dated as of February 11, 2000
                              between the Company, the Cooperative and Citizens
                              Utilities Company regarding Arizona Electric.(2)
        Exhibit 10.16       Purchase and Sale Agreement dated as of February 11, 2000
                              between the Company, the Cooperative and Citizens
                              Utilities Company regarding Vermont Electric.(2)
        Exhibit 10.17       Power Sale Agreement dated May 1, 1999, between the
                              Cooperative and Electric Clearinghouse, Inc.(2)
        Exhibit 10.18       Wholesale Power Supply and Services Contract dated April 16,
                              1997 Between Texas New Mexico Power Company and the
                              Cooperative(2)
        Exhibit 10.19       Southwestern Public Service Company Wholesale Full
                              Requirements Service Rate Schedule and related Agreement,
                              as amended, with the Cooperative(2)
        Exhibit 10.20       Ordinance of the City of Greenville, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(2)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.21       Ordinance of the City of Midland, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(2)
        Exhibit 10.22       Ordinance of the City of Stanton, Texas Granting to the
                              Cooperative a franchise for the transmission and
                              distribution of electricity(1)
        Exhibit 10.23       Employment Contract between the Cooperative and Ulen
                              North(2)
        Exhibit 10.24       Employment Contract between the Cooperative and David
                              W. Pruitt(3)
        Exhibit 10.25       Achievement Based Compensation Agreement of the Cooperative
                              dated August 28, 1994(1)
        Exhibit 10.26       Achievement Based Compensation Agreement of the Cooperative
                              dated October 27, 1992(1)
        Exhibit 10.27       The Cooperatives Supplemental Executive Deferred
                              Compensation Retirement Plan(2)
        Exhibit 10.28       Cap Rock Energy Corporation 2001 Stock Incentive Plan(2)
        Exhibit 10.29       Cap Rock Energy Corporation 2001 Employee Stock Purchase
                              Plan(2)
        Exhibit 10.30       Form of Equity & Membership Redemption Options(2)
        Exhibit 10.31       Form of Equity Redemption Options(2)
        Exhibit 10.32       Agreement for Purchase and Sale dated February 7, 2000, by and among Walter Mickelson, et al., Multimedia Development
                              Corporation and New West Resources, Inc.(2)
        Exhibit 10.33       Notice of Special meeting and related Proxy Statement(3)
        Exhibit 10.34       Consolidating Loan Agreement dated March 30, 1993 between
                              Cap Rock Electric Cooperative, Inc. and National Rural
                              Utilities Cooperative Finance Corporation(2)
        Exhibit 10.35       Integrated Supply Agreement between Cap Rock Electric
                              Cooperative, Inc. and Temple, Inc.(3)
        Exhibit 10.36       Employment Contract between the Cooperative and Mickey
                              Sims(2)
        Exhibit 10.37       Amendment to Line of Credit Agreement dated June 27, 1997
                              between National Rural Utilities Cooperative Finance
                              Corporation and the Cooperative(2)
        Exhibit 10.38       Loan Agreement dated March 10, 1992, TX 107-A-9027, between the Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(3)
        Exhibit 10.39       Achievement Based Compensation Contract of the Cooperative
                              dated August 22, 2000(2)
        Exhibit 10.40       Loan Agreement dated March 10, 1992, TX 107-A-9024, between
                              Cooperative and National Rural Utilities Cooperative
                              Finance Corporation(3)
        Exhibit 10.41       Wholesale Power Agreement dated June 25, 1977, between Lower
                              Colorado River Authority and McCulloch Electric
                              Cooperative, Inc.(2)
        Exhibit 10.42       Amendment to Wholesale Power Agreement dated September 28,
                              1987 between Lower Colorado River Authority and McCulloch
                              Electric Cooperative, Inc.(2)
        Exhibit 10.43       Director Compensation Plan of the Company(2)
        Exhibit 10.44       Trust Agreement for the Cooperative Supplemental Executive
                              Deferred Compensation Retirement Plan(2)
        Exhibit 10.45       CFC Secured Revolving Line of Credit Agreement dated
                              June 24, 1997(2)
        Exhibit 10.46       Achievement Based Compensation Agreement of the Cooperative
                              dated June 29, 1999(2)
        Exhibit 10.47       Agreement to Combine McCulloch and Cap Rock Electric
                              Cooperatives dated June 30, 1999(2)
        Exhibit 10.48       Management Service Agreement between Cooperative and Lamar
                              Electric Cooperative Association(2)
        Exhibit 10.49       Notice of Annual Meeting and Proxy Statement for Members of
                              McCulloch Electric Cooperative held on August 21, 1999(2)
        Exhibit 10.50       Agreement to Combine Lamar and Cap Rock Electric
                              Cooperatives dated October 28, 1999(2)

         EXHIBIT NO.                                    ITEM
    ---------------------                               ----
        Exhibit 10.51       Loan Agreement between NewWest Resources, Inc, Cap Rock
                              Electric Cooperative, Inc. and Bank United Texas FSB dated
                              July 12, 2000(2)
        Exhibit 10.52       Unconditional Guaranty from Cap Rock Electric Cooperative to
                              Bank United Texas FSB dated July 12, 2000(2)
        Exhibit 10.53       Lamar County Electric Cooperative Association Notice of
                              Special Meeting and Proxy Statement for Special Meeting
                              held December 14, 1999(2)
        Exhibit 10.54       Signature Leasing, Inc. Master Lease Agreement dated
                              April 1, 2000(2)
        Exhibit 10.55       Personal Services Agreement between Leonard S. Herring and the Cooperative dated December 16, 1999(2)
        Exhibit 10.56       Term Loan Agreement between Eddins-Walcher Company, Frank's
                              Fuels, United Fuel & Energy Corporation, and NewWest
                              Resources dated July 12, 2000(2)
        Exhibit 10.57       NewCorp Resources Electric Cooperative Open Access
                              Transmission Tariff(2)
        Exhibit 10.58       Supplement to the Restated Mortgage and Security Agreement
                              between the Cooperative and CFC dated May 17, 1990(2)
        Exhibit 10.59       Loan Agreement between Cap Rock Cooperative Finance
                              Corporation and CFC dated June 22, 1999(2)
        Exhibit 10.60       Confirmation Letter between Electric Clearinghouse, Inc. and the Cooperative dated May 27, 1999(2)
        Exhibit 10.61       Service Agreement Rate Schedule WP between NewCorp Resources and Cap Rock Electric Cooperative dated March 31, 1995(2)
        Exhibit 10.62       Transaction Agreement dated as of September 9, 1993 between
                              Southwestern Public Service Company, the Cooperative and
                              OTP, Inc.(2)
        Exhibit 10.63       Assignment of Certificate of Convenience and Necessity by
                              the Cooperative to NewCorp Resources dated January 17,
                              1996(2)
        Exhibit 10.64       Supplemental Agreement between NewCorp Resources and the
                              Cooperative dated April 25, 1995(2)
        Exhibit 10.65       Third Amendment to Transaction Documents by and among
                              Southwestern Public Service Company, the Cooperative,
                              NewCorp Resources et al dated March 3, 1995(2)
        Exhibit 10.66       Assignment of Wholesale Power Contract from the Cooperative to NewCorp Resources dated March 3, 1995(2)
        Exhibit 20.1        Election Form(2)
        Exhibit 21.1        Subsidiaries of the Company(2)
        Exhibit 23.1        Consent of Arthur Andersen LLP(2)
        Exhibit 23.2        Consent of Ronald W. Lyon is contained in his opinion filed as Exhibit 5.1 to this registration statement.(3)
        Exhibit 27.1        Financial Data Schedule (see Schedule II to S-1/A)(2)

------------------------

(1) Previously filed

(2) Filed herewith

(3) To be filed by amendment